      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 8, 1998



                                                      REGISTRATION NO. 333-51055

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO


                                   FORM SB-2

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                             SCHEID VINEYARDS INC.
                 (Name of small business issuer in its charter)

           DELAWARE                          0172                  77-0461833
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
     of incorporation or         Classification Code Number)     Identification
        organization)                                               Number)

                         ------------------------------

                             13470 WASHINGTON BLVD.
                        MARINA DEL REY, CALIFORNIA 90292
                                 (310) 301-1555
(Address and telephone number of principal executive offices and principal place of business)
                         ------------------------------

                                ALFRED G. SCHEID
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                             SCHEID VINEYARDS INC.
                             13470 WASHINGTON BLVD.
                        MARINA DEL REY, CALIFORNIA 90292
                                 (310) 301-1555

           (Name, address and telephone number of agent for service)
                         ------------------------------

                                   COPIES TO:

       GORDON R. KANOFSKY, ESQ.                   BRIAN W. COPPLE, ESQ.
        DEBORAH L. GUNNY, ESQ.                    MONICA J. BURICK, ESQ.
  SANDERS, BARNET, GOLDMAN, SIMONS &           GIBSON, DUNN & CRUTCHER LLP
                MOSK,
      A PROFESSIONAL CORPORATION                     JAMBOREE CENTER
 1901 AVENUE OF THE STARS, SUITE 850                   4 PARK PLAZA
    LOS ANGELES, CALIFORNIA 90067             IRVINE, CALIFORNIA 92614-8557
            (310) 553-8011                            (714) 451-3800

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                         ------------------------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


            TITLE OF EACH                     AMOUNT         PROPOSED MAXIMUM    PROPOSED MAXIMUM         AMOUNT
         CLASS OF SECURITIES                  TO BE              OFFERING           AGGREGATE        OF REGISTRATION
           TO BE REGISTERED                 REGISTERED      PRICE PER SHARE(1)  OFFERING PRICE(1)         FEE(1)
Class A Common Stock, $0.001 par value
  per share...........................     1,150,000(2)           $9.875          $11,356,250.00        $3,350.09



(1) Determined in accordance with Rule 457(c) based on the average of the per share high and low sale prices for the Registrant's Class A Common Stock reported in the Nasdaq National Market System on April 21, 1998. The registration fee was paid upon the filing of the Registration Statement on April 27, 1998.


(2) Includes up to 150,000 shares of Class A Common Stock that may be purchased by the Underwriters to cover overallotments, if any.
                         ------------------------------


    THIS REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH THE PROVISIONS OF SECTION 8(a) OF THE SECURITIES ACT OF 1933.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS
                                1,000,000 SHARES

                                     [LOGO]
                              CLASS A COMMON STOCK
                                  ------------

    All of the 1,000,000 shares (the "Shares") of Class A Common Stock (the "Class A Common Stock") of Scheid Vineyards Inc. ("SVI" or the "Company") offered hereby are being offered for sale by a principal stockholder of the Company (the "Selling Stockholder"). See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from this offering.

    The Company has two classes of Common Stock, Class A Common Stock and Class B Common Stock. Holders of Class A Common Stock are entitled to one vote per share, and holders of Class B Common Stock are entitled to five votes per share. The two classes generally vote together, but holders of Class A Common Stock voting separately are entitled to elect two of the Company's five directors, and holders of Class B Common Stock voting separately are entitled to elect the remaining three directors. Class A Common Stock is freely transferable and Class B Common Stock is transferable only to certain permitted transferees but is convertible into Class A Common Stock. The Shares offered hereby are Class B Common Stock in the hands of the Selling Stockholder but will automatically convert into Class A Common Stock on a share-for-share basis in connection with their sale in this offering.


    The Class A Common Stock is quoted on the Nasdaq National Market under the symbol "SVIN". On May 7, 1998, the last reported sale price of the Class A Common Stock as reported on the Nasdaq National Market was $9 1/4 per share. See "Price Range of Class A Common Stock."

                               ------------------

 SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN RISKS THAT
  SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK.
                                ---------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.


                                                                             UNDERWRITING            PROCEEDS TO
                                                        PRICE TO             DISCOUNTS AND             SELLING
                                                         PUBLIC             COMMISSIONS (1)        STOCKHOLDER (2)
Per Share.......................................          $9.25                 $0.8325                $8.4175
Total (3).......................................       $9,250,000              $832,500              $8,417,500


(1) Underwriting discounts and commissions will be paid by the Selling Stockholder. Excludes a non-accountable expense allowance payable by the Company and the Selling Stockholder to Cruttenden Roth Incorporated (the "Representative"). The Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See
    "Underwriting."


(2) Before deducting the Selling Stockholder's share of offering expenses, including the Representative's non-accountable expense allowance. Total offering expenses (excluding underwriting discounts and commissions) are estimated to be $232,500, and will be paid half by the Selling Stockholder and half by the Company.



(3) Certain other stockholders of the Company have granted the Underwriters a 45-day option to purchase up to 150,000 additional shares of Class A Common Stock on the same terms per share solely to cover overallotments, if any. If this option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, and Proceeds to Selling Stockholder will be $10,637,500, $957,375, and $9,680,125, respectively. If the overallotment option is exercised, the stockholders selling overallotment shares will pay the underwriting discounts and commissions on those sales and their ratable share of offering expenses. See "Principal and Selling Stockholders" and "Underwriting."

                               ------------------


    The shares of Class A Common Stock are being offered severally by the Underwriters named herein, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to other conditions. It is expected that delivery of the certificates representing the shares of Class A Common Stock will be made against payment therefor at the offices of Cruttenden Roth Incorporated, Irvine, California, on or about May 13, 1998.

                               ------------------


                                     [LOGO]

                   THE DATE OF THIS PROSPECTUS IS MAY 8, 1998

                   NOTE CONCERNING FORWARD-LOOKING STATEMENTS

    This Prospectus contains certain forward-looking statements, including the plans and objectives of management for the business, operations, and economic performance of the Company. These forward-looking statements generally can be identified by the context of the statement or the use of words such as the Company or its management "believes," "anticipates," "intends," "expects," "plans" or words of similar meaning. Similarly, statements that describe the Company's future operating performance, financial results, plans, objectives, strategies, or goals are forward-looking statements. Although management believes that the assumptions underlying the forward-looking statements are reasonable, these assumptions and the forward-looking statements are subject to various factors, risks and uncertainties, many of which are beyond the control of the Company, including but not limited to agricultural risks, dependence on a small number of principal customers and uncertainties concerning growth in revenues and profitability. Accordingly, actual results could differ materially from those contemplated by the forward-looking statements. In addition to the other cautionary statements relating to certain forward-looking statements throughout this Prospectus, attention is directed to "Risk Factors" for discussion of some of the factors, risks and uncertainties that could affect the outcome of future results contemplated by forward-looking statements.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING BIDS AND PURCHASES, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMPANY'S CLASS A COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION, INCLUDING THE COMPANY'S FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES (I) NO EXERCISE OF THE UNDERWRITERS' OVERALLOTMENT OPTION, (II) NO EXERCISE OF OPTIONS GRANTED UNDER THE COMPANY'S 1997 STOCK OPTION/STOCK ISSUANCE PLAN, (III) NO EXERCISE OF ANY OUTSTANDING WARRANTS TO PURCHASE SHARES OF CAPITAL STOCK OF THE COMPANY, AND (IV) NO CONVERSION OF ANY OUTSTANDING SHARES OF CLASS B COMMON STOCK TO CLASS A COMMON STOCK OTHER THAN THE SHARES OFFERED BY THIS PROSPECTUS. THE TERM "COMPANY" OR "SVI" WHEN USED IN THIS PROSPECTUS INCLUDES, WHEN THE CONTEXT SO REQUIRES, SCHEID VINEYARDS INC., A DELAWARE CORPORATION ("SVI-DEL") AND THE ISSUER OF THE CLASS A COMMON STOCK OFFERED HEREBY, AND ITS WHOLLY OWNED SUBSIDIARY, SCHEID VINEYARDS CALIFORNIA INC., A CALIFORNIA CORPORATION ("SVI-CAL"), THROUGH WHICH SVI-DEL CONDUCTS ALL OF ITS BUSINESS.

                                  THE COMPANY

    Scheid Vineyards Inc. ("SVI" or the "Company") is a leading independent (I.E., not winery controlled) producer of premium varietal wine grapes. The Company currently operates approximately 5,280 acres of wine grape vineyards. Of this total, approximately 3,600 acres are operated for the Company's own account and 1,680 acres are operated under management contracts for others. All of the properties currently operated by the Company are located in Monterey and San Benito Counties in California, both of which are generally recognized as excellent regions for growing high quality wine grape varieties.

    Since 1980, sales revenues of premium California table wines have grown at a compound annual rate of 18%, according to Gomberg, Frederickson & Associates, a wine industry consulting firm in San Francisco. The same source indicates that in 1997 total California table wine sales were approximately $4.8 billion, of which $3.8 billion, or 78%, represented the premium table wine segment. The Company believes that nearly all of the grapes it produces are used to make wines for the premium segment of the California wine market.

    The Company currently produces 14 varieties of premium wine grapes, primarily Chardonnay, Merlot, Cabernet Sauvignon, Chenin Blanc, Gewurztraminer and Sauvignon Blanc. The Company believes that its customers contract with SVI to assure a consistent, reliable source of high-quality premium grapes for their wines. The Company's two largest winery customers are Canandaigua Brands, Inc. ("Canandaigua") and International Distillers and Vinters North America, a subsidiary of Diageo plc ("IDV"), the second and seventh largest U.S. wineries in terms of 1997 case shipments, respectively. These customers' labels include GLEN ELLEN, BEAULIEU VINEYARD, BLOSSOM HILL, CHRISTIAN BROS., INGLENOOK, PAUL MASSON, ALMADEN, DEER VALLEY, DUNNEWOOD and TAYLOR CALIFORNIA CELLARS. Grape purchase contracts with IDV cover 61% of the Company's acreage and accounted for approximately 81% and 84% of the Company's 1997 and 1996 total revenues, respectively.

    The Company also has long-term grape purchase agreements with other well-known producers of ultra premium wines, including The Chalone Wine Group, Ltd., The Hess Collection Winery, Joseph Phelps Vineyards and Gundlach-Bundschu Winery. The terms of the Company's long-term grape purchase contracts extend to between 2001 and 2013, and have "evergreen" renewal provisions requiring two or three years' prior written notice of termination. These contracts generally require the customers to purchase substantially all of the Company's production from specified vineyards at a formula price based upon the previous harvest year's sales prices in California's leading coastal regions, including Napa, Sonoma, Mendocino and Monterey Counties.

    The Company believes that selling its production through long-term contracts allows it to attain reliable sources of revenues and profits not available through sales on the yearly spot market or short-term contracts with wineries. This, in turn, has allowed the Company to implement long-term programs for upgrading vineyard productivity, increasing product quality and mechanizing its field operations. Because increased yields per acre do not significantly increase the Company's costs of operating vineyards, productivity improvements contribute substantially to gross profits. The Company has increased its yields of higher value and better quality wine grapes in recent years through a continuing redevelopment and improvement program begun in 1993, and anticipates continued increases in average yields until its redeveloped vineyards reach full maturity. Similar productivity improvements generally are anticipated in connection with vineyards that may be acquired in the future. See "Business--The Company's Grape Production Operations."


    The Company's strategic objective is to become the leading independent producer of premium varietal wine grapes in California. In furtherance of this strategy, in 1997 the Company acquired an existing vineyard and open land that the Company is developing as a vineyard. See "Recent Developments" below. Due to the significant capital required to own and operate vineyards and what the Company believes to be the demographic structure of wine grape vineyard ownership in California, SVI believes there are significant opportunities for growth of its business through additional acquisitions. The Company plans to purchase existing vineyards and purchase or lease land that is suitable for vineyards in Monterey County and other regions of California.

    The Company's executive offices are located at 13470 Washington Blvd., Marina del Rey, California 90292, telephone number (310) 301-1555, and its vineyard headquarters is located at 1972 Hobson Avenue, Greenfield, California 93927.

                              RECENT DEVELOPMENTS

    The 1997 harvest set new records for the Company for both tonnage and revenues. The 1997 grape production from vineyards owned by the Company was approximately 15,600 tons, generating revenues of approximately $18.6 million. In addition, the Company realized approximately $1.2 million of revenue from its vineyard and management services and other fees.

    Based upon the pricing formulas in substantially all of the Company's grape purchase contracts, the Company expects that the weighted average prices per ton it will receive for the 1998 harvest for its principal grape varieties will increase between 7% and 11% over the weighted average prices per ton it received for the 1997 harvest.

    In June 1997, the Company acquired the 370-acre Riverview Vineyard in Monterey County. This vineyard is planted with several grape varieties, including approximately 120 acres of Chardonnay and approximately 100 acres of Pinot Noir. The Company in 1998 intends to replant approximately 54 acres and to begin an improvement program of interplanting and trellis conversion.


    In 1997, the Company acquired a lease option for, and began development of, an approximately 537-acre property in Hames Valley in Monterey County. The Company planted 207 acres of this property in 1997, and in early 1998 began developing the remaining 330 acres. The 1997 planting is expected to begin bearing fruit in 1999, and the 1998 planting is expected to begin bearing fruit in 2000. In 1997, the Company also began to develop an additional 445 acres in Hames Valley for Canandaigua under a vineyard management contract.


    The Company sold grapes to ten new customers in 1997, including Beringer Wine Estates, David Bruce Winery and Gundlach-Bundschu Winery and entered into new long-term grape purchase contracts for 175 acres. The terms of these new contracts extend to between 2007 and 2013 and have "evergreen" renewal provisions requiring two years' prior written notice of termination.

    During the third quarter of 1997, the Company completed its initial public offering of 2,300,000 shares of its Class A Common Stock, from which the Company realized approximately $20 million in net proceeds.

                                  THE OFFERING

Class A Common Stock Offered by the
 Selling Stockholder...................  1,000,000 shares

Common Stock Outstanding after the
 offering (1):
  Class A Common Stock.................  3,325,000 shares
  Class B Common Stock.................  3,375,000 shares
    Total..............................  6,700,000 shares

Voting Rights (2):
  Class A Common Stock.................  One vote per share; entitled to elect 25% of the authorized directors rounded up to the nearest
                                         whole number (currently two directors).
  Class B Common Stock.................  Five votes per share; entitled to elect the remainder of the authorized directors (currently
                                         three directors).

------------------------------


(1) Excludes (i) 200,000 shares of Class A Common Stock reserved for issuance under the Company's 1997 Stock Option/Stock Issuance Plan, (ii) 200,000 shares of Class A Common Stock issuable upon exercise of the warrants issued to the representatives of the underwriters for the Company's initial public offering in July 1997, and (iii) 150,000 shares of Class A Common Stock which may be purchased by the Underwriters from certain other stockholders of the Company (together with the Selling Stockholder, the "Selling Stockholders") to cover overallotments, if any. If the overallotment option is exercised in full, the number of outstanding shares of Class A Common Stock and Class B Common Stock will be 3,475,000 and 3,225,000, respectively.


(2) Except with respect to voting rights, certain dividend features and convertibility, the Class A Common Stock and the Class B Common Stock have identical rights. See "Description of Capital Stock."

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                            YEAR ENDED
                                                                                           DECEMBER 31,
                                                                                  -------------------------------
                                                                                    1995       1996       1997
                                                                                  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
  Revenues......................................................................  $   7,640  $  11,691  $  19,870
  Gross profit..................................................................      3,970      7,147     13,648
  Operating income..............................................................      1,387      4,543      9,433
  Income before provision for income taxes......................................        481      3,889      8,733
  Income before deferred tax adjustment.........................................        480      3,845      4,846
  Net income....................................................................        480      3,845      3,456
  Basic and diluted net income per share........................................  $    0.11  $    0.87  $    0.65
PRO FORMA AMOUNTS(1):
  Income before income taxes as reported........................................  $     481  $   3,889  $   8,733
  Pro Forma income tax provision................................................        192      1,556      3,493
  Pro Forma net income..........................................................        289      2,333      5,240
  Pro Forma basic and diluted net income per share..............................  $    0.07  $    0.53  $    0.98
  Shares used in computing net income per share.................................      4,400      4,400      5,344

                                                                                                 DECEMBER 31,
                                                                                             --------------------
                                                                                               1996       1997
                                                                                             ---------  ---------
BALANCE SHEET DATA:
  Working capital..........................................................................  $   2,254  $  15,665
  Current assets...........................................................................      5,220     17,159
  Total assets.............................................................................     24,069     49,869
  Current liabilities......................................................................      2,966      1,494
  Long-term liabilities(2).................................................................     12,042     19,254
  Total liabilities........................................................................     15,008     20,748
  Equity...................................................................................      9,061     29,121

------------------------------


(1) The Exchange Transaction (as defined in "The Company") resulted in the conversion of SVI-Cal's S Corporation status to C Corporation status in July 1997. The Pro Forma statement of operations data reflect provisions for federal and state income taxes as if SVI-Cal had been subject to federal and state income taxation as a C Corporation at an assumed 40% combined federal and state income tax rate during the periods presented. See "The Company." In addition, Pro Forma basic and diluted net income per share is based upon the weighted average number of shares outstanding, which for 1997 (through the effective date of the Exchange Transaction), 1996 and 1995 consists of the 4,400,000 shares of Class B Common Stock outstanding after giving pro forma effect to the Exchange Transaction. See Note 2 of "Notes to Financial Statements."


(2) Long-term liabilities include borrowings of $4,679,000 at December 31, 1997 used for costs incurred for the development of certain vineyards owned by IDV. IDV is obligated to advance budgeted costs to the Company on a monthly basis, which are being funded under a line of credit obtained by the Company. IDV has provided a letter of credit to secure repayment of these borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS PROSPECTS BEFORE PURCHASING SHARES OFFERED BY THIS PROSPECTUS.

AGRICULTURAL RISKS


    Wine grape production is subject to many risks common to agriculture that can materially and adversely affect the quality and quantity of grapes produced. These hazards include, among other things, adverse weather such as drought, frost, excessive rain, excessive heat or prolonged periods of cold weather. These weather conditions can materially and adversely affect the quality and quantity of grapes produced by the Company and its profitability. To the extent a grape producer's properties are geographically concentrated, the effects of local weather can be material. The vineyards owned by SVI are spread over a distance of approximately 70 miles, north to south, close to Highway 101 in Monterey County. Accordingly, adverse weather in the future could affect a substantial portion of the Company's vineyards in any year and have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not maintain crop insurance against weather or certain other risks.



    Vineyards are also susceptible to certain diseases, insects and pests, which can increase operating expenses, reduce yields or kill vines. In recent years phylloxera, a louse that feeds on the roots of grape vines, has infested many vineyards in the wine grape producing regions of California and caused grape yields to decrease. Within a few years of the initial infestation, phylloxera can leave a vine entirely unproductive. Phylloxera infestation has been widespread in California, particularly in Napa, Sonoma, Mendocino and Monterey Counties, and most of the other wine grape producing areas of the state are affected to some degree. Phylloxera infestation can be reduced through use of the chemical pesticides Furadan-Registered Trademark- (a registered trademark of FMC Corporation) in this section and Enzone-TM- (a trademark of Union Oil Company of California). While Furadan is still approved for use in Monterey County, its use is no longer legal in certain other viticultural regions of California, including Napa, Sonoma and Mendocino Counties. Furadan is currently under investigation by the Environmental Protection Agency which may result in the prohibition of its use. There can be no assurance that Furadan will continue to be available as a method of controlling phylloxera for the Company and, if its use is prohibited in Monterey County, the Company will rely more on the use of Enzone. If the use of Enzone is prohibited in Monterey County, however, there can be no assurance that the Company will be able to find a safe, cost-effective alternative.



    As a result of this widespread problem, thousands of vineyard acres throughout California have been replanted with phylloxera-resistant rootstock or, in some cases, taken out of production completely. It takes approximately four to five years for a replanted vineyard to bear grapes in quantities sufficient for profitable operations. The Company estimates that it currently costs approximately $15,000 per acre to replant vineyards. Of the Company's approximately 3,357 net vine acres (I.E., excluding acreage devoted to roads, storage areas, equipment yards or uses other than vineyards) of wine grapes, approximately 2,594 net vine acres, or 77%, are planted or interplanted with phylloxera-resistant rootstock. The remaining approximately 763 acres are planted on non-resistant rootstock and are, therefore, potentially susceptible to phylloxera infestation. The Company is managing the non-resistant acres through application of Furadan and a program of selective replantings.


    Other pests that may infest vineyards include leafhoppers, thrips, nematodes, mites, insects, orange tortrix, twigbore, microflora and various grapevine diseases. Pesticides and the selection of resistant rootstocks reduce losses from these pests, but do not eliminate the risk of such loss. Gophers, rabbits, deer, wild hogs and birds can also pose a problem for vineyards, and wine grape vines are also susceptible to certain virus infections which may cause reduction of yields. None of these currently poses a major threat to the Company's vineyards, although they could do so in the future and, at that time, will have the potential to subject the vineyards to severe damage.

DEPENDENCE ON MAJOR CUSTOMERS; RENEWAL OF GRAPE PURCHASE AGREEMENTS

    The majority of SVI's current grape production is contracted for sale to two winery customers, IDV, which accounted for approximately 81% of the Company's total revenues in 1997 and Canandaigua, which accounted for approximately 9% of its total revenues in 1997. The terms of the long-term grape purchase contracts with these customers extend to between 2001 and 2013. The majority of the contracts extend to 2006 and have an "evergreen" renewal provision whereby the contract continues unless either party gives a three-year advance written notice of termination. Although these contracts do not specifically provide for termination prior to expiration of their stated terms, it is possible that they could be terminated under various circumstances, including material breach. If these contracts are terminated, there can be no assurance that the Company will be able to replace IDV or Canandaigua as significant purchasers of its grape production or that the Company will be able to enter into agreements with other purchasers on similar terms. Termination of these contracts with IDV or Canandaigua could have a material adverse effect on the Company's business, financial condition and results of operations.

UNCERTAINTY OF REVENUE GROWTH


    Approximately 62% of the Company's net vine acres are at or near full production, and a certain portion of the Company's vineyards will always be out of production or below maximum production due to initial development, replanting, regrafting and various other factors. While some productivity increases may be expected from further development of vineyard acreage not yet in full production or from enhancements of fully productive vineyards, the growth potential of the Company's existing properties is limited and the Company's ability to increase revenue depends ultimately upon its ability to acquire, develop and operate more vineyard properties. There can be no assurance that suitable properties will be available to the Company at prices that would make the Company's growth plans viable. See "Business--The Company's Grape Production Operations--Capital Investment Requirements for Acquisition, Development and Improvement of Vineyards--Maturity Levels of SVI's Net Vine Acres."


FIXED COSTS AND REVENUE FLUCTUATIONS; UNCERTAINTY OF PROFITABILITY

    The Company incurs annual farming costs currently averaging approximately $1,500 to $2,500 per acre in production. These costs are incurred throughout the year preceding harvest and are relatively fixed. Revenues from grape sales are not realized until harvest and vary depending upon yields and prices. Vineyard productivity varies from year to year depending upon a number of factors, and significant variations in annual yields should be expected from time to time. Furthermore, grape prices have fluctuated significantly in the past and should be expected to continue to fluctuate from year to year and to decrease at times in the future. Because production costs are not significantly adjustable in light of productivity or revenue levels, weak harvests or lower grape prices cannot be mitigated by cost reductions and should be expected to have significant adverse effects upon profitability.

CAPITAL REQUIREMENTS

    The farming of vineyards in production requires substantial amounts of working capital. Historically, the Company has relied heavily on short-term credit to finance its working capital requirements. Working capital requirements are expected to increase to support the expansion anticipated by the Company. There can be no assurance that the Company will be able to obtain financing when required or that such financing will be available on reasonable terms, and lack of access to adequate lines of credit or other capital sources could impair the Company's ability to grow and adversely affect the Company's business, financial condition and results of operations.

    Substantial capital expenditures are required to develop and acquire new vineyards and improve existing vineyards. The Company has made and intends to continue to make such expenditures to finance its expansion, and has incurred and plans to continue to incur indebtedness. Over the next three years, the Company's planned new vineyard developments are expected to require approximately $7.3 million in capital investment and continued improvements of existing vineyards are expected to require approximately $8 million. In addition, it costs approximately $15,000 to $18,000 per acre in capital expenditures over a three-year period to develop open land into a producing premium wine grape vineyard, before taking into account the cost of land, and additional indebtedness may be required to finance these costs. As a consequence, (i) the Company has and will continue to have significant interest and principal repayment obligations, (ii) the Company's earnings and cash flows will be adversely affected by increases in interest rates, and (iii) the presence of this debt will limit the Company's ability to pay dividends on its Common Stock.

RISKS ASSOCIATED WITH BUSINESS EXPANSION AND ACQUISITION STRATEGY; LONG-TERM
  STRATEGIES

    SVI intends to expand its business through (i) new development of undeveloped properties suitable for premium varietal vineyards and (ii) acquisitions of developed vineyard properties. There can be no assurance that the Company will be able to locate suitable properties to buy or lease at viable prices, and any undeveloped properties acquired by the Company will require significant capital investment and several years of development before becoming productive. The Company does not expect to receive the full benefit from any newly planted vineyards for at least four to five years after planting due to the time required for the vines to mature and produce economic yields. In addition, the Company's ability to increase profits through acquisition depends to a significant degree upon the prices at which properties can be purchased or leased. Furthermore, increased acreage under management will create additional demands on Company management and may require the Company to hire and integrate more employees. Accordingly, the Company's strategies are long-term strategies designed to increase the Company's production capacity and expand the Company's business. As a result, the full economic impact in terms of projected earnings and the other beneficial effects of the Company's expansion program will not be fully realized for several years, if at all.

    In addition, the Company initiated wine production and limited marketing operations in 1997. The Company has not previously engaged in this business and it competes against hundreds of larger and more experienced competitors. The Company produced only 2,000 and 4,000 cases of wine in 1996 and 1997, respectively, and has made no significant commercial wine sales. In the absence of an acquisition of an established winery, the Company does not expect wine sales to make a material contribution to revenues or profits for several years, if at all. The Company has no experience as a vintner, and the Company's wines are produced under contract by an independent winemaker. There can be no assurance that this winemaking contract will remain in effect, and if the Company is required to find a new winemaker, it may suffer an interruption in supply and inconsistencies in the characteristics of its wines, which could adversely affect its wine sales revenue. See "Business--Wine Production and Sales; Stockholder 'Wine Dividend' Program."

WINE GRAPE SUPPLY AND DEMAND; PRICING

    Prices for premium California wine grapes are at historically high levels due to (i) a shortage of grapes due to a variety of factors and (ii) an increase in demand. Recent plantings of new vineyards, yield enhancements through technological advances, foreign competition and other factors are expected to increase supply. Furthermore, there can be no assurance that demand will not decline. Increases in supply or reductions in demand may cause California premium wine grape prices to decline significantly, and there can be no assurance that the prices received by the Company will continue to increase. Some declines in prices received by the Company should be expected, and these declines may be significant.

CONTROL BY SCHEID FAMILY


    The Company has two classes of Common Stock: Class A Common Stock, which is entitled to one vote per share; and Class B Common Stock, which is entitled to five votes per share. The holders of the Class A Common Stock, voting as a separate class, are entitled to elect 25% of the authorized number of directors of the Company, rounded up to the nearest whole number (currently two directors), and the holders of the Class B Common Stock, voting as a separate class, are entitled to elect the remaining directors of the Company (currently three directors). Following completion of this offering, Alfred G. Scheid (as Trustee of the Alfred G. Scheid Revocable Trust dated October 8, 1992), Scott D. Scheid, Heidi M. Scheid (all of whom are officers and directors of the Company), Kurt J. Gollnick (an officer of the Company who is not related to the Scheid family), Emily K. Liberty (a daughter of Alfred G. Scheid who is not involved with the Company) and Tyler P. Scheid (a son of Alfred G. Scheid who is not involved with the Company) and certain other members of the Scheid family will own or control all of the outstanding shares of Class B Common Stock, having the power to elect three of the five directors of the Company and representing approximately 84% of the combined voting power of both classes of Common Stock, assuming no exercise of the Underwriters' overallotment option. As a result, the holders of the Class B Common Stock will be able for the foreseeable future to control the management and policies of the Company. In addition, so long as the outstanding shares of Class B Common Stock represent more than approximately 17% of the total number of shares of Class A Common Stock and Class B Common Stock outstanding, the holders of the Class B Common Stock will be able to determine the outcome of any matter submitted to a vote of the Company's stockholders, including any merger, consolidation, sale of all or substantially all of the Company's assets or "going private" transactions, take action by written consent without a stockholders' meeting, and cause or prevent a change in control of the Company. Furthermore, the Company is permitted to issue additional shares of Class B Common Stock. Any such issuance to existing holders of Class B Common Stock could extend their control of the Company. In addition, issuance of additional shares of Class B Common Stock could result in a change of control of the Company without approval of the outstanding shares of Class A Common Stock. The Company has no present plans to issue additional shares of Class B Common Stock. This concentration of voting control may have the effect of delaying, deferring or preventing a change in control of the Company, including any business combination with an unaffiliated party, or of impeding the ability of the stockholders to replace management even if factors warrant such a change. This concentration of voting control may also affect the price that investors might be willing to pay in the future for shares of Class A Common Stock. See "Principal and Selling Stockholders."


    Most of the Company's senior management positions are currently held by members of the Scheid family. Alfred G. Scheid is Chairman of the Board of Directors and Chief Executive Officer. His son, Scott D. Scheid, is Vice President, Chief Operating Officer and a director, and his daughter, Heidi M. Scheid, is Vice President Finance, Chief Financial Officer, Treasurer and a director. This family relationship may affect, among other things, the management style and decision-making process of these members of the Company's senior management team and may produce results different from those that would be expected if the Company's senior management consisted of unrelated persons.

COMPETITION; INDUSTRY FRAGMENTATION

    The wine grape industry is extremely competitive. Many of the Company's current and prospective competitors have substantially greater financial, production, personnel and other resources than the Company. The Company competes with many other producers of premium wine grapes in California, including a few thousand small independent (I.E., not winery controlled) wine grape producers who sell their production to wineries. Many wineries also own vineyards, and there has been a significant trend among major wineries to develop additional acreage to produce wine grapes for their own use. To meet recent shortfalls in supply of premium grape varieties in California, there have been significant new plantings of vineyards which can be expected to result in increased production of California wine grapes in future years. Moreover, to a significant extent, wine grapes of a particular variety are fungible, and the ability of foreign producers to compete with the Company on the basis of price due to their lower production costs may have a negative impact upon the Company's profitability. Foreign competition can be expected to continue and increase. In addition, the Company's principal winery customers compete with each other and with other wineries located in the United States and abroad.

SEASONALITY OF BUSINESS; HARVEST REVENUES; REPORTING

    The wine grape business is extremely seasonal. Similar to most nondiversified agricultural crop producers, the Company recognizes all of its crop sales revenues at the time of its annual harvest in September and October. SVI is not managed to maximize quarter-to-quarter results, but seeks instead to achieve maximum production of wine grapes at harvest and long-term productivity of its vineyards. Because success of the Company's operations is dependent upon the results of the Company's annual harvest, its quarterly results are not considered indicative of those to be expected for a full year and little or no information about annual grape sales revenues or profitability will be available until year end. SVI has historically recognized losses for the first two fiscal quarters. Profits, if any, are recognized in the last two fiscal quarters of the year when revenues from grape sales are realized. From time to time the Company has in the past, and may in the future, convert grapes into bulk wines for sales in years subsequent to their harvest years which may impact quarterly results. Seasonality of revenue also affects the Company's cash flow requirements. In the past, SVI has borrowed funds under annual lines of credit beginning in February or March to finance crop production costs through harvest and repaid such borrowings from the proceeds of each harvest. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

POSSIBLE TERMINATION OF VINEYARD MANAGEMENT AGREEMENTS


    Substantially all of the Company's material vineyard management agreements with IDV and Canandaigua may be terminated in the event that Alfred G. Scheid and Kurt J. Gollnick and the members of their families cease to beneficially own, directly or indirectly, shares of the Company's capital stock representing a majority of the combined voting power of all classes of common stock of the Company or having the power to elect a majority of the directors of the Company. Sales to the public by members of the Scheid family or further public offerings by the Company may result in a change of control of the Company, which could result in termination of these agreements. In addition, the vineyard management agreements with Canandaigua may be terminated if management of the Company does not include one or more members of the Scheid or Gollnick families.


LABOR REGULATIONS AND UNION CONTRACT

    California has many laws and regulations concerning labor in general and farm labor in particular. The Agricultural Labor Relations Board has promulgated many regulations concerning farm labor and a body of court decisions has developed. SVI is subject to many of these regulations, laws and precedents.

    The United Farm Workers, AFL-CIO ("UFW") is the major union representing farm labor and has represented SVI's farm workers since 1993. The Company has recently completed the negotiation of a new four-year contract with the UFW that will expire at the end of 2001. Although the Company historically has had satisfactory labor relations, it has been picketed from time to time during the initial organization of its employees and during contract negotiations. No assurances can be given that the Company's satisfactory labor relations will continue or that the UFW will not engage in picketing, walk-outs, sit-downs, slow-downs or strikes or the threat of these actions. The Company's business is heavily dependent upon farm labor, and the failure of the Company to maintain adequate labor relations on terms acceptable to the Company could have a material adverse effect upon the Company's business, financial condition and results of operations.

DEPENDENCE ON CONSUMER DEMAND

    In recent years there has been substantial publicity regarding the possible health benefits of moderate wine consumption. Anti-alcohol groups have, in the past, successfully advocated more stringent labeling requirements and other regulations designed to discourage consumption of alcoholic beverages, including wine. More restrictive regulations, negative publicity regarding alcohol consumption, publication of studies that indicate a significant health risk from moderate consumption of alcohol or changes in consumer perceptions of the relative healthfulness or safety of wine generally could adversely affect the sale and consumption of wine and the demand for wine and wine grapes and could have a material adverse effect on the Company's business, financial condition and results of operations.

    Trends in consumer spending have a substantial impact on the wine industry and the Company's business. Factors that influence consumer spending include the general condition of the economy, federal, state and local taxation, the deductibility of business entertainment expenses under federal and state tax laws and general levels of consumer confidence. Imposition of excise or other taxes on wine could negatively impact the wine industry by increasing wine prices for consumers. These factors are especially relevant to premium wines, which constitute the majority of wines for which the Company produces grapes. The wine industry is also subject to changes in consumer tastes and preferences. To the extent wine consumers reduce consumption of wine in favor of other beverages, demand for wine grapes could decrease. Similarly, to the extent wine consumers shift their preferences to different varieties of wines or imports, the Company and other producers of certain grape varieties may experience reduced demand for their grape production. Increasing demand for wine products, and therefore wine grapes, may depend on advertising expenditures and expanded new product introductions by the wineries.

GOVERNMENT REGULATION; TAXES

    SVI is subject to a broad range of federal and state regulatory requirements regarding its operations and practices. The Company's current operations and future expansion are subject to regulations governing the storage and use of fertilizers, fungicides, herbicides, pesticides, fuels, solvents and other chemicals. These regulations are subject to change and conceivably could have a significant impact on operating practices, chemical usage, and other aspects of the Company's business.

    Wine production and sales are subject to extensive regulation by the Federal Bureau of Alcohol, Tobacco and Firearms, the California Department of Alcohol Beverage Control and other state and federal governmental authorities that regulate licensing, trade and pricing practices, labeling, advertising and other activities. In recent years, federal and state authorities have required warning labels on beverages containing alcohol. Restrictions imposed by government authorities on the sale of wine could increase the retail price of wine, which could have an adverse effect on demand for wine in general. Increases in excise taxes on wine, if enacted, could reduce demand for wine and wine grapes, which could materially and adversely effect the Company's business, financial condition and results of operations.

RELIANCE ON KEY PERSONNEL

    The Company believes its continued success depends to a significant extent on the active involvement of certain members of the Scheid family and the retention of its senior non-family executives. There can be no assurance that the key persons will remain in their management positions with the

Company, and the loss of the services of any of the key persons could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."

LIMITED TRADING MARKET; VOLATILITY OF STOCK PRICE

    The Class A Common Stock is designated for trading as a National Market Security on the Nasdaq Stock Market. The average daily trading volume of the Class A Common Stock has fluctuated significantly since it began trading in July 1997 and trading has been generally limited. Stockholders wishing to sell shares of the Class A Common Stock may encounter difficulties in view of the recent level of trading volume. There can be no assurance that a more active trading market will develop, or if one does develop, that it will be maintained. Trading activity in the Class A Common Stock and any associated market price volatility may be concentrated at year-end after harvest, when grape sales revenues are known, and in early February and early March, when the Grape Crush Report is issued by the CDFA. There can be no assurance that the market price of the Class A Common Stock after this offering will equal or exceed the public offering price set forth on the cover page of this Prospectus. In addition, the stock market from time to time has experienced price and volume fluctuations that have affected the market price for many companies and that frequently have been unrelated to the operating performance of those companies. Such market fluctuations may adversely affect the market price of the Class A Common Stock. After the offering, the Company's market float will remain relatively small and the shares of Class A Common Stock may continue to be thinly traded, so sales of Class A Common Stock by a few stockholders, or even a single significant stockholder, may have a significant adverse impact on the market price of the Class A Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of Class A Common Stock (including shares issued upon the exercise of employee stock options or upon conversion of the Class B Common Stock) in the public market following this offering could adversely affect the market price of the Class A Common Stock. A substantial portion of the 3,375,000 shares of Class A Common Stock issuable upon conversion of outstanding shares of Class B Common Stock following this offering will be eligible for sale in the public market beginning July 30, 1998 (subject to the 180-day lock-up period described below), subject to certain rights of first refusal held by the Company and certain other Class B stockholders and subject to the volume and manner of sale limitations imposed by Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). See "Principal and Selling Stockholders--Agreement Among Class B Stockholders." Rule 144 generally provides that beneficial owners of common stock who have held such common stock for one year may sell within a three-month period a number of shares not exceeding the greater of 1% of the total outstanding shares or the average weekly trading volume of the shares during the four calendar weeks preceding such sale. Future sales of restricted Class A Common Stock under Rule 144 could negatively impact the market price of the Class A Common Stock. Pursuant to the terms of the underwriting agreement for this offering, the Class A Common Stock issuable upon conversion of the Class B Common Stock owned by Alfred G. Scheid may not be sold for 180 days from the date of this Prospectus, but Cruttenden Roth Incorporated may waive this requirement. See "Shares Eligible for Future Sale."

NO PAYMENT OF DIVIDENDS

    The Company currently intends to retain its future earnings, if any, to fund the development and growth of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. In addition, the Company's principal bank credit facilities prohibit the payment of dividends without the consent of the lender. See "Dividend Policy."

DILUTION

    Investors purchasing shares of Class A Common Stock in this offering may incur dilution upon exercise of stock options and issuances of Class A Common Stock in public or private offerings and in connection with future acquisitions or issuances of Class B Common Stock in private offerings.

ENVIRONMENTAL RISKS

    Ownership of real property creates a potential for environmental liability on the part of the Company. If hazardous substances are discovered on or emanating from any of the Company's vineyards and the release of hazardous substances (including fuels and chemicals kept by the Company on its properties for use in its business) presents a threat of harm to public health or the environment, the Company may be held strictly liable for the cost of remediation of these hazardous substances. See "Business--Environmental Issues."

WATER

    The Company is dependent upon wells located on or near its vineyards for water to irrigate the vineyards, which wells are supplied by aquifers fed by the Salinas River and reservoirs operated by Monterey County. Although historically the quality of water from these wells has been good and the wells have consistently supplied a plentiful and reliable source of water, even during the drought years of the late 1980s, and the Company believes its sources of water will be available for the foreseeable future, it is possible that the Company's water supplies could be impaired in the future due to drought, contamination or other circumstances. An impairment in the Company's water supplies could adversely affect the business, financial condition and results of operations of the Company.


ANTITAKEOVER EFFECTS OF CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW;
  "BLANK CHECK" PREFERRED STOCK


    Certain provisions of the Delaware General Corporation Law (the "DGCL") and the Company's Certificate of Incorporation and Bylaws (the "Bylaws") could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that investors might be willing to pay in the future for the Class A Common Stock.


    The Board of Directors of the Company has the authority to issue up to 2,000,000 shares of Preferred Stock (the "Preferred Stock") and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Class A Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue shares of Preferred Stock. Furthermore, following this offering, the Company is permitted to issue up to 6,625,000 additional shares of Class B Common Stock, which also could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. See "--Control by Scheid Family." The Company has no present plans to issue additional shares of Class B Common Stock. In addition, the Company is subject to the anti-takeover provisions of
Section 203 of the DGCL. In general, this statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless such business combination is approved in the manner prescribed under the DGCL. See "Management--Executive Officers and Directors," "Description of Capital Stock--Preferred Stock" and "--Certain Provisions of the Delaware General Corporation Law."

                                  THE COMPANY


    SVI-Cal was founded in 1972 to act as general partner for several limited partnerships using vineyards as an investment vehicle to create tax shelter and eventual cash flow for high income investors. In addition to acting as general partner of these partnerships, the Company's responsibilities included buying land and developing it as vineyards and marketing the resultant grape production. The Company also developed new vineyards for its own account. Alfred
G. Scheid, the Company's principal stockholder, has been Chief Executive Officer of the Company from the time of its founding and concurrently engaged in several other business enterprises until 1988 when he acquired complete ownership of the Company. All of the interests of the limited partners were acquired by the Company, the Scheid family and Kurt J. Gollnick, in three transactions in 1988, 1994 and 1996, and the partnership vineyards were all transferred to the Company concurrently with the Company's July 1997 initial public offering. Until Mr. Scheid acquired the Company, the vineyards owned by the partnerships and the Company were managed principally for maximum current income and were not substantially upgraded or improved. Since 1993, the Company has installed improved irrigation systems, new stakes and trellising systems, and has selectively replanted, grafted and implemented other improvements for a total incremental investment of over $11.0 million. These improvements were funded primarily with internally generated cash, loans from Mr. Scheid, net proceeds from the Company's initial public offering and bank borrowings portions of which were repaid out of the net proceeds from the initial public offering. As of the date of this Prospectus, the Company operates for its own account approximately 3,600 acres of vineyards, at various production levels ranging from new plantings in 1997 to fully mature.


    SVI-Cal was a Subchapter S Corporation for federal and California state income tax purposes from 1989 until July 1997. As a result, the net income of SVI-Cal for federal and certain state income tax purposes for such periods was reported by, and taxed directly to, SVI-Cal's sole stockholder, Alfred G. Scheid, whether or not such earnings were distributed. Prior to the Company's initial public offering, SVI-Cal's cumulative S Corporation earnings were determined and a distribution of $3,102,000 was made to Mr. Scheid. In addition, a distribution of $480,000 was made to the limited partners of Vineyard Investors 1972 (as of immediately prior to the Exchange Transaction) to pay income taxes on income from the partnership. The Exchange Transaction resulted in conversion of SVI-Cal's S Corporation status to C Corporation status. See "Certain Transactions--Exchange of Shares, Partnership Units and Limited Liability Company Interests for Class B Common Stock."

    In connection with the conversion of SVI-Cal's S Corporation status to C Corporation status, the Company was required to record deferred tax liabilities and deferred tax assets. Such change resulted in a net charge to earnings of $1,390,000 in the 1997 third fiscal quarter. This one-time charge was a result of differences in the accounting and tax treatment of certain of the Company's assets and liabilities and was reflected through (i) an increase in deferred income tax liabilities, partially offset by (ii) an increase in the Company's deferred tax assets.

    In connection with the Company's initial public offering, the capital stock of SVI-Cal held by its sole shareholder, the membership interests held by all members of each of Quadra Partners LLC, a California limited liability company, and Big Vines Limited Liability Company, a California limited liability company, and the limited partnership units held by all limited partners (other than SVI-Cal) in Vineyard Investors 1972 ("VI-1972"), a California limited partnership, were contributed to SVI-Del in exchange for 4,400,000 shares of Class B Common Stock of the Company (the "Exchange Transaction") representing 100% of the issued and outstanding capital stock of the Company prior to the initial public offering. SVI-Del was incorporated on July 15, 1997. See "Certain Transactions-- Exchange of Shares, Partnership Units and Limited Liability Company Interests for Class B Common Stock."

                      PRICE RANGE OF CLASS A COMMON STOCK

    The Company's Class A Common Stock is traded on the Nasdaq National Market System under the symbol "SVIN". The following table sets forth, for the fiscal quarter indicated, the high and low per share sales prices for the Class A Common Stock, as reported by Nasdaq:

                                                                             HIGH        LOW
                                                                           ---------  ---------
1997
  Third Quarter (commencing July 25, 1997)...............................  $   11.88  $   10.00
  Fourth Quarter.........................................................  $   11.50  $    8.13

1998
  First Quarter..........................................................  $   11.50  $    6.75

    On April 16, 1998, there were 24 holders of record of the Company's Class A Common Stock and 14 holders of record of the Company's Class B Common Stock. The Company believes that on that date the number of beneficial owners of the Class A Common Stock was in excess of 450.

                                DIVIDEND POLICY

    The Company currently intends to retain its future earnings, if any, to fund the development and growth of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. In addition, the Company's principal bank credit facilities prohibit the payment of dividends without the consent of the lender. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Dividends and Distributions" for information concerning distributions made prior to the Company's initial public offering.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company (i) at December 31, 1997, and (ii) as adjusted at December 31, 1997 to reflect the conversion of 1,000,000 shares of Class B Common Stock to Class A Common Stock in connection with this offering. The Company will receive no proceeds from the offering. This table should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Financial Statements, including the related notes thereto, and other financial information included elsewhere in this Prospectus.

                                                                                            DECEMBER 31, 1997
                                                                                        -------------------------
                                                                                        HISTORICAL AS ADJUSTED(1)
                                                                                        ---------  --------------
                                                                                             (IN THOUSANDS)
Total debt (including current portion)................................................  $  18,511    $   18,511
                                                                                        ---------  --------------
Stockholders' equity:
  Preferred Stock, par value $.001 per share; 2,000,000 shares authorized; no shares
    issued and outstanding historical and as adjusted.................................          0             0
  Class A Common Stock, par value $.001 per share; 20,000,000 shares authorized;
    2,300,000 issued and outstanding historical; 3,300,000 shares issued and
    outstanding as adjusted...........................................................          2             3
  Class B Common Stock, par value $.001 per share; 10,000,000 shares authorized;
    4,400,000 shares issued and outstanding historical; 3,400,000 shares issued and
    outstanding as adjusted...........................................................          5             4
Additional paid-in capital............................................................     21,797        21,797
Retained earnings.....................................................................      7,317         7,317
                                                                                        ---------  --------------
Total stockholders' equity............................................................     29,121        29,121
                                                                                        ---------  --------------
Total capitalization..................................................................  $  47,632    $   47,632
                                                                                        ---------  --------------
                                                                                        ---------  --------------

------------------------

(1) As adjusted to give effect to the conversion of 1,000,000 shares of Class B Common Stock to Class A Common Stock in connection with the offering. See "Principal and Selling Stockholders" and "Underwriting." Does not give effect to the conversion of 25,000 shares of Class B Common Stock to Class A Common Stock that occurred since December 31, 1997.

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following selected financial data at December 31, 1996 and 1997 and for the fiscal years ended December 31, 1995, 1996 and 1997 have been derived from the Company's financial statements, which have been audited by Deloitte & Touche LLP, independent auditors. The Company's Financial Statements as of and for the years ended December 31, 1996 and 1997 are included elsewhere in this Prospectus. The selected financial data should be read in conjunction with, and are qualified in their entirety by, the Company's Financial Statements, including the related notes thereto. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                  YEAR ENDED DECEMBER 31,
                                                                              -------------------------------
                                                                                1995       1996       1997
                                                                              ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Sales.....................................................................  $   7,164  $  10,769  $  18,683
  Vineyard management, service and other fees...............................        476        922      1,187
                                                                              ---------  ---------  ---------
    Total...................................................................      7,640     11,691     19,870
Cost of sales...............................................................      3,670      4,544      6,222
                                                                              ---------  ---------  ---------
Gross profit................................................................      3,970      7,147     13,648
General and administrative..................................................      2,583      2,604      4,215
                                                                              ---------  ---------  ---------
Operating income............................................................      1,387      4,543      9,433
Interest income (expense)...................................................       (906)      (654)      (700)
                                                                              ---------  ---------  ---------
Income before provision for income taxes....................................        481      3,889      8,733
Provision for income taxes..................................................          1         44      3,887
                                                                              ---------  ---------  ---------
Income before deferred tax adjustment.......................................        480      3,845      4,846
Deferred tax adjustment.....................................................          0          0      1,390
                                                                              ---------  ---------  ---------
Net income..................................................................  $     480  $   3,845  $   3,456
                                                                              ---------  ---------  ---------
                                                                              ---------  ---------  ---------
Basic and diluted net income per share......................................  $    0.11  $    0.87  $    0.65
PRO FORMA AMOUNTS (1):
Income before income taxes as reported......................................  $     481  $   3,889  $   8,733
Pro Forma income tax provision..............................................        192      1,556      3,493
                                                                              ---------  ---------  ---------
Pro Forma net income........................................................  $     289  $   2,333  $   5,240
                                                                              ---------  ---------  ---------
                                                                              ---------  ---------  ---------
Pro Forma basic and diluted net income per share............................  $    0.07  $    0.53  $    0.98
Shares used in computing net income per share...............................      4,400      4,400      5,344

                                                                                           DECEMBER 31,
                                                                                       --------------------
                                                                                         1996       1997
                                                                                       ---------  ---------
BALANCE SHEET DATA:
Working capital......................................................................  $   2,254  $  15,665
Current assets.......................................................................      5,220     17,159
Total assets.........................................................................     24,069     49,869
Current liabilities..................................................................      2,966      1,494
Long-term liabilities(2).............................................................     12,042     19,254
Total liabilities....................................................................     15,008     20,748
Equity...............................................................................      9,061     29,121

------------------------------


(1) The Exchange Transaction (as defined in "The Company") resulted in the conversion of SVI-Cal's S Corporation status to C Corporation status in July 1997. The Pro Forma statement of operations data reflect provisions for federal and state income taxes as if SVI-Cal had been subject to federal and state income taxation as a C Corporation at an assumed 40% combined federal and state income tax rate during the periods presented. See "The Company." In addition, Pro Forma basic and diluted net income per share is based upon the weighted average number of shares outstanding, which for 1997 (through the effective date of the Exchange Transaction), 1996 and 1995 consists of the 4,400,000 shares of Class B Common Stock outstanding after giving pro forma effect to the Exchange Transaction. See Note 2 of "Notes to Financial Statements."


(2) Long-term liabilities include borrowings of $4,679,000 at December 31, 1997 used for costs incurred for the development of certain vineyards owned by IDV. IDV is obligated to advance budgeted costs to the Company on a monthly basis, which are being funded under a line of credit obtained by the Company. IDV has provided a letter of credit to secure repayment of these borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S FINANCIAL STATEMENTS, INCLUDING THE RELATED NOTES THERETO, AND OTHER FINANCIAL INFORMATION INCLUDED HEREIN. THE INFORMATION IN THIS PROSPECTUS INCLUDES FORWARD-LOOKING STATEMENTS. IN ADDITION, PAST OPERATING RESULTS ARE NOT NECESSARILY INDICATIVE OF THE RESULTS TO BE EXPECTED FOR FUTURE PERIODS. SEE "NOTE CONCERNING FORWARD-LOOKING STATEMENTS" AND "RISK FACTORS."

OVERVIEW

    SVI is a leading independent (I.E., not winery controlled) producer of premium varietal wine grapes. The Company currently operates approximately 5,280 acres of wine grape vineyards. Of this total, approximately 3,600 acres are operated for the Company's own account, and 1,680 acres are operated under management contracts for others. All of the properties currently operated by the Company are located in Monterey and San Benito Counties in California, both of which are generally recognized as excellent regions for growing high quality wine grape varieties.

    Fiscal 1997 was an outstanding year for SVI. The Company achieved record sales and earnings, fueled by a record harvest of over 15,600 tons from Company-owned vineyards. In early 1997, the Company acquired an option to lease, for a term of up to 50 years, approximately 537 acres of undeveloped land suitable for wine grape vineyards in Hames Valley, which is located approximately 45 miles south of the Company's vineyard headquarters. Following exercises of the option, the Company began development on 207 acres in 1997 and the balance of 330 acres in early 1998. These acreages are expected to begin bearing fruit in 1999 and 2000, respectively. In June 1997, the Company acquired a 370-acre vineyard planted primarily with Chardonnay and Pinot Noir. In addition, during 1997, the Company signed several long-term purchase contracts with new winery clients, including The Hess Collection Winery, Gundlach-Bundschu Winery, Morgan Winery and The Chalone Wine Group, Ltd., covering approximately 175 acres, or 5% of the Company's net vine acreage, and entered into a new vineyard management contract covering approximately 445 acres. In the long term, the Company will continue its efforts to broaden its customer base and will seek additional long-term grape purchase contracts with new winery clients.

    The Company currently produces 14 varieties of premium wine grapes, primarily Chardonnay, Merlot, Cabernet Sauvignon, Chenin Blanc, Gewurztraminer and Sauvignon Blanc. Substantially all of the Company's current wine grape production is contracted at least through the harvest of 2001, and the majority is contracted at least through the harvest of 2006. The Company's two largest winery customers are IDV, the seventh largest U.S. winery in terms of 1997 case shipments, and Canandaigua, the second largest U.S. winery. Grape purchase contracts with IDV covered 61% of the Company's acreage as of December 31, 1997 and accounted for approximately 81% and 84% of the Company's 1997 and 1996 total revenues, respectively. Grape purchase contracts with Canandaigua accounted for approximately 9% and 7% of the Company's 1997 and 1996 total revenues, respectively. Thus, the Company is substantially dependent on IDV and Canandaigua and termination of these contracts could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has had grape purchase contracts with IDV and its predecessors since 1972 and with Canandaigua and its predecessors since 1979.

    The revenue growth potential of the Company's existing vineyards is limited and the Company's ability to increase revenue long term depends upon its ability to acquire additional mature vineyard properties and/or develop new vineyards. Recent prices for premium California wine grapes are at historically high levels. A decline in the prices received by the Company should be expected, and these declines may be significant. This expected decline in prices makes execution of the Company's vineyard acquisition strategy even more essential to revenue growth.

SEASONALITY AND QUARTERLY RESULTS

    The wine grape business is extremely seasonal. Similar to most nondiversified agricultural crop producers, the Company recognizes substantially all of its crop sales revenues at the time of its annual harvest in September and October. Because success of the Company's operations is dependent upon the results of the Company's annual harvest, the first two quarters have historically resulted in a loss and quarterly results are not considered indicative of those to be expected for a full year. Profits, if any, are recognized in the last two fiscal quarters of the year when revenues from grape sales are recognized. From time to time, the Company has in the past, and may in the future, convert grapes into bulk wine for sale in years subsequent to the harvest year, which may impact quarterly results.

    The following table sets forth certain unaudited quarterly financial data for the four quarters in fiscal 1997. In the opinion of the Company's management, this unaudited information has been prepared on the same basis as the audited information and includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The operating results for any quarter are not necessarily indicative of results for any future period. The results presented below do not include provision for income taxes for periods prior to the July 1997 Exchange Transaction during which periods the Company was an S Corporation and partnerships not subject to income taxes.

                                                                                            FISCAL 1997
                                                                           ----------------------------------------------
                                                                                           QUARTER ENDED
                                                                           ----------------------------------------------
                                                                             MAR 31       JUNE 30     SEPT 30    DEC 31
                                                                           -----------  -----------  ---------  ---------
                                                                                           (IN THOUSANDS)
Revenues:
  Sales..................................................................   $       0    $      16   $  12,410  $   6,257
  Vineyard management, services and other fees...........................         347          216         341        283
                                                                           -----------  -----------  ---------  ---------
                                                                                  347          232      12,751      6,540
Cost of sales............................................................           0           24       4,512      1,686
                                                                           -----------  -----------  ---------  ---------
Gross profit.............................................................         347          208       8,239      4,854
General and administrative...............................................         628          830       1,260      1,497
                                                                           -----------  -----------  ---------  ---------
Operating income (loss)..................................................        (281)        (622)      6,979      3,357
Interest income (expense), net...........................................        (185)        (137)       (351)       (27)
                                                                           -----------  -----------  ---------  ---------
Income (loss) before provision for income taxes..........................        (466)        (759)      6,628      3,330
Provision for income taxes...............................................           0            0       2,430      1,457
                                                                           -----------  -----------  ---------  ---------
Net income (loss) before deferred tax adjustment.........................        (466)        (759)      4,198      1,873
Deferred taxes from reorganization to C Corporation......................           0            0       1,390          0
                                                                           -----------  -----------  ---------  ---------
Net income (loss)........................................................   $    (466)   $    (759)  $   2,808  $   1,873
                                                                           -----------  -----------  ---------  ---------
                                                                           -----------  -----------  ---------  ---------

RESULTS OF OPERATIONS--YEARS ENDED DECEMBER 31, 1997 AND 1996

    REVENUES. SVI derives its revenues from three sources: (i) sales of wine grapes pursuant to long-term purchase contracts; (ii) vineyard management and services revenues consisting primarily of management and harvest fees and equipment rentals for services provided to owners of vineyards; and (iii) sales of wine and wine-related merchandise sold primarily through the Company's tasting room which opened in late April 1997. Sales (which include revenues from grape sales and from the sale of wine and wine-related merchandise) increased by 73.5% to $18,683,000 for the year ended December 31, 1997 from $10,769,000 in
1996, an increase of $7,914,000.

    Grape sales increased by 72.6% to $18,585,000 for the year ended December 31, 1997 from $10,769,000 in 1996, an increase of $7,816,000. The increase was due primarily to (i) a 32% increase in the average price per ton received on grape sales from 1996 to 1997 (contributing approximately

$3,428,000 of the increase), (ii) a 31% increase in the yields produced by the Company's vineyards in operation during both years on acres harvested (contributing approximately $3,364,000 of the increase), and (iii) the acquisition of a 370-acre vineyard in June 1997 (contributing approximately $1,024,000 of the increase).

    Revenue from the sale of wine and wine-related merchandise at the Company's tasting room totaled $98,000 for the year ended December 31, 1997. The tasting room was opened in April 1997.

    Revenue from vineyard management, services and other fees increased by 28.7% to $1,187,000 for the year ended December 31, 1997 from $922,000 in 1996, an increase of $265,000. This increase was primarily due to the addition of a 445-acre long-term management contract in early 1997.

    GROSS PROFIT. As a result of the factors discussed above, gross profit increased by 91.0% to $13,648,000 for the year ended December 31, 1997 from $7,147,000 in 1996, an increase of $6,501,000. Gross profit on grape sales as a percentage of revenues increased to 67.0% in 1997 from 57.8% in 1996. The increase in gross profit is primarily the result of higher revenues related to increased yields and higher grape prices per ton in relation to relatively stable farming costs.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased by 61.9% to $4,215,000 for the year ended December 31, 1997 from $2,604,000 in 1996, an increase of $1,611,000. The increase was due primarily to costs associated with additional compensation and related benefits and overall office expense due to the expansion of the Company's business and its initial public offering, as well as promotional activities surrounding the opening and initial operations of the Company's tasting room.

    INTEREST EXPENSE, NET. Net interest expense increased 7.0% to $700,000 for the year ended December 31, 1997 from $654,000 in 1996, an increase of $46,000. The increase in interest expense was primarily due to increased levels of borrowing by the Company to finance crop growing costs and the completion of certain vineyard development and improvement projects for which interest is capitalized instead of expensed during the development or improvement period. These increases were partially offset by an increase in interest income on cash holdings of the Company from 1996 to 1997 as the result of funds received in the Company's initial public offering and from the increase in revenues from 1996 to 1997.

    PROVISION FOR INCOME TAXES. The provision for income taxes increased to $3,887,000 for the year ended December 31, 1997 from $44,000 in 1996. The Company was an S Corporation for income tax purposes prior to the initial public offering in July 1997. The S Corporation election was terminated in connection with the public offering, upon which the Company became taxable as a C Corporation. As a result of the Company's prior S Corporation status, the Company's losses for the first seven months of 1997 were allocated to the Company's sole stockholder and were not available to offset the Company's income for the last five months of the year. This resulted in an effective tax rate for 1997 of 44.5%. The Company anticipates a 40% effective tax rate for future years.

    NET INCOME BEFORE DEFERRED TAX ADJUSTMENT. Due to the above factors, the Company had net income before deferred tax adjustment for the year ended December 31, 1997 of $4,846,000 as compared to $3,845,000 in 1996, an increase of $1,001,000 or 26.0%.

    DEFERRED TAXES FROM REORGANIZATION TO C CORPORATION. The Company incurred a one-time noncash charge to earnings in the amount of $1,390,000 to record the deferred tax liability arising from the reorganization of the Company's business from an S Corporation and partnerships to a taxable C Corporation in connection with the Company's initial public offering in July 1997.

    NET INCOME. Net income for the year ended December 31, 1997 was $3,456,000 as compared to $3,845,000 in 1996, a decrease of $389,000 or 10.1%. On a pro forma basis, net income for the years ended December 31, 1997 and 1996 was $5,240,000 and $2,333,000, respectively, an increase of $2,907,000 or 124.6%.
Pro forma net income is derived by providing a provision for income taxes as if the Company had been a C Corporation for all periods presented.

LIQUIDITY AND CAPITAL RESOURCES

    SVI's primary sources of cash historically have been funds provided by internally generated cash flow and bank borrowings. The Company has made substantial capital expenditures to redevelop its existing vineyard properties and acquire and develop new acreage, and the Company intends to continue these types of expenditures. Cash generated from operations has not been sufficient to satisfy all of the Company's working capital and capital expenditure needs. As a consequence, the Company has depended upon and continues to rely upon, both short and long-term bank borrowings. Primarily as a result of the application of the net proceeds from the Company's initial public offering, working capital increased to $15,665,000 at December 31, 1997 from $2,254,000 at December 31, 1996, an increase of $13,411,000. Such increase is expected to reduce dependence on borrowings in the near-term to meet working capital and capital expenditure requirements.

    Under the Company's historical working capital cycle, working capital is required primarily to finance the costs of growing and harvesting its wine grape crop. The Company normally delivers substantially all of its crop in September and October, and receives the majority of its cash from grape sales in November. In order to bridge the gap between incurrence of expenditures and receipt of cash from grape sales, large working capital outlays are required for approximately eleven months each year. Historically, SVI has obtained these funds pursuant to credit lines with banks.

    The Company currently has credit lines that provide both short-term and long-term funds. The short-term "crop" line has maximum credit available of $10,500,000 and is intended to finance the Company's working capital needs. There were no amounts outstanding under this line at December 31, 1997 as it was repaid following the Company's initial public offering. This crop line expires on June 5, 1998, and the Company expects to replace the line prior to maturity. Although no assurances can be given, management believes that the Company's existing working capital and short-term borrowing capabilities will be adequate to meet the Company's currently anticipated liquidity needs during the fiscal year ending December 31, 1998.

    SVI also has long-term credit facilities expiring through July 2007 that provide for maximum borrowings totaling $7,285,000, which diminish annually through the expiration dates to a maximum allowable commitment of $3,432,000. At December 31, 1997, the outstanding amount owed by the Company under these facilities was $6,857,000. The annual interest rates on these lines are based on the bank's "reference rate" and ranged from 8.59% to 8.79% at December 31, 1997.

    The Company also has other long-term notes payable which, as of December 31, 1997, totaled approximately $6,975,000. These notes are primarily secured by deeds of trust, leasehold interests or equipment and have interest rates based on the bank's reference rate plus 1/4% to 1 1/4%. At December 31, 1997, the weighted average interest rate on these notes payable was 8.78%.

    The Company also has a $7,500,000 bank line of credit, the proceeds of which are being used to develop a vineyard owned by a major client and managed under a long-term contract by the Company. At December 31, 1997, the outstanding balance on this line of credit was $4,679,000. This line bears interest at the bank's reference rate (6.31% at December 31, 1997) and is repayable in six annual installments beginning January 2000. The note is secured by a letter of credit provided by the client and by the Company's management contract. The management contract provides for the Company's client to make payment of the annual principal installments under this line as and when they become due.

    The Company's principal credit facilities and notes payable bind the Company to a number of affirmative and negative covenants, including requirements to maintain certain financial ratios within certain parameters and to satisfy certain other financial tests. At December 31, 1997, the Company was in compliance with these covenants.

    Management expects that capital requirements will expand significantly to support expected future growth and that this will result in the expenditure of the Company's available cash and additional borrowing under credit lines and/or new arrangements for term debt. The Company's planned new vineyard developments are expected to require approximately $7.3 million in capital investment over the next three years, and continued improvements of existing vineyards are expected to require approximately $8 million. Management believes it should be able to obtain long-term funds from its present lender, but there can be no assurance that the Company will be able to obtain financing when required or that such financings will be available on reasonable terms.

    Cash provided by operating activities was $4,685,000 for the year ended December 31, 1997, compared to $4,461,000 in 1996, an increase of $224,000. The increase was primarily due to non-cash deferred income taxes recorded in 1997 due to the conversion of the Company's income tax status from an S Corporation to a C Corporation and an increase in depreciation, amortization and abandonments from 1996 to 1997. These increases were partially offset by cash used for increases in inventories due to an increase in deferred crop production costs.

    Cash used in investing activities was $15,400,000 for the year ended December 31, 1997, compared to $5,962,000 in 1996, an increase of $9,438,000.
The increase principally was the result of additions to property, plant and equipment and an increase in a long-term receivable. The additions to property and equipment were primarily due to the Company's acquisition of the 370-acre Riverview Vineyard in June 1997 for $5,500,000, improvements at the Company's existing vineyards, and ongoing development of approximately 374 acres of new vineyards. The increase in long-term receivables was for the costs incurred for the development of certain vineyards owned by a major client of the Company and managed by the Company pursuant to a long-term contract, as described above.

    Cash provided by financing activities was $21,174,000 for the year ended December 31, 1997, compared to $1,966,000 in 1996, an increase of $19,208,000.
The increase primarily was due to the net proceeds received in the Company's initial public offering of $19,968,000 and net increases to long-term and other debt of approximately $4,788,000, which were offset by distributions to partners and shareholders of $3,582,000.

YEAR 2000 ISSUE

    The Company has determined that the costs to address the Year 2000 issue (I.E., computer applications that use only two digits to identify a year and could produce erroneous results after 1999) are not material to the Company's business, operations or financial condition and that the consequences of an incomplete or untimely resolution of the Year 2000 issue for the Company's computer systems do not represent a known material event or uncertainty that management expects to affect future financial results. The impact of the Year 2000 on the Company's vendors and customers is not expected to be significant.

DIVIDENDS AND DISTRIBUTIONS

    The Company intends to retain its future earnings, if any, to fund the development and growth of its business and does not anticipate paying cash dividends on either class of its Common Stock in the foreseeable future. In addition, the Company's principal bank credit facilities prohibit the payment of cash dividends without the consent of the lender.


    In connection with the Company's initial public offering, the Company was reorganized from an S Corporation and partnerships to a C Corporation. During the period from January 1, 1996 until the reorganization, the Company and these partnerships made aggregate cash stockholder and partner distributions totaling $3,582,000 and $468,000, respectively. The 1997 distributions were made at the time of the reorganization in respect of cumulative S Corporation earnings and income tax liabilities on partnership income.

                                    BUSINESS

OVERVIEW

    SVI is a leading independent (I.E., not winery controlled) producer of premium varietal wine grapes. The Company currently operates approximately 5,280 acres of wine grape vineyards. Of this total, approximately 3,600 acres are operated for the Company's own account, and 1,680 acres are operated under management contracts for others. All of the properties currently operated by the Company are located in Monterey and San Benito Counties in California, both of which are generally recognized as excellent regions for growing high quality wine grape varieties. The Company's strategic objective is to become the leading independent producer of premium varietal wine grapes in California.

    The Company currently produces 14 varieties of premium wine grapes, primarily Chardonnay, Merlot, Cabernet Sauvignon, Chenin Blanc, Gewurztraminer and Sauvignon Blanc. The Company believes that its customers contract with SVI to assure a consistent, reliable source of high-quality premium grapes for their wines. The Company's two largest winery customers are Canandaigua and IDV, a subsidiary of Diageo plc, the second and seventh largest U.S. wineries in terms of 1997 case shipments, respectively. These customers' labels include GLEN ELLEN, BEAULIEU VINEYARD, BLOSSOM HILL, CHRISTIAN BROS., INGLENOOK, PAUL MASSON, ALMADEN, DEER VALLEY, DUNNEWOOD and TAYLOR CALIFORNIA CELLARS. Grape purchase contracts with IDV cover 61% of the Company's acreage and accounted for approximately 81% and 84% of the Company's 1997 and 1996 total revenues, respectively.

    The Company also has long-term grape purchase agreements with other well-known producers of ultra premium wines, including The Chalone Wine Group, Ltd., The Hess Collection Winery, Joseph Phelps Vineyards and Gundlach-Bundschu Winery. The terms of the Company's long-term grape purchase contracts extend to between 2001 and 2013, and have "evergreen" provisions requiring two or three years' prior written notice of termination. These contracts generally require the customers to purchase substantially all of the Company's production from specified vineyards at a formula price based upon the previous harvest year's sales prices in California's leading coastal regions, including Napa, Sonoma, Mendocino and Monterey Counties.

    The Company believes that selling its production through long-term contracts allows it to attain reliable sources of revenues and profits not available through sales on the yearly spot market or short-term contracts with wineries. This, in turn, has allowed the Company to implement long-term programs for upgrading vineyard productivity, increasing product quality and mechanizing its field operations. Because increased yields per acre do not significantly increase the Company's costs of operating vineyards, productivity improvements contribute substantially to gross profits. The Company has increased its yields of higher value and better quality wine grapes in recent years through a continuing redevelopment and improvement program begun in 1993, and anticipates continued increases in average yields until its redeveloped vineyards reach full maturity. Similar productivity improvements generally are anticipated in connection with vineyards that may be acquired in the future.

RECENT DEVELOPMENTS

    The 1997 harvest set new records for the Company for both tonnage and revenues. The 1997 grape production from vineyards owned by the Company was approximately 15,600 tons, generating revenues of approximately $18.6 million. In addition, the Company realized approximately $1.2 million of revenue from its vineyard and management services and other fees.

    Based upon the pricing formulas in substantially all of the Company's grape purchase contracts, the Company expects that the weighted average prices per ton it will receive for the 1998 harvest for its principal grape varieties will increase between 7% and 11% over the weighted average prices per ton it received for the 1997 harvest. See "--The Company's Grape Production Operations--Grape Sales--Pricing."

    In June 1997, the Company acquired the 370-acre Riverview Vineyard in Monterey County. This vineyard is planted with several grape varieties, including approximately 120 acres of Chardonnay and approximately 100 acres of Pinot Noir. The purchase price for this vineyard was approximately $5.5 million. The Company in 1998 intends to replant approximately 54 acres and to begin an improvement program of interplanting and trellis conversion. See "--The Company's Grape Production Operations--New Vineyards and Redevelopment of Existing Vineyards."

    In 1997, the Company acquired a lease option for, and began development of, an approximately 537-acre property in Hames Valley in Monterey County. The Company planted 207 acres of this property in 1997, and exercised its option for and began development of the remaining 330 acres in early 1998. The 1997 acreage is expected to begin bearing fruit in 1999, and the 1998 acreage is expected to begin bearing fruit in 2000. In 1997, the Company also began to develop an additional 445 acres in Hames Valley for Canandaigua under a vineyard management contract. See "--The Company's Grape Production Operations--New Vineyards and Redevelopment of Existing Vineyards."


    The Company sold grapes to ten new customers in 1997, including Beringer Wine Estates, David Bruce Winery and Gundlach-Bundschu Winery and entered into new long-term grape purchase contracts for 175 acres. The terms of these new contracts extend to between 2007 and 2013 and have "evergreen" renewal provisions requiring two years' prior written notice of termination.


    During the third quarter of 1997, the Company completed its initial public offering of 2,300,000 shares of its Class A Common Stock, from which the Company realized approximately $20 million in net proceeds.

COMPANY STRATEGY

    The Company's strategic objective is to become the leading independent producer of premium varietal wine grapes in California. The Company believes that its success to date has resulted from execution of a coherent strategy that includes the following elements:


        PRODUCE HIGH VALUE PREMIUM WINE GRAPES. The Company has consistently emphasized production of high value wine grapes that its customers can use to produce premium varietal wine. These varieties principally include Chardonnay, Cabernet Sauvignon and Merlot, in addition to other varieties that command premium prices. Throughout its history, SVI has consistently provided its customers with wine grapes that meet demanding specifications for quality, as measured by sugar content and other objective characteristics. The Company maintains an ongoing program of grafting, replanting and new vineyard development to conform its product mix to take advantage of trends in the wine industry. The Company believes it has developed an excellent reputation in the grape producing industry due to its emphasis on quality and performance. See "--The Company's Grape Production Operations."


        CONTINUE LONG-TERM RELATIONSHIPS WITH LEADING WINE PRODUCERS. The Company has had grape purchase contracts with IDV and its predecessors since 1972 and with Canandaigua and its predecessors since 1979. More recently, SVI has begun contracting for grape sales to smaller wineries with reputations for producing excellent wines such as The Chalone Wine Group, Ltd., Joseph Phelps Vineyards and The Hess Collection Winery. Substantially all of the Company's production is contracted at least through the harvest of 2001, and the majority is contracted at least through the harvest of 2006 with pricing arrangements the Company considers favorable. See "--The Company's Grape Production Operations--Grape Sales." The Company believes that its utilization of long-term contracts allows it to build long-term and mutually beneficial relationships with its customers and attain reliable sources of revenues not readily available to producers relying on the yearly spot market or short-term contracts with wineries.

        MAXIMIZE REVENUES AND PROFITABILITY PER ACRE. The Company invests in new equipment and the development of new and improved viticultural practices in order to increase the productivity and efficiency of its vineyards. These practices include methods of interplanting grape vines to increase vine density, new trellising systems designed to support more grape production while maintaining quality, and other state-of-the-art vineyard practices that facilitate increased production and mechanization. Because increased yields per acre do not significantly increase fixed or variable costs of operating vineyards, productivity improvements contribute substantially to gross profits. Due to its continuing redevelopment and improvement program begun in 1993 on approximately 1,900 acres, the Company believes that much of its acreage now produces significantly more higher value and better quality grapes. See "--The Company's Grape Production Operations--Viticultural Practices."


        ACQUIRE HIGH QUALITY VINEYARD PROPERTIES. The Company has developed a disciplined property acquisition strategy in order to increase its productive capacity and leverage its available management and equipment resources. Due to the significant capital required to own, improve and operate vineyards and the demographic structure in the California wine grape industry, SVI believes that there may be significant opportunities for acquisitions of existing vineyards. The Company plans to capitalize on the experience and reputation of its senior management to purchase existing vineyards and purchase or lease, for terms of up to 50 years, land that is suitable for vineyards in Monterey County and other regions in California. See "--The Company's Grape Production Operations--Capital Investment Requirements for Acquisition, Development and Improvement of Vineyards" and "--New Vineyards and Redevelopment of Existing Vineyards."


CALIFORNIA WINE AND GRAPE INDUSTRY

  OVERVIEW


    The California grape production industry is highly fragmented and consists of several thousand vineyard owners. Most wine grape producers have small, privately owned operations and sell their production to wineries, often at spot market prices from year to year. To supplement the grapes they buy from independent producers, many wineries also own or lease vineyards to supply some of their grape needs. Certain major wineries, such as Robert Mondavi, are large grape producers and produce a significant proportion of the grapes they need to make wine. There are no published data regarding ownership or contractual relationships in the California wine grape production industry and individual holdings of properties are not publicly reported. However, the Company believes it is one of the largest independent producers of premium wine grapes in California, and that there are approximately four or five independent producers of comparable size.


    California wine is produced and marketed by approximately 800 commercial wineries. However, seven wineries, E&J Gallo, Canandaigua, The Wine Group, Sutter Home, Sebastiani, Robert Mondavi and IDV, accounted for approximately 71% of total California wine shipments in 1997. The Company historically has been, and currently is, a supplier to IDV and Canandaigua. In 1997, IDV was the seventh largest winery in terms of case shipments, and its brands include GLEN ELLEN, BEAULIEU VINEYARD, BLOSSOM HILL and CHRISTIAN BROS. Canandaigua was the second largest winery in 1997 and its brands include DEER VALLEY, DUNNEWOOD, TAYLOR CALIFORNIA CELLARS, INGLENOOK, PAUL MASSON and ALMADEN. The Company believes its relationships with IDV and Canandaigua have contributed significantly to its success.

  WINE CONSUMPTION

    Table wines are still wines usually containing less than 14% alcohol and are generally consumed with food or as cocktails. Table wines that retail at less than $3.00 per 750 ml. bottle are generally considered to be generic or "jug" wines, while those that retail at $3.00 or more per bottle are considered premium wines. The premium category is generally divided by the trade into three segments: popular premium wines that retail at $3.00 to $7.00 per bottle; super premium wines that retail at $7.01 to $14.00 per bottle; and ultra premium wines that retail at over $14.00 per bottle.

    The market for California premium varietal table wines has grown significantly over the last 18 years. Since 1980, unit sales of these California wines have increased at an average 15% compound annual rate from approximately
6.6 million nine-liter cases to approximately 69.5 million nine-liter cases in 1997, according to Gomberg, Fredrikson & Associates. During the same time period, premium wine revenues grew at an average 18% compound annual rate to approximately $3.8 billion, or approximately 78% of total California table wine sales of approximately $4.8 billion, in 1997. The growth in California premium wine revenue reflects, among other things, an increase in U.S. per capita consumption of premium California table wines from 0.2 gallons in 1986 to 0.6 gallons in 1997. The following chart shows estimated revenues for California premium and jug wines since 1980.
EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                         1980       1981       1982       1983       1984       1985       1986       1987
Jug Wine Revenues (millions of $)          $ 930    $ 1,022    $ 1,053    $ 1,031      $ 984      $ 905      $ 876      $ 848
Premium Wine Revenues (millions of $)      $ 211      $ 269      $ 318      $ 337      $ 478      $ 572      $ 750      $ 891

                                         1988       1989       1990       1991       1992       1993       1994       1995
Jug Wine Revenues (millions of $)          $ 841      $ 858      $ 922    $ 1,076    $ 1,154    $ 1,150    $ 1,209    $ 1,242
Premium Wine Revenues (millions of $)    $ 1,094    $ 1,204    $ 1,392    $ 1,616    $ 1,883    $ 2,002    $ 2,224    $ 2,518

                                         1996       1997
Jug Wine Revenues (millions of $)        $ 1,310    $ 1,046
Premium Wine Revenues (millions of $)    $ 2,942    $ 3,774

    Notwithstanding the growth in table wine sales and per capita consumption, industry reports indicate that approximately 88% of all table wine sold in the U.S. is consumed by only 16% of the adult population between the ages of 21 and
59. Accordingly, the Company perceives significant room for growth in sales of California table wines, including premium wines.

  GRAPE DEMAND AND SUPPLY

    GRAPE DEMAND FACTORS. The demand for premium wine grapes is driven by the demand for premium wine. The Company believes that the growth in the wine market and shifts in consumer preferences from generic to premium categories reflect several factors, including medical studies linking possible health benefits to moderate wine consumption, growing awareness and interest in wines, especially by adults over 30 years of age, greater consumer education with respect to higher quality wines and general consumer preferences. The results of recent studies have indicated there may be positive health benefits associated with moderate consumption of wine. These studies have been reported in the news, including the 1991 and 1995 CBS television 60 Minutes broadcasts concerning the "French Paradox," which suggested that moderate wine consumption is important in protecting the French from coronary heart disease despite a high-fat diet and high levels of other cardiovascular risk factors. More recently, studies have been published that confirm a more favorable mortality profile for moderate male wine drinkers compared to nondrinkers and that resveratrol, a compound found in wine, inhibits processes that result in the formation and spreading of cancerous tumors. These reports and others like them are believed to have contributed to recent increases in the consumption of premium wines.

    Wine grapes are produced in many regions in California. The climate of the coastal valleys, extending approximately 500 miles from Mendocino County in the north to Santa Barbara County in the south, is characterized by warm days and cool nights moderated by proximity to the Pacific Ocean. These are excellent conditions for production of high quality varietal wine grapes. Monterey County, the Company's focus of operation, is located approximately in the middle of this area. In contrast, the inland areas of California have more extreme summer heat conditions and are less well-suited to the production of high quality varietals. Wine grapes produced in those areas are generally better suited for use as generic wines or inexpensive premium wines. Consequently, the prices of the premium varieties produced in the inland regions are lower than the prices of the same varieties produced in the coastal regions. For example, according to the California Department of Food and Agriculture (the "CDFA") the 1997 weighted average prices per ton of all wine grapes purchased and crushed ranged from $1,115 to $1,716 in the eight coastal districts, compared to a range from $236 to $890 in California's remaining nine grape producing districts.

    GRAPE SUPPLY FACTORS. The supply and price of available grapes are subject to considerable fluctuations caused by, among other things, poor weather conditions, such as excessive rain, drought, frost, excessive heat and prolonged periods of cold weather, and phylloxera infestation. The California wine industry has recently experienced a shortage of grapes due to growth in consumer demand which has outpaced supply increases because of insufficient plantings of grapes in the late 1980's, acreage taken out of production due to phylloxera infestation and reduced yields due to below average weather conditions during the growing seasons in 1995 and 1996. These factors have led to substantial price increases for wine grapes, including those produced by the Company. The Company believes that these conditions may continue for the next one to two years because new vineyards planted in recent years in response to this supply shortfall take four to six years to reach full levels of production.

THE COMPANY'S GRAPE PRODUCTION OPERATIONS

  VINEYARD OPERATIONS

    SVI currently owns or manages approximately 5,280 acres of wine grape vineyards in Monterey and San Benito Counties. These properties consist of approximately 3,600 acres in Monterey County operated for the Company's own account and approximately 1,680 acres operated under management contracts for others. Of the Company's approximately 3,357 net vine acres of wine grapes, approximately 2,050 net vine acres, or 61%, have been contracted for sale to IDV under long-term grape purchase contracts, approximately 400 net vine acres have been contracted for sale to other winery clients, approximately 598 net vine acres represent newly developed acreage planted by the Company in 1996, 1997 and 1998 which is not subject to grape purchase contracts, and approximately 309 net vine acres represent acreage recently acquired by the Company which is not subject to grape purchase contracts. See "--New Vineyards and Redevelopment of Existing Vineyards."

  GRAPE PRODUCTION

    SVI's tons per acre and overall yields of higher value varieties (E.G., Chardonnay, Cabernet Sauvignon and Merlot) have increased in recent years due to, among other factors, changes in product mix through grafting, replanting, increased vine density and improvements in wine grape production technology and know-how. See "--Viticultural Practices." In 1993, the Company began a major improvement and refurbishment program and took many acres out of production temporarily in order to graft or replant new rootstock. This planned decline in grape production, along with poor weather, caused grape sales revenues for 1993 and 1994 to be lower than they otherwise would have been and resulted in a significant decline in tonnage produced through 1996. In 1996, as replanted acreage started to mature, production of high value premium varieties increased. The Company believes that its production of high value wine grapes in these vineyards will continue to increase for the next few years as replanted and interplanted vines continue to mature. However, actual grape production varies according to the variety of grape produced, vine density, the quality and type of soil, water conditions, weather and other factors, and no assurances can be given that such production increases will occur with any predictability or at all. The following table shows SVI's net vine acres by variety from 1993 to 1998 and wine grape tonnage produced by SVI for 1997.

                 NET VINE ACRES OWNED BY SVI AND TONS PRODUCED

                                                                    NET VINE ACRES                             TONS
                                           ----------------------------------------------------------------  ---------
VARIETY                                      1993       1994       1995       1996       1997       1998       1997
-----------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Chardonnay...............................        552        574        656        756        901        880      5,886
Merlot...................................         66        150        307        454        506        556      3,470
Cabernet Sauvignon.......................        286        286        286        274        296        296      1,719
Sauvignon Blanc..........................        171        133        133        133        133        121      1,190
Gewurztraminer...........................        103        103        103        103        103         82        884
Pinot Noir...............................         --         --         --         --        102        102        665
White Riesling...........................        183        124        103         83         87         87        505
Chenin Blanc.............................        350        302        228        187         84         84        487
Zinfandel................................        138        107        107         83         83         83        257
Napa Gamay...............................         39         39         39         39         39         20        240
Grenache(1)..............................         49         49         28         28         28         28        134
Semillon.................................         --         --         --         --         26          5        135
Souzao...................................         --         --         --         --         10         10         38
Syrah....................................         --         --         --         --         --         26         --
Early Burgundy...........................         34         13         13         --         --         --         --
French Colombard.........................         20         --         --         --         --         --         --
Replants/Grafts (2)......................        325        436        313        164        255        327         --
New Acreage (3)..........................         --         --         --         54        374        650         --
                                           ---------  ---------  ---------  ---------  ---------  ---------
  Total Net Vine Acres...................      2,316      2,316      2,316      2,358      3,027      3,357
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------
Total Tons Produced......................     12,734     11,177      8,390     11,241     15,610         --     15,610
                                           ---------  ---------  ---------  ---------  ---------             ---------
                                           ---------  ---------  ---------  ---------  ---------             ---------

------------------------------
(1) Includes 28 acres leased to Joseph Phelps Vineyards and operated by the Company for the account of Joseph Phelps Vineyards.

(2) Replants/grafts are acres which are temporarily taken out of production due to grafting or replanting to change varieties. Acres are deemed to be back in production in the third crop year.

(3) New acreage represents newly acquired bare ground which is in the development stage. The development stage is the first three years of the vineyard's life, when the Company expects little or no production.

  GRAPE SALES

    PRIMARY CUSTOMERS. The wine grape tonnage harvested from the Company's approximately 2,374 net vine acres in production (I.E., excluding vineyards under development or redevelopment) is largely subject to grape purchase contracts with a small number of well-known wine producing companies. The largest set of these contracts, representing approximately 87% of the Company's 1997 grape sales revenues and 81% of the Company's 1997 total revenues, is with IDV. IDV is a unit of Diageo plc, one of the world's largest wine and spirits sales companies, which is headquartered in the United Kingdom. In 1997, IDV was California's seventh largest wine producing company with sales of approximately
6.1 million cases of wine. The Company's contractual relationship with IDV's predecessor began in 1972 and has been continuous since that time. The Company believes that it is currently the largest supplier of wine grapes to IDV. The Company has sales contracts for substantially all of the balance of its wine grape production with Canandaigua, the second largest marketer of wine in the

United States, and other wine producers, including The Chalone Wine Group, Ltd., Joseph Phelps Vineyards and The Hess Collection Winery. The Company also manages, as a contract vineyard operator, an aggregate of approximately 1,533 acres of wine grapes for IDV and Canandaigua, representing 91% of the total acres managed by the Company. See "--Vineyard Management Contracts."

    The terms of the Company's grape purchase contracts generally require the customers to purchase substantially all of the Company's production from specified vineyards at a formula price based upon the previous harvest year's sales prices for specified districts as reported in the Final Grape Crush Report published by the California Department of Food and Agriculture ("CDFA"). See "--Pricing." The contracts generally require the Company to deliver grapes meeting specified sugar levels and other quality measurements. Substantially all of the contracts call for payment in full within 30 days of delivery of the crop to the customer.

    The terms of the Company's long-term grape purchase contracts extend to between 2001 and 2013. Contracts covering most of SVI's acreage extend to 2006 and have "evergreen" renewal provisions whereby the contracts continue until either party gives a two or three years' prior written notice of termination. The Company believes that these evergreen provisions allow it time either to renegotiate the contract with its contracting customer or to find a new customer for the grape production before the contract terminates. See "Risk Factors--Dependence on Major Customers; Renewal of Grape Purchase Agreements."

    The Company has enjoyed excellent relationships with its customers that have been built over many years of satisfying customer needs for quality, timely delivery and service. Long-term supply arrangements benefit customers by providing a significant, reliable supply of high-quality grapes at predictable prices, and the Company believes that in many respects IDV and Canandaigua prefer their supply arrangements with the Company to the purchase of comparable amounts of grapes on the open market from multiple producers. These contracts also benefit the Company by providing reliable sources of revenues. SVI believes that these contracts are one of the major reasons for its past success, and it plans to rely upon these and similar contracts in the future. While contract terms are typically a function of market factors and it is not possible to know what the terms of the Company's future grape purchase arrangements will be, it is probable that any renewal or replacement of the Company's IDV and Canandaigua contracts, the majority of which will expire in 2006, and any purchase agreements covering new vineyards will have different terms. Among other potential contract terms, the Company intends to consider entering into long-term grape purchase contracts with generally fixed maximum and minimum prices per acre instead of prices per ton that are subject to annual variation. It is anticipated that such acreage contracts would provide for the customer to bear more of the crop risk than is typically borne by the Company under a tonnage contract.

    PRICING. Each year the CDFA publishes the Grape Crush Report on a preliminary basis on February 10, with a final report published on March 10. The Grape Crush Report discloses the prices, tons and certain quality standards of all grapes crushed for wine from each of California's 17 wine grape producing districts in the grape harvest of the previous autumn. The report is relied upon heavily by wineries and wine grape producers to negotiate contracts and establish grape prices, as well as by financial and other institutions who serve the wine industry.


    SVI's contract grape prices are established each year by formulas which are different for each of its customers. However, substantially all of its contracts utilize a formula which is used to calculate a price for each wine grape variety based on the previous year's prices in several specified CDFA reporting districts. For example, grapes from the Company's 1998 harvest that are subject to these contracts will be sold at prices based on the actual prices for the 1997 harvest reported in the Final Grape Crush Report published March 10, 1998. This enables both the Company and its customers to know final grape prices (on a per ton basis by variety) approximately eight months in advance of each year's harvest. These multiple district formula prices, as opposed to sales on the short-term spot market, tend to moderate year-to-year swings in prices. The Company's grape purchase contracts typically utilize pricing based in part upon prices for Napa, Sonoma and Mendocino County grapes, which tend to be higher than prices for the same varieties produced in Monterey County. Some recent agreements use pricing formulas that are based more heavily on Monterey County data, which may also be the case for the renewal or replacement of the IDV and Canandaigua agreements and additional agreements covering new or replanted vineyards. The chart below shows the weighted average prices SVI has received, or expects to receive, per ton of grapes for the primary varieties it has produced since 1994 based on the pricing formulas of its various contracts.

              WEIGHTED AVERAGE PRICES PER TON RECEIVED BY SVI (1)

VARIETY                                                           1994       1995       1996       1997     1998 (2)
--------------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
Chardonnay....................................................  $   1,092  $   1,060  $   1,188  $   1,444  $   1,572
Merlot........................................................      1,098      1,098      1,184      1,432      1,538
Cabernet Sauvignon............................................      1,117      1,097      1,193      1,425      1,577
Zinfandel.....................................................        582        623        790        971      1,113
Sauvignon Blanc...............................................        649        682        742        902      1,031
Gewurztraminer................................................        590        589        663        825        913
White Riesling................................................        512        514        624        803        828
Napa Gamay....................................................         --         --         --        717        878
Chenin Blanc..................................................        417        420        482        666        766

------------------------------
(1) Prices for premium varieties have increased in recent years largely as a result of supply and demand conditions. Supply and demand factors will change over time and there can be no assurance that the prices received by the Company in the future will continue to increase or will match or exceed historical prices.

(2) Based upon existing contracts, Company production estimates and the 1997 Final Grape Crush Report released March 10, 1998.

  VITICULTURAL PRACTICES

    The Company continually investigates and experiments to develop enhanced viticultural practices in order to improve the yields of its vineyards and the quality of grapes it produces. Innovations developed or employed by SVI over the past ten years have included new grafting methods, interplanting, new trellis designs and improved machine harvesting technology and practices. In addition, the Company has experimented with increased vine densities in order to improve productivity.

  VINEYARD PRODUCTION CYCLE

    The vineyard production cycle begins each year in December, after completion of harvest. From December through March vines are pruned and tied to trellises, and damaged stakes, trellises, irrigation systems and other vineyard components are repaired or refurbished. After winter rains end, irrigation and cultivation of the vineyards begin and continue through the harvest season. Herbicides are applied as needed through the summer. Necessary applications of pesticides and fertilizer begin in the spring and continue until harvest. Grafting and planting also take place in the first four or five months of the year. As growth of the vines accelerates beginning in late spring, they are trained and tied, and excess leaves are sometimes pulled to promote more efficient growth of vines and fruit. Depending on the rate at which fruit ripens, harvest typically begins in late-August to mid-September and is completed by the end of October or early November. Direct farming costs currently range from $1,500 to $2,500 per acre over the course of the year for vineyards in full production, and revenues are realized at the time of harvest. Approximately one-half of annual production costs are incurred by June 30.

  CAPITAL INVESTMENT REQUIREMENTS FOR ACQUISITION, DEVELOPMENT AND IMPROVEMENT OF VINEYARDS

    Because of the increasing demand for premium wine, the Company's customers as well as other wineries have been seeking additional long-term sources of premium wine grapes. Accordingly, the Company's strategy is to expand its operations and grape production through the acquisition of existing vineyards and other properties that can be developed into new vineyards and the redevelopment of the Company's older vineyards. As discussed below, the Company has implemented this strategy through the 1997 acquisition of the 370-acre Riverview Vineyard, the lease in 1997 and 1998 of approximately 537 acres of undeveloped land in Hames Valley for vineyard development, and the redevelopment of the Company's vineyards begun in 1993. The Company plans to expand its operations further, subject to the availability of capital and additional suitable properties on terms acceptable to the Company.

    Generally, significant amounts of fruit are not produced for three years from newly planted vines and for two years from vines which are grafted to a new variety. During this time, the Company incurs significant development and production costs that are not offset by revenues from these vineyards and must be financed from other sources. Newly planted vines that are four to five years of age and grafted vines that are three to four years of age generally begin to produce grapes in sufficient quantities to cover production costs and contribute to gross profit, subject to some variation due to the effects of factors such as geographic location, variety of grape grown, vine density, quality and type of soil, water quality and weather conditions.

    It has been the Company's experience that it currently costs approximately $15,000 to $18,000 per acre over a three-year period to develop open land into a producing premium wine grape vineyard, before taking into account the cost of land. Accordingly, the Company estimates that the current replacement value of its existing 3,600 acres is approximately $49 to $59 million, before cost of land and ignoring the amount of time necessary to produce grapes economically. The costs of redeveloping existing vineyards vary depending upon the condition of the vineyard and the scope of the redevelopment plan.

    Due to the acquisition and development of new vineyards and the redevelopment of existing vineyards, much of the Company's vineyard acreage has not yet reached full productive capacity. While there can be no assurance that the Company's properties will achieve their full productive capacity at the rate indicated, if at all, the Company believes that its existing acreage under development or redevelopment represents significant potential for revenue growth. The following table shows recent and anticipated maturity of the Company's vineyards.

                  MATURITY LEVELS OF SVI'S NET VINE ACRES (1)

                                                                                         CROP YEAR
                                                              ----------------------------------------------------------------
                                                                1997       1998       1999       2000       2001       2002
                                                              ---------  ---------  ---------  ---------  ---------  ---------
Acres five or more years old (at or near full production)...      1,999      2,093      2,210      2,374      2,875      3,357
Acres three and four years old (partial production).........        363        281        665        983        482         --
Acres one and two years old (not in production).............        665        983        482         --         --         --
                                                              ---------  ---------  ---------  ---------  ---------  ---------
    Total Acres.............................................      3,027      3,357      3,357      3,357      3,357      3,357
                                                              ---------  ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------  ---------

------------------------------
(1) The net vine acreage shown above is SVI's planted acreage only. It does not include acreage devoted to roads, storage areas, equipment yards or uses other than vineyards.

    If the Company's vineyards under development mature consistently with historical experience and no significant problems are encountered, they should be at or near their full productive capacity in or about 2002. Therefore, acquisitions of producing vineyards will be required prior to 2002 to achieve production increases in excess of those anticipated from the Company's existing vineyards. In addition, acquisitions of producing vineyards or open land suitable for vineyard development will be required to sustain productivity increases after 2002 and moderate any productivity losses from the Company's existing vineyards due to grafting to new varieties, replanting with phylloxera-resistant rootstock, and various other factors that take vineyards out of production from time to time. See "--Uncertainty of Revenue Growth," "--Capital Requirements," and "--Risks Associated with Business Expansion and Acquisition Strategy; Long-Term Strategies" under "Risk Factors."

NEW VINEYARDS AND REDEVELOPMENT OF EXISTING VINEYARDS

    HAMES VALLEY. In 1997, the Company acquired an option to lease, for a term of up to 50 years, approximately 537 acres of undeveloped land suitable for wine grape vineyards in Hames Valley, which is located approximately 45 miles south of the Company's vineyard headquarters. Following exercises of the option, the Company began development on 207 acres in 1997 and on the remaining 330 acres in 1998. This acquisition is expected to allow the Company to leverage its existing resources, and it establishes SVI in a region where it believes additional property suitable for premium wine grape production is available. The Company intends to secure long-term grape purchase contracts for the grape production from these new vineyards. There can be no assurance, however, that the Company will be successful in finding a winery or wineries which will agree to such long-term wine grape purchase contracts.

    After negotiating its own Hames Valley lease, SVI arranged for Canandaigua to lease an additional approximately 445 acres in Hames Valley. Pursuant to a long-term contract with Canandaigua, in 1997 SVI began to develop this acreage into vineyards that it will manage for Canandaigua. Under the contract, SVI receives monthly fees, equipment rental income and, when the vineyard begins to produce wine grapes, harvest fees. The Company has no investment in the vineyard because development money and working capital are provided by Canandaigua.

    RIVERVIEW VINEYARD. On June 26, 1997, the Company acquired a 370-acre vineyard known as Riverview Vineyard located approximately 12 miles north of SVI's vineyard headquarters. The purchase price was approximately $5.5 million. The vineyard is planted with several varieties, including approximately 120 acres of Chardonnay and 100 acres of Pinot Noir. The Company intends to secure long-term grape purchase contracts for the grape production from this new vineyard. There can be no assurance, however, that the Company will be successful in finding a winery or wineries which will agree to such long-term wine grape purchase contracts.

    REDEVELOPMENT OF EXISTING VINEYARDS. In 1993, SVI began a major improvement and refurbishment program at its vineyards in order to increase production and to upgrade its variety mix to those grapes that were expected to be in greater demand and sell at higher prices. From 1993 through 1997, the Company made capital expenditures at its vineyards of over $11.0 million, and the improvement and refurbishment program is continuing. From 1993 through 1997, the Company replanted or regrafted approximately 995 acres to higher value varieties and interplanted an additional 870 acres. In 1998, the Company is replanting approximately 152 acres and is interplanting approximately 322 acres. See "--Net Vine Acres Owned by SVI and Tons Produced."

  WATER SUPPLY

    The Company's vineyards are located in the Salinas Valley through which flows the Salinas River. The watershed of the Salinas Valley is from the Ventana Wilderness in the Los Padres National Forest and Santa Lucia range of coastal mountains. The Salinas River supplies a very large aquifer which is tapped by agricultural users. In addition, the Salinas River is fed by two large reservoirs, Lake Nacimiento and Lake San Antonio, which were built primarily for agricultural water supply purposes to serve the Salinas Valley. These reservoirs are maintained by the Monterey County Water Resource Agency. The Company drip irrigates all of its vineyards from wells located on or near its vineyards. The quality of the water obtained from the wells is good, and the wells have proven to be a plentiful and reliable source of water for the Company's operations, even during the drought years of the late 1980s. See "Risk Factors--Water."

VINEYARD MANAGEMENT CONTRACTS

    The Company manages, as a contract vineyard operator, approximately 1,680 acres in Monterey and San Benito Counties for four vineyard owners, including approximately 1,533 acres managed for IDV and Canandaigua. Pursuant to its management and harvest contracts, budgeted costs of labor and equipment are advanced to the Company on a monthly basis and the Company receives management fees based on the acreage managed and harvested. The Company's vineyard management contracts generally expire no earlier than the completion of harvest in years ranging from 2004 to 2012, and otherwise may be terminated by either party with one or two years' advance notice. In certain cases the Company has also received fees for financing vineyard improvements, securing property and designing vineyards. The Company may enter into similar arrangements for other vineyard properties in the future.

WINE PRODUCTION AND SALES; STOCKHOLDER "WINE DIVIDEND" PROGRAM

    SVI began limited production of its own ultra premium varietal wines under the SCHEID VINEYARDS and SAN LUCAS VINEYARD labels in 1991. The Company has contracted for its wine production with Storrs Winery, a small producer of award winning wines located in Santa Cruz, California, approximately 50 miles from the Company's vineyard headquarters. The Company currently subleases space in a 1,600 square foot building from Storrs Winery, including certain space dedicated for the Company's exclusive use in connection with its winemaking activities. In 1996, the Company obtained a winery license, and a tasting room was opened in April 1997 at the Company's vineyard headquarters located on U.S. Highway 101 (a major north-south thoroughfare between San Francisco and Los Angeles) just south of Greenfield and north of King City in Monterey County.

    Production and sales have been limited to date. In 1996 and 1997, SVI produced approximately 2,000 and 4,000 cases, respectively, of ultra premium varietal wines, including Chardonnay, Cabernet Sauvignon, Merlot and White Riesling, using Company-grown grapes. While its actual wine production will depend on various factors, the Company currently plans to increase its annual production to approximately 5,000 cases by late 1998. As it increases wine production, the Company intends to distribute directly through its tasting room, restaurants, clubs and a few selected retailers. In 1997, the Company also offered a "wine dividend" to holders of at least 100 shares of its Class A Common Stock, whereby such shareholders were entitled to a $0.50 per share credit for use in making limited purchases of the Company's wine at up to a 50% discount from the retail price. The Company intends to offer another "wine dividend" in 1998. SVI has not yet earned a profit on its wine business and cannot predict when, or if, these operations will become profitable. Further, SVI does not expect its wine business to have a material impact on sales or earnings in the foreseeable future. No assurances can be given that wine production and sales ever will be a major source of profit for the Company.

COMPETITION

    Wine grape growing and wine production are extremely competitive. There are an estimated 800 commercial wineries which produce and market California table wine, approximately half of which produce fewer than 5,000 cases per year. Seven wineries account for approximately 71% of sales based on total California wine shipments in 1997. In addition, there are many sources of supply of wine grapes in California and in countries outside the United States. At the end of 1996, approximately 380,000 acres were planted to wine grapes in California according to the California Agricultural Statistics Service, and the number of planted acres is growing. Most wine grape producers have small, privately owned operations and sell their production to wineries, often at spot market prices from year to year. Quality of production and yields can vary widely from vineyard to vineyard in the same geographic area. To supplement the grapes they buy from independent producers, many wineries also own or lease vineyards to supply some of their grape needs. Certain major wineries, such as Robert Mondavi, are large wine grape producers and produce a significant proportion of the grapes they need to make wine. Substantial vineyard acreage is also owned by other wineries and more is being developed. There are no published data regarding the size of the wine grape production industry in California, and holdings of properties are not publicly reported. However, the Company believes it is one of the largest independent producers of premium wine grapes in California, and that there are approximately four or five independent producers of comparable size in terms of acreage.

    In addition, there are numerous wine producers in Europe, South America, South Africa, Australia and New Zealand. All of these regions export wine into the United States. California grape and wine supply shortages, especially in red wines, have prompted some domestic national brand marketers to purchase wine from foreign sources. Most imports are bottled wines; however, some wineries have imported bulk wine in large tanks for bottling and sale in the United States. Imports to California for these purposes increased from approximately 279,000 gallons in 1995 to approximately 6 million gallons in 1996. Over 90% of the bulk wine imported for this purpose came from Chile and France.

ENVIRONMENTAL ISSUES

    SVI currently maintains 14 above-ground fuel storage tanks on its own vineyard properties to provide fuel to its various vehicles and machinery. These tanks have capacities ranging from approximately 500 to 10,000 gallons and are installed on concrete slabs with catch basins to protect the ground surface from any inadvertent release. No underground storage tanks are located on the Company's properties.

    The Company's current operations require the periodic usage of various chemical herbicides, fungicides and pesticides, some of which contain hazardous or toxic substances. The usage and storage of these chemicals are, to varying degrees, subject to federal and state regulation. To the extent that the Company stores such chemicals, they are contained in a secured storage facility at the Company's vineyard headquarters. The most toxic pesticide used by the Company, Furadan-TM-, is not stored on-site, but is delivered as needed by an unaffiliated company and applied to the vineyard under the supervision of a state-licensed applicator. The Company also maintains a comprehensive safety program supervised by the Company's human resources safety director and a licensed pest control advisor.

TRADEMARKS AND LABELS

    The Company is seeking to register a trademark relating to a specific slogan which the Company uses on souvenirs and paraphernalia sold at the Company's wine-tasting room. The Company also has wine labels approved by the Bureau of Alcohol, Tobacco and Firearms, including the SCHEID VINEYARDS and SAN LUCAS VINEYARD brand names.

EMPLOYEES AND LABOR RELATIONS

    The Company has approximately 63 full-time employees and employs seasonal and contract labor for vineyard development, pruning, harvesting and other related tasks during peak seasons. Field labor needs are seasonal, normally peaking at approximately 400 field workers at harvest, and dropping to a low of approximately 50 immediately after harvest. The Company also uses contracted labor for specialized work, such as grafting, and otherwise when necessary.

    The UFW has represented the Company's farm workers since 1993. The Company has recently completed the negotiation of a new four-year contract with the UFW that will expire at the end of 2001. The terms of the new contract are not expected to have a material economic impact on the Company. The Company believes its labor relations are satisfactory. The Company has never had a walk-out, sit-down, slow-down or strike, and the existing contract has a "no strike" clause. The

Company has, however, been picketed, particularly during the organizing effort by the UFW and during negotiation of the first contract in 1995. See "Risk Factors--Labor Regulations and Union Contract."

LEGAL PROCEEDINGS

    The Company is not a party to any material legal proceedings.

PROPERTIES

    CORPORATE HEADQUARTERS. The Company's executive corporate office occupies approximately 5,685 square feet in Marina del Rey, California under a five-year lease with Tesh Partners, L.P., a limited partnership of which SVI is the general partner and four members of the Scheid family are limited partners. Each of these members of the Scheid family is a principal stockholder of the Company. See "Certain Transactions." The lease expires in 1999. The Company believes that its existing facilities will be adequate to meet the Company's needs for the foreseeable future. Should the Company need additional space, management believes it will be able to secure additional space at commercially reasonable rates.

    VINEYARDS. The Company currently owns approximately 1,837 acres of land and leases approximately 1,763 acres of land underlying its vineyards, all of which are located in Monterey County, California. The four leases to which the Company is a party were entered into in 1973, 1979, 1996 and 1997, respectively, and each of the land leases has an initial term of approximately 30 years and options to extend for up to an additional 20 years. In addition, if the owner of any leased property decides to sell, the Company has rights of first purchase or first refusal. Substantially all of the Company's property, plant and equipment serves as collateral for long-term debt.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following sets forth certain information with regard to each of the directors and executive officers of the Company.


NAME                                      AGE                                     POSITION
------------------------------------      ---      ----------------------------------------------------------------------
Alfred G. Scheid(1).................          66   Chairman of the Board of Directors and Chief Executive Officer

Scott D. Scheid.....................          38   Vice President, Chief Operating Officer and Director

Heidi M. Scheid(2)..................          34   Vice President Finance, Chief Financial Officer, Treasurer and
                                                     Director

Kurt J. Gollnick....................          39   Vice President Vineyard Operations

Ernest M. Brown.....................          70   Vice President and Secretary

John L. Crary (1)(2)................          44   Director

Robert P. Hartzell (1)(2)...........          64   Director


------------------------
(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

    ALFRED G. SCHEID, the Company's Chairman of the Board and Chief Executive Officer, was one of the founders of the Company in 1972 and has served continuously as its Chief Executive Officer since that time. Mr. Scheid has been engaged full-time in the business of SVI since 1988, when he became the sole owner of the Company. Prior to 1988, Mr. Scheid had other business affairs outside SVI. Mr. Scheid is a founder of the California Association of Winegrape Growers, a trade association that represents the interests of California wine grape producers and has served as its chairman. He is also a founder of Monterey County Vintners and Growers Association, a trade association composed primarily of wine grape and wine producers, and has been an associate member of the Wine Institute, a San Francisco-based trade organization, for more than 25 years. Mr. Scheid is a graduate of the Harvard Graduate School of Business, and is the father of Scott D. Scheid and Heidi M. Scheid.

    SCOTT D. SCHEID became Chief Operating Officer and a director of the Company in 1997. Mr. Scheid joined the Company in 1986 as Vice President and has been engaged full-time in the business of the Company since that time. Prior to joining SVI, he was employed as an options trader with E.F. Hutton & Company Inc. Mr. Scheid was recently elected as a director of the California Association of Winegrape Growers, and he previously has served as a director of Monterey County Vintners and Growers Association. Mr. Scheid holds a B.A. degree in economics from Claremont Men's College.

    HEIDI M. SCHEID became the Company's Vice President Finance, Chief Financial Officer, Treasurer and a director in 1997. Ms. Scheid joined the Company in 1992 as Director of Planning after serving as a senior valuation analyst at Ernst & Young, LLP for two years. Prior to that, she was an associate with Interven Partners, a venture capital firm. Ms. Scheid holds an M.B.A. degree from the University of Southern California.

    KURT J. GOLLNICK has been the Company's Vice President Vineyard Operations since 1997. Mr. Gollnick joined SVI in 1988 as General Manager, Vineyard Operations. For seven years prior to joining the Company, Mr. Gollnick was a vineyard manager for Thornhill Ranches of Santa Maria, California, where he managed 1,200 acres of vineyards. He has served as a director of the California Association of Winegrape Growers from 1989 through 1997. Mr. Gollnick has also served as president of the Central Coast Grape Growers and Monterey Grape Growers Associations. Mr. Gollnick holds a

B.S. degree in agricultural economics from the California Polytechnic State University San Luis Obispo.

    ERNEST M. BROWN joined the Company in 1972, and at various times has served as the Company's Vice President, Controller and Secretary. Mr. Brown currently holds the positions of Vice President and Secretary. Mr. Brown is a licensed certified public accountant and was formerly a partner with the accounting firm of Lee, Sperling, Brown and Hisamune.

    JOHN L. CRARY became a director of the Company in 1997. Since 1988, Mr. Crary has been a corporate financial advisor and venture capital investor active with companies in the agricultural, bioscience and energy industries. From 1980 to 1988, Mr. Crary was an investment banker in the corporate finance department of E.F. Hutton & Company Inc. Mr. Crary has been a consultant to SVI and its predecessors since 1993 in connection with financial matters, acquisitions and business strategy. Mr. Crary is a founder and director of Petroleum Capital Associates, Inc., a privately held oil and gas investment concern, and is a graduate of the University of California at Irvine and the Columbia University Graduate School of Business.

    ROBERT P. HARTZELL became a director of the Company in 1997. Mr. Hartzell is the owner of Harmony Vineyards, a producer of premium Zinfandel wine grapes near Lodi, California. From 1978 to 1996, Mr. Hartzell was President of the California Association of Winegrape Growers. For six years during this period, Mr. Hartzell also served on the Agricultural Policy Advisory Committee to the U.S. Secretary of Agriculture and the U.S. Trade Representative in connection with the General Agreement on Trade and Tariffs negotiations. Mr. Hartzell has also served as Deputy Director of the California Department of Food and Agriculture. Mr. Hartzell holds a B.S. degree from the University of California at Davis.

    Officers serve at the discretion of the Board of Directors.

BOARD OF DIRECTORS, COMMITTEES AND COMPENSATION

    Directors are elected to serve a one-year term and until their successors are duly elected and qualified. The number of authorized directors is currently set at five. See "Description of Capital Stock--Class A Common Stock and Class B Common Stock--Voting Rights" for information concerning the election of directors by the holders each class of the Company's Common Stock.

    The Board of Directors has appointed an Audit Committee and a Compensation Committee. The members of the Audit Committee are Messrs. Crary and Hartzell and Ms. Scheid. Responsibilities of the Audit Committee include reviewing financial statements and consulting with the independent auditors concerning the Company's financial statements, accounting and financial policies and internal controls and reviewing the scope of the independent auditors' activities and fees. The members of the Compensation Committee are Messrs. Crary, Hartzell and Alfred G. Scheid. The Company's Compensation Committee establishes and reviews salary, bonus and other forms of compensation for officers of the Company, provides recommendations to the Board of Directors for the salaries and incentive compensation of the employees and consultants of the Company, reviews training and human resources policies and makes recommendations to the Board of Directors regarding such matters. The Company has no nominating committee or committee performing similar functions.

    The Company pays each non-employee director an annual fee of $5,000 and meeting fees at the rate of $500 for each Board meeting attended in person and reimburses such director for all expenses incurred by him in his capacity as a director of the Company. No fees are paid for participation in telephonic meetings of the Board of directors or its committees or actions taken in writing. Under the Company's 1997 Stock Option/Stock Issuance Plan, non-employee directors of the Company periodically receive automatic grants of stock options exercisable for shares of the Company's Class A Common Stock as described below under "--1997 Stock Option/Stock Issuance Plan."

EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION OF NAMED EXECUTIVE OFFICERS

    The following table sets forth information concerning the annual and long-term compensation earned by the Named Executive Officers for services rendered in all capacities to the Company for the fiscal years ended December 31, 1997 and 1996. The "Named Executive Officers" include (i) each person who served as Chief Executive Officer during 1997 (one person), (ii) each person who
(a) served as an executive officer at December 31, 1997, (b) was among the four most highly paid executive officers of the Company, not including the Chief Executive Officer, during 1997 and (c) earned total annual salary and bonus compensation in 1997 in excess of $100,000 (four persons), and (iii) up to two persons who would be included under clause (ii) above had they served as an executive officer at December 31, 1997 (no persons).

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                 ANNUAL COMPENSATION (1)                COMPENSATION (4)
                                    --------------------------------------------------  -----------------
                                                                             OTHER           SHARES
                                                                            ANNUAL         UNDERLYING        ALL OTHER
        NAME AND CAPACITY            FISCAL      SALARY                  COMPENSATION     OPTIONS/SARS     COMPENSATION
         IN WHICH SERVED              YEAR       ($)(2)      BONUS ($)      ($)(3)             (#)           ($)(5)(6)
----------------------------------  ---------  -----------  -----------  -------------  -----------------  -------------

Alfred G. Scheid,                        1997  $   400,000  $   140,000            --               0       $   168,183
CHAIRMAN OF THE BOARD                    1996  $   400,000  $         0            --               0       $    97,095
AND CHIEF EXECUTIVE
OFFICER

Scott D. Scheid,                         1997  $   118,300  $   105,000            --          20,000       $     3,550
VICE PRESIDENT AND CHIEF                 1996  $    90,000  $    75,000            --               0       $     2,700
OPERATING OFFICER

Heidi M. Scheid,                         1997  $   106,700  $    90,000            --          20,000       $     3,200
VICE PRESIDENT FINANCE, CHIEF            1996  $    75,000  $    30,000            --               0       $     2,250
FINANCIAL OFFICER AND TREASURER

Kurt J. Gollnick,                        1997  $   111,700  $   105,000            --          20,000       $     3,350
VICE PRESIDENT VINEYARD OPERATIONS       1996  $    92,700  $    85,000            --               0       $     2,781

Ernest M. Brown,                         1997  $   120,000  $    72,000            --          20,000       $     3,600
VICE PRESIDENT AND SECRETARY             1996  $   118,000  $    72,000            --               0       $     2,070

------------------------
(1) Amounts shown include cash compensation earned for the periods reported whether paid or accrued in such periods.

(2) As of the date of this Prospectus, the annual salary levels for the Named Executive Officers were: Alfred G. Scheid ($400,000); Scott D. Scheid ($130,000); Heidi M. Scheid ($120,000); Kurt J. Gollnick ($120,000); and
    Ernest M. Brown ($120,000).

(3) During 1997 and 1996, the Named Executive Officers received personal benefits, the aggregate amounts of which for each Named Executive Officer did not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus reported for such Named Executive Officer in such years.

(4) The Named Executive Officers did not receive any restricted stock awards or long-term incentive plan payouts in 1997 or 1996.

(5) Except as described in note 6, all amounts in this column represent matching contributions under the Company's 401(k) plan. In the case of Alfred G. Scheid, matching contributions in 1997 and 1996 were $4,750 and $4,620, respectively.

(6) In the case of Alfred G. Scheid, includes $163,433 and $92,475 in 1997 and 1996, respectively, representing benefits received under a split dollar life insurance trust arrangement pursuant to which Alfred G. Scheid is entitled to designate the beneficiary of a $2,000,000 life insurance policy and the Company is obligated to advance a portion of the premiums. The owner of the insurance policy is a trust, the trustees of which include Scott D. Scheid and Heidi
    M. Scheid, each of whom is an executive officer and director of the Company and a child of Alfred G. Scheid. Advances by the Company are required to be repaid out of the surrender proceeds or death benefits payable under the policy. The amount of the benefits received in each year represents (i) the premiums payable by the Company during the year ($163,433 in 1997 and $92,475 in 1996) plus (ii) the proportionate amount, if any, of the excess of the actuarially projected cash surrender value of the policy at the end of such year over the aggregate amount of premiums advanced by the Company through such year ($0 at each of December 31, 1997 and 1996). Such proportionate amount is measured by the time-weighted compounded returns on the premiums advanced by each of the Company and the policy owner, and assuming a constant rate of return from inception of the policy.

OPTION GRANTS

    The following table sets forth information with respect to grants of stock options to the Named Executive Officers during fiscal 1997, which stock options are exercisable for shares of Class A Common Stock of the Company. No stock appreciation rights were granted by the Company in fiscal 1997.

                       OPTIONS/SAR GRANTS IN FISCAL 1997

                                                     NUMBER OF       % OF TOTAL
                                                    SECURITIES      OPTIONS/SARS
                                                    UNDERLYING       GRANTED TO       EXERCISE
                                                   OPTIONS/SARS     EMPLOYEES IN        PRICE
NAME                                              GRANTED (#) (1)    FISCAL YEAR      ($/SHARE)    EXPIRATION DATE
------------------------------------------------  ---------------  ---------------  -------------  ----------------
Scott D. Scheid.................................        20,000             14.2%      $   10.00       July 23, 2007
Heidi M. Scheid.................................        20,000             14.2%      $   10.00       July 23, 2007
Kurt J. Gollnick................................        20,000             14.2%      $   10.00       July 23, 2007
Ernest M. Brown.................................        20,000             14.2%      $   10.00       July 23, 2007

------------------------
(1) These options were granted on July 24, 1997. The exercise price is equal to the fair market value of the Class A Common Stock on the date of grant. The options vest 25% on the first anniversary of the grant date with the remaining 75% vesting ratably in 36 monthly installments following the first anniversary of the grant date; provided, however, that the vesting of options will be accelerated immediately prior to certain corporate transactions involving certain changes in control of the Company unless the options are assumed, or replaced with comparable options or a cash incentive program, by the successor corporation. The stock options are subject to termination prior to the expiration date following the termination of the optionee's employment with the Company. The terms of the stock options granted to the Named Executive Officers are the same as those granted on the same date to other employees of the Company, except that none of the stock options granted to the Named Executive Officers are "incentive stock options," and the stock options granted to the Named Executive Officers provide for the acceleration of vesting and extension of the option termination dates upon the termination of the optionee's employment with the Company under certain circumstances following certain changes in control of the Company. See "--1997 Stock Option/Stock Issuance Plan" and "--Employment Agreements, Termination of Employment and Change-in-Control Arrangements" below.

OPTION EXERCISES AND HOLDINGS

    The following table sets forth with respect to the Named Executive Officers information concerning the exercise of stock options during 1997 and unexercised options held as of the end of the year. The Company has never granted stock appreciation rights.

                        AGGREGATED OPTION/SAR EXERCISES
                      AND 1997 YEAR-END OPTION/SAR VALUES

                                                                                                             VALUE OF
                                                                                                            UNEXERCISED
                                                                                  NUMBER OF                IN-THE-MONEY
                                                                         UNEXERCISED OPTIONS/SARS AT       OPTIONS/SARS
                                                                                                          AT FISCAL YEAR
                                                                              FISCAL YEAR END(#)             END($)(1)
                                SHARES ACQUIRED ON         VALUE       --------------------------------  -----------------
NAME                                EXERCISE(#)         REALIZED($)    UNEXERCISABLE     EXERCISABLE       UNEXERCISABLE
-----------------------------  ---------------------  ---------------  -------------  -----------------  -----------------
Alfred G. Scheid.............                0           $       0               0                0
Scott D. Scheid..............                0           $       0          20,000                0          $       0
Heidi M. Scheid..............                0           $       0          20,000                0          $       0
Kurt J. Gollnick.............                0           $       0          20,000                0          $       0
Ernest M. Brown..............                0           $       0          20,000                0          $       0


NAME                             EXERCISABLE
-----------------------------  ---------------
Alfred G. Scheid.............
Scott D. Scheid..............     $       0
Heidi M. Scheid..............     $       0
Kurt J. Gollnick.............     $       0
Ernest M. Brown..............     $       0

------------------------

(1) The values of unexercised in-the-money options have been determined based on the per share closing price of the Company's Class A Common Stock as reported in the Nasdaq National Market System on December 31, 1997 ($9.125).


1997 STOCK OPTION/STOCK ISSUANCE PLAN

    An aggregate of 200,000 shares of Class A Common Stock have been authorized for direct issuance to, or issuance upon exercise of options that may be granted to, directors, officers, employees and consultants of the Company under the 1997 Stock Option/Stock Issuance Plan, as amended (the "Plan"). In no event, however, may any one participant in the Plan receive option grants or direct stock issuances for more than 100,000 shares of Class A Common Stock in the aggregate per calendar year.

    The Plan is divided into three separate components: (i) the Discretionary Option Grant Program under which eligible individuals may, at the discretion of the Plan Administrator, be granted options to purchase shares of Class A Common Stock at an exercise price not less than 100% of the fair market value of those shares on the grant date; (ii) the Stock Issuance Program under which such individuals may, in the Plan Administrator's discretion, be issued shares of Class A Common Stock directly, through the purchase of such shares at a price not less than 100% of their fair market value at the time of issuance or as a bonus tied to the performance of services; and (iii) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee directors to purchase shares of Class A Common Stock at an exercise price equal to 100% of their fair market value on the grant date.

    The Discretionary Option Grant Program and the Stock Issuance Program are administered by the Board of Directors with recommendations by the Compensation Committee. The Board of Directors has complete discretion to determine which eligible individuals are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding.

    In the event that the Company is acquired by merger or asset sale while SVI-Del continues to own at least 50% of the outstanding voting securities of SVI-Cal, or in the event SVI-Cal is acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation will automatically accelerate in full (unless such acceleration is precluded by the terms of the grant), and all unvested shares under the Stock Issuance Program will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation or such acceleration is precluded by the terms of the grant. However, the Board of Directors has the discretionary authority to structure option grants and repurchase rights under the Discretionary Option Grant and Stock Issuance Programs so that the shares subject to those options or repurchase rights will vest immediately upon (i) a merger or asset sale whether or not those options are assumed or those repurchase rights are assigned or (ii) the termination of the individual's service, whether involuntarily or through a resignation for good reason, within a designated period following a merger or asset sale in which those options are assumed or those repurchase rights are assigned or following a change in control of the Company effected by a successful tender offer for more than 50% of the Company's outstanding voting securities or by proxy contest for the election of directors. In addition, one or more options or repurchase rights may be structured so that the shares subject to those options or repurchase rights will vest immediately upon the termination of the individual's service within a designated period following a change in ownership of more than 50% of the outstanding voting securities of SVI-Cal.

    The Board of Directors has the authority to effect the cancellation of outstanding options under the Plan in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the shares of Class A Common Stock on the new grant date.

    Under the Automatic Option Grant Program, each individual who was serving as a non-employee director on the date the underwriting agreement for the Company's initial public offering was executed (July 24, 1997) received an option grant on such date for 10,000 shares of Class A Common Stock. Such option grants were made to each of Messrs. Crary and Hartzell. Each individual who first becomes a non-employee director at any time after such date will receive a 10,000-share option grant on the date such individual joins the Board, provided such individual has not been in the prior employ of the Company and has not previously received an option grant from the Company in his or her capacity as a non-employee director. In addition, at each Annual Stockholders Meeting, beginning with the 1998 Annual Meeting, each individual with at least six months of Board service who is to continue to serve as a non-employee director after the meeting will receive an additional option grant to purchase 2,500 shares of Class A Common Stock, whether or not such individual has been in the prior employ of the Company.

    Each automatic grant has or will have a term of ten years, subject to earlier termination following the optionee's cessation of Board service. The initial 10,000-share option grant will become exercisable in a series of four successive equal annual installments over the optionee's period of Board service. Each additional 2,500-share option grant will become exercisable upon the optionee's completion of one year of Board service measured from the grant date. However, each outstanding option will immediately vest upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a director.

    The Board may amend or modify the Plan at any time. The Plan will terminate in June 2007, unless sooner terminated by the Board.

    As of the date of this Prospectus, options exercisable for 162,000 shares had been granted under the Plan at an average exercise price of $10.00 per share.

LIMITATION OF DIRECTORS' LIABILITY; INDEMNIFICATION

    The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director for monetary damages for breach of their fiduciary duties as directors, except for liability
(i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law (the "DGCL") or (iv) for any transaction from which the director derived an improper personal benefit.

    The Company's Bylaws provide that the Company shall indemnify its directors and officers and may indemnify its employees and agents to the fullest extent permitted by law. Indemnification under the Company's Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Under certain circumstances, the scope of liability of directors and the indemnification of directors and officers may be subject to the requirements of California corporate laws. See "Description of Capital Stock--Potential Applicability of Certain Provisions of the California General Corporation Law"

    The Company has entered into agreements to provide indemnification for the Company's directors and certain officers in addition to the indemnification provided for in the Bylaws. These agreements, among other things, will indemnify the Company's directors and certain officers to the fullest extent permitted by Delaware law for certain expenses (including attorneys' fees), and all losses, claims, liabilities, judgments, fines and settlement amounts incurred by such persons arising out of or in connection with such persons' service as directors or officers of the Company or an affiliate of the Company. These agreements provide for the advancement of expenses incurred in defending a claim prior to resolution of the merits of the claim. These agreements also require the Company to maintain directors and officers liability insurance. The Employment Agreements described below impose similar indemnification obligations on the Company.

    There is no pending litigation or proceeding involving a director, officer, employee or agent of the Company, and the Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

RETIREMENT PLANS

    The Company has two 401(k) profit sharing plans. The first plan is for the benefit of the Company's employees who are covered by the United Farm Workers of America Collective Bargaining Agreement. All union employees of the Company are eligible to participate after having worked 500 hours within a one-year period. The Company contributes 15 cents for each hour worked by eligible employees. The second plan covers SVI's non-union employees. All non-union employees of the Company are eligible to participate in the plan after one year of employment. Employees may contribute between 1% and 15% of their annual compensation. The Company matches 50 cents for every dollar of an employee's contributions up to 6% of the employee's annual salary.

    The Company has an individual retirement agreement with Ernest M. Brown, Vice President and Secretary of the Company, age 70. This agreement provides for the Company to pay to Mr. Brown $100,000 per annum at the time of his retirement or disability for the rest of his life. Mr. Brown has not set a date for his retirement and this retirement agreement is unfunded; therefore, it is not possible to determine the absolute dollar amount for which the Company is liable in the future. The Company has, however, reserved $662,000 for this contingency as of December 31, 1997.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
  ARRANGEMENTS

    The Company has entered into an employment agreement (collectively, the "Employment Agreements") with each of Alfred G. Scheid, Scott D. Scheid, Heidi
M. Scheid and Kurt J. Gollnick (collectively, the "Employees") providing for a minimum employment of three years beginning on July 19, 1997, except for Alfred
G. Scheid, whose Employment Agreement has a one-year term. Under their respective Employment Agreements, Alfred G. Scheid currently is entitled to an annual base salary of $400,000, Scott D. Scheid currently is entitled to an annual base salary of $130,000 and each of Heidi M. Scheid and Kurt J. Gollnick is entitled to an annual base salary of $120,000. The base salary under each Employment Agreement is subject to upward adjustment, and each Employee is eligible for bonus compensation pursuant to bonus arrangements, as determined by the Board of Directors upon the recommendation of the Compensation Committee. The Company may terminate each Employee's employment at any time with or without cause, and no severance payment obligations are provided.

    A Buy-Sell Agreement among the Company and the holders of Class B Common Stock provides, among other things, that the shares of Class B Common Stock held by Mr. Gollnick (currently 300,093) are purchasable at the option first of the Company, next of Alfred G. Scheid if the Company does not exercise such option, and thereafter of Scott D. Scheid and Heidi M. Scheid if the Company and Alfred
G. Scheid do not exercise such options, if Mr. Gollnick's employment with the Company terminates for any reason. See "Principal and Selling Stockholders--Agreement Among Class B Stockholders." If such termination is a voluntary termination by Mr. Gollnick that occurs prior to July 29, 2004, or is for "cause" (as defined) regardless of when such termination for "cause" occurs, the per share purchase price for Mr. Gollnick's shares of Class B Common Stock will be equal to the price per share he paid for such shares, and if such termination occurs for any other reason or under any other circumstances, or upon the death of Mr. Gollnick, the per share purchase price will be the weighted average trading price of the Class A Common Stock for the immediately preceding 20 trading days on which such Class A Common Stock actually was traded.

    The outstanding stock options exercisable for shares of Class A Common Stock of the Company that have been granted under the Plan, including those granted to the directors and Named Executive Officers, provide for accelerated vesting in connection with certain corporate transactions involving certain changes in control of the Company unless the options are assumed, or replaced with comparable options or a cash incentive program, by the successor corporation. In addition, the stock options that have been granted to the Named Executive Officers provide for immediate acceleration of these options upon an "involuntary termination" of employment occurring within 18 months of a "change in control." In the event of such an acceleration, the options will remain exercisable until the earlier of the expiration date specified in the option grant and one year after the date of involuntary termination. For purposes of these provisions: an "involuntary termination" means, generally, termination by the Company other than for "misconduct" (as defined) or termination by the employee following an involuntary material change in position and responsibility, an involuntary reduction in compensation by more than 15% or an involuntary relocation by more than 50 miles; and a "change in control" means, generally, the acquisition of securities representing a majority of the voting power of the Company other than by the Company and its affiliates, a change in a majority of the Board of Directors over a period of 36 months or less involving new directors that have not been elected or nominated by the other directors or a change in ownership of securities representing more than a majority of the voting power of certain subsidiaries of the Company.

                              CERTAIN TRANSACTIONS

FORMATION OF SVI

    SVI was incorporated in Delaware in July 1997 to act as a holding company for Scheid Vineyards California Inc., a California corporation ("SVI-Cal"), the Company's operating subsidiary, and to participate in the Exchange Transaction described below. See "--Exchange of Shares, Partnership Units and Limited Liability Company Interests for Class B Common Stock."

EXCHANGE OF SHARES, PARTNERSHIP UNITS AND LIMITED LIABILITY COMPANY INTERESTS
  FOR CLASS B COMMON STOCK

    Prior to the Company's initial public offering, SVI-Cal was the general partner of (i) Vineyard Investors 1972 ("VI-1972"), a California limited partnership having as its limited partners SVI-Cal, Big Vines Limited Liability Company ("Big Vines"), a California limited liability company having Scott D. Scheid (the son of Alfred G. Scheid and an executive officer and a director of the Company) and Heidi M. Scheid (the daughter of Alfred G. Scheid and an executive officer and a director of the Company) as its members, Emanty Limited Liability Company, a California limited liability company having Alfred G. Scheid (an executive officer and a director of the Company), Tyler P. Scheid (the son of Alfred G. Scheid) and Emily K. Liberty (the daughter of Alfred G. Scheid) as its members, and Kurt J. Gollnick (an executive officer of the Company); and (ii) Vineyard 405 ("V-405"), a California limited partnership having as its limited partners SVI-Cal and VI-1972. Prior to the initial public offering, SVI-Cal also was a member of Quadra Partners LLC ("Quadra Partners"), a California limited liability company having Alfred G. Scheid, Scott D. Scheid, Heidi M. Scheid and Kurt J. Gollnick as additional members. During their respective existences, VI-1972, V-405 and Quadra Partners were the owners or ground lessees of various vineyard properties currently owned or leased by the Company.

    In connection with the initial public offering, the capital stock of SVI-Cal held by its sole stockholder, the membership interests held by all members of each of Quadra Partners and Big Vines and the limited partnership units held by all limited partners (other than SVI-Cal) in VI-1972 were contributed to the Company in exchange for (i) 4,400,000 shares of Class B Common Stock of the Company (the "Exchange Transaction"), representing 100% of the issued and outstanding common stock of the Company prior to the initial public offering, and (ii) a commitment by SVI-Cal to make the distributions described below. See "--Termination of SVI-Cal's S Corporation Status." The Company, as part of the Exchange Transaction, simultaneously contributed such limited partnership units in VI-1972 and such membership interests in each of Quadra Partners and Big Vines to SVI-Cal and, as a result, each of Quadra Partners, Big Vines, VI-1972 and V-405 was terminated and dissolved and the assets and liabilities of each became assets and liabilities of SVI-Cal. The following table sets forth the number and percentage of shares of Class B Common Stock of SVI that were issued to the sole stockholder of SVI-Cal and the members of and limited partners in Quadra Partners, Big Vines and VI-1972 as a result of the Exchange Transaction:

                                                                                       PERCENTAGE OF CLASS B
                                                                   NUMBER OF SHARES        COMMON STOCK
                                                                   OF CLASS B COMMON   OUTSTANDING FOLLOWING
NAME OF MEMBER OR PARTNER                                           STOCK RECEIVED     EXCHANGE TRANSACTION
-----------------------------------------------------------------  -----------------  -----------------------
Emanty Limited Liability Company (1).............................         573,870                 13.0%
Alfred G. Scheid (2).............................................       2,955,851                 67.2%
Scott D. Scheid..................................................         290,093                  6.6%
Heidi M. Scheid..................................................         290,093                  6.6%
Kurt J. Gollnick.................................................         290,093                  6.6%
                                                                   -----------------               ---
    Total........................................................       4,400,000                  100%
                                                                   -----------------               ---
                                                                   -----------------               ---

------------------------------
(1) Emanty Limited Liability Company has been dissolved by agreement of its members, and its shares of Class B Common Stock have been distributed to its members (Alfred G. Scheid and two of his children not employed by the Company) pro rata in accordance with their respective membership interests.
(2) All of these shares were issued to Mr. Scheid as Trustee of the Alfred G. Scheid Revocable Trust dated October 8, 1992.

TERMINATION OF SVI-CAL'S S CORPORATION STATUS

    SVI-Cal was a Subchapter S Corporation for federal and California state income tax purposes from 1989 until July 1997. As a result, the net income of SVI-Cal for federal and certain state income tax purposes for such periods was reported by, and taxed directly to, SVI-Cal's sole stockholder, Alfred G. Scheid, whether or not such earnings were distributed. Prior to the Company's initial public offering, SVI-Cal's cumulative S Corporation earnings were determined and a distribution of $3,102,000 was made to Mr. Scheid. In addition, a distribution of $480,000 was made to the limited partners of Vineyard Investors 1972 (as of immediately prior to the Exchange Transaction) to pay income taxes on income from the partnership. The Exchange Transaction resulted in the termination of SVI-Cal's S Corporation status. See "--Exchange of Shares, Partnership Units and Limited Liability Company Interests for Class B Common Stock."

CORPORATE HEADQUARTERS LEASE

    Pursuant to a five-year lease (the "Lease"), the Company leases the third floor of a three-story office building in Marina del Rey, a suburb of Los Angeles, from Tesh Partners, L.P., a limited partnership comprised of members of the Scheid family. The Company occupies 5,685 square feet and the rest of the building (approximately 5,300 square feet) is leased to unrelated parties. The general partner of Tesh Partners, L.P. is SVI-Cal and the limited partners are Alfred G. Scheid's four children, two of whom are Scott D. Scheid and Heidi M. Scheid, each an executive officer and a director of the Company. The Lease runs until 1999 and the rent is $98,616 annually, plus an additional annual amount of $3,660 for parking. The Company believes that the terms of the Lease are at least as favorable to the Company as if the Lease were entered into with an unaffiliated third party.

WORKING CAPITAL LOAN

    In March 1997, SVI-Cal paid $1.0 million to Alfred G. Scheid, then its sole stockholder, as repayment of a working capital loan made by him to SVI-Cal. This loan bore interest at one-quarter percentage point above the reference rate of a commercial bank.

GOLLNICK NOTE

    On December 30, 1994, Kurt J. Gollnick, an executive officer of the Company, purchased 555 limited partnership units of VI-1972 from SVI in exchange for the delivery by Mr. Gollnick to the Company of a Promissory Note (the "Gollnick Note") in the original principal amount of $98,790. The Gollnick Note bore interest at the rate of 8.23% per annum, and was payable interest only on the 30th day of December of each year until December 30, 2004, at which time the entire principal balance and all accrued, unpaid interest was payable in full. The Gollnick Note was repaid in full in December 1997.

CONSULTING AGREEMENTS

    The Company periodically consults with John L. Crary and Robert P. Hartzell, both directors of the Company, on various matters relating to its business activities. The Company pays Messrs. Crary and Hartzell on an hourly basis, at varying rates depending on the nature of service being provided. Consulting fees and reimbursable consulting-related expenses paid to Mr. Crary by the Company during 1997 aggregated $124,864.

FUTURE TRANSACTIONS

    The Company does not have any current intentions to enter into any future transactions with related parties with respect to the acquisition or development of additional vineyard or other properties. The Company has adopted a policy requiring future transactions with affiliates to be on terms no less favorable to the Company than could be obtained from unaffiliated parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following tables set forth certain information as of the date of this Prospectus with respect to persons known by the Company to be beneficial owners of more than five percent of the Company's Class A Common Stock and Class B Common Stock, respectively, as well as beneficial ownership of such classes of Common Stock by the executive officers and directors of the Company, and all executive officers and directors as a group. These tables also set forth the number of shares of Class A Common Stock to be sold by Alfred G. Scheid in this offering and the beneficial ownership of the Class A Common Stock and Class B Common Stock after giving effect to this offering and the resulting conversion of the shares sold in the offering from Class B Common Stock to Class A Common Stock. The persons named in the table have sole voting and investment power with respect to all shares beneficially owned, unless otherwise indicated.

CLASS A COMMON STOCK

                                                     CLASS A COMMON STOCK                     CLASS A COMMON STOCK
                                                      BENEFICIALLY OWNED                    TO BE BENEFICIALLY OWNED
                                                    PRIOR TO OFFERING (1)                      AFTER OFFERING (1)
                                                  --------------------------               --------------------------
                                                   NUMBER OF                   SHARES TO    NUMBER OF
NAME AND ADDRESS OF BENEFICIAL OWNER (2)            SHARES      PERCENTAGE      BE SOLD      SHARES      PERCENTAGE
------------------------------------------------  -----------  -------------  -----------  -----------  -------------
Alfred G. Scheid (3)(4)(5)......................    2,709,589         53.8      1,000,000    1,709,589         34.0
Scott D. Scheid (3)(5)(6).......................      327,093         12.3                     327,093          9.0
Heidi M. Scheid (3)(5)(7).......................      337,093         12.7                     337,093          9.2
Kurt J. Gollnick (3)(5)(8)......................      300,093         11.4                     300,093          8.3
Ernest M. Brown (5).............................        5,000        *                           5,000        *
John L. Crary...................................            0          0.0                           0          0.0
Robert P. Hartzell..............................            0          0.0                           0          0.0
Emily K. Liberty (3)(5)(9)......................      299,066         11.4                     299,066          8.3
Tyler P. Scheid (3)(5)..........................      299,066         11.4                     299,066          8.3
John Hancock Advisors, Inc. (10)................      388,600         16.9                     388,600         11.7
Wellington Management Company, LLP (11).........      290,000         12.6                     290,000          8.7
Delaware Management Company, Inc. (12)..........      169,900          7.4                     169,900          5.1
Putnam Investment Management, Inc. (13).........      141,500          6.2                     141,500          4.3
Fidelity Management & Research Company (14).....      125,000          5.4                     125,000          3.8
All executive officers and directors as a group
  (7 PERSONS)...................................    3,666,868         61.2                   2,666,868         44.5

------------------------

*   Less than one percent.
    Footnotes appear after the following table.

CLASS B COMMON STOCK

                                                                   CLASS B COMMON STOCK        CLASS B COMMON STOCK
                                                                    BENEFICIALLY OWNED       TO BE BENEFICIALLY OWNED
                                                                  PRIOR TO OFFERING (1)         AFTER OFFERING (1)
                                                                --------------------------  --------------------------
                                                                 NUMBER OF                   NUMBER OF
NAME AND ADDRESS OF BENEFICIAL OWNER (2)                          SHARES      PERCENTAGE      SHARES      PERCENTAGE
--------------------------------------------------------------  -----------  -------------  -----------  -------------
Alfred G. Scheid (3)(4)(5)....................................    2,709,589         61.9      1,709,589         50.7
Scott D. Scheid (3)(5)(6).....................................      327,093          7.5        327,093          9.7
Heidi M. Scheid (3)(5)(7).....................................      337,093          7.7        337,093         10.0
Kurt J. Gollnick (3)(5)(8)....................................      300,093          6.9        300,093          8.9
Ernest M. Brown...............................................            0          0.0              0          0.0
John L. Crary.................................................            0          0.0              0          0.0
Robert P. Hartzell............................................            0          0.0              0          0.0
Emily K. Liberty (3)(5)(9)....................................      299,066          6.8        299,066          8.9
Tyler P. Scheid (3)(5)........................................      299,066          6.8        299,066          8.9
All executive officers and directors as a group (7 PERSONS)...    3,661,868         83.7      2,661,868         78.9

------------------------

 (1) Except in the cases of Mr. Brown and John Hancock Advisors, Inc., Wellington Management Company, LLP, Delaware Management Company, Inc., Putnam Investment Management, Inc. and Fidelity Management & Research Company (the "Institutional Holders"), all shares of Class A Common Stock reflected as beneficially owned by each person named in the first table above represent shares issuable upon conversion of the beneficial holder's shares of Class B Common Stock. Beneficial ownership and the percentages of the Class A Common Stock and Class B Common Stock outstanding have been determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

 (2) The address of each of the persons named in this table, other than the Institutional Holders, is c/o Scheid Vineyards Inc., 13470 Washington Boulevard, Marina del Rey, California 90292. The addresses of the Institutional Holders are set forth in notes 10 through 14 below. Scott D. Scheid, Heidi M. Scheid, Emily K. Liberty and Tyler P. Scheid are children of Alfred G. Scheid.

 (3) The shares sold will be converted from Class B Common Stock to Class A Common Stock at the time of sale on the basis of a one-to-one conversion ratio. The information in this table assumes that the Underwriters' overallotment option is not exercised. If the overallotment option is exercised in full, the following Selling Stockholders will sell the specified number of shares of Class A Common Stock: Scott D. Scheid (30,000 shares); Heidi M. Scheid (30,000 shares); Kurt J. Gollnick (30,000 shares); Emily K. Liberty (25,000 shares); Tyler P. Scheid (25,000 shares); and Shirley Gladden Scheid (the wife of Alfred G. Scheid), as sole trustee of a revocable trust (10,000 shares). All of the overallotment shares also will be converted from Class B Common Stock at the time of sale on the basis of a one-to-one conversion ratio. If the overallotment option is exercised in part, each of the Selling Stockholders (other than Alfred G. Scheid) will sell a pro rata portion of the aggregate number of shares for which the option is exercised.

 (4) Owned by Alfred G. Scheid as Trustee of the Alfred G. Scheid Revocable Trust dated October 8, 1992. Does not include 100,000 shares of Class B Common Stock owned by a revocable trust of which Mr. Scheid's wife is the sole trustee and over which Mr. Scheid does not have any voting power or investment power. Mr. Scheid disclaims beneficial ownership of the shares beneficially owned by his wife's trust.

 (5) Pursuant to agreements provided to the representatives of the underwriters for the Company's initial public offering in July 1997, each of these stockholders has agreed, subject to certain exceptions, not to sell or dispose of any shares of capital stock of the Company, either publicly or privately, without the prior written consent of Cruttenden Roth Incorporated until July 24, 1998, which consent has been obtained for this offering. In addition, pursuant to the underwriting agreement for this offering, Alfred G. Scheid has agreed, subject to certain exceptions, not to sell or dispose of any shares of capital stock of the Company, either publicly or privately, without the prior written consent of Cruttenden Roth Incorporated until 180 days after the date of this Prospectus.

 (6) Includes 315,093 shares of Class B Common Stock owned by Scott D. Scheid and 12,000 shares of Class B Common Stock owned by trusts for the benefit of the children of Heidi M. Scheid, of which Mr. Scheid is a co-trustee together with Heidi M. Scheid. Does not include 11,000 shares of Class B Common Stock owned by Mr. Scheid's wife and over which Mr. Scheid does not have any voting power or investment power. Mr. Scheid disclaims beneficial ownership of the shares beneficially owned by his wife.

 (7) Includes 325,093 shares of Class B Common Stock owned by Heidi M. Scheid and 12,000 shares of Class B Common Stock owned by trusts for the benefit of the children of Ms. Scheid, of which Ms. Scheid is a co-trustee together with Scott D. Scheid. Does not include 1,000 shares of Class B Common Stock owned by Ms. Scheid's husband and over which Ms. Scheid does not have any voting power or investment power. Ms. Scheid disclaims beneficial ownership of the shares beneficially owned by her husband.

 (8) Does not include 1,000 shares of Class B Common Stock owned by Mr. Gollnick's wife and over which Mr. Gollnick does not have any voting power or investment power. Mr. Gollnick disclaims beneficial ownership of the shares beneficially owned by his wife.

 (9) Does not include 1,000 shares of Class B Common Stock owned by Ms. Liberty's husband and over which Ms. Liberty does not have any voting power or investment power. Ms. Liberty disclaims beneficial ownership of the shares beneficially owned by her husband.

 (10) John Hancock Advisors, Inc. ("JHA") is an indirect wholly owned subsidiary of John Hancock Mutual Life Insurance Company. JHA is the investment adviser to various clients that beneficially own these 388,600 shares of Class A Common Stock, including John Hancock Emerging Growth Fund, which beneficially owns 316,200 of these shares. The address of JHA is 101 Huntington Avenue, Boston, Massachusetts 02199.

 (11) The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

 (12) Lincoln National Corp. is the ultimate parent of Delaware Management Company, Inc. ("DMC"). The address of DMC is 2005 Market Street, Philadelphia, Pennsylvania 19103.

 (13) Putnam Investment Management, Inc. ("PIM") is an indirect wholly owned subsidiary of Marsh & McLennan Companies, Inc. PIM is the investment adviser to the Putnam Capital Appreciation Fund, which beneficially owns these 141,500 shares of Class A Common Stock. The address of PIM is One Post Office Square, Boston, Massachusetts 02109.

 (14) Fidelity Capital Research & Management Company ("FCR&MC") is a wholly owned subsidiary of FMR Corp. FCR&MC is the investment adviser to the Fidelity Capital Appreciation Fund, which beneficially owns these 125,000 shares of Class A Common Stock. The address of FCR&MC is 82 Devonshire Street, Boston, Massachusetts 02109.

AGREEMENT AMONG CLASS B STOCKHOLDERS

    The holders of the outstanding shares of Class B Common Stock and the Company are parties to an Amended and Restated Buy-Sell Agreement (the "Buy-Sell Agreement"). Pursuant to the Buy-Sell Agreement, no holder of shares of Class B Common Stock other than Alfred G. Scheid may, with limited exceptions, transfer Class B Common Stock or convert Class B Common Stock into Class A Common Stock without first offering such stock, in a specified order, to the Company, Alfred
G. Scheid, Scott D. Scheid and Heidi M. Scheid. The Buy-Sell Agreement applies to a broad range of transfers and dispositions other than transfers to (i) the Company, (ii) certain other Class B stockholders, (iii) a current or former spouse or direct lineal descendant of any Class B stockholder including, without limitation, adopted persons (if adopted during minority) and persons born out of wedlock, and excluding foster children and stepchildren, (iv) a trust under which all of the beneficiaries are persons described in clauses (ii) or (iii) above, and (v) a corporation, partnership or limited liability company, all of the equity interests of which are owned by persons or entities described in clauses (i), (ii), (iii) and (iv) above or corporations, partnerships and limited liability companies described in this clause (v). The Buy-Sell Agreement also grants an option, exercisable in a specified order, to the Company, Alfred
G. Scheid, Scott D. Scheid and Heidi M. Scheid, to purchase the shares of Class B Common Stock held by certain Class B stockholders at specified prices upon (A) the death of such Class B Stockholder, (B) the entry or imposition of certain judgments, levies or attachments affecting the shares of Class B Common Stock held by such stockholder, (C) certain bankruptcy or insolvency events affecting such stockholder or (D) in the case of Kurt J. Gollnick, the termination of his employment with the Company.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 20,000,000 shares of Class A Common Stock, par value $0.001 per share, 10,000,000 shares of Class B Common Stock, par value $0.001 per share, and 2,000,000 shares of Preferred Stock, par value $0.001 per share. Immediately prior to this offering, there were 2,325,000 shares of Class A Common Stock outstanding, 4,375,000 shares of Class B Common Stock outstanding and no shares of Preferred Stock outstanding.

CLASS A COMMON STOCK AND CLASS B COMMON STOCK

    VOTING RIGHTS

    Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to five votes on all matters submitted to a vote of the stockholders. Except for matters where applicable law requires the approval of one or both classes of Common Stock voting as a separate class and except as described below, the Class A Common Stock and the Class B Common Stock vote together as a single class on all matters presented for a vote of the stockholders. However, the holders of the Class A Common Stock, voting as a separate class, are entitled to elect 25% of the authorized number of directors rounded up to the nearest whole number (currently two), and the holders of the Class B Common Stock, voting as a separate class, are entitled to elect the remaining directors (currently three). Immediately following this offering, the holders of Class B Common Stock will retain effective control, and will continue to direct the business, management and policies of the Company through holding approximately 84% of the combined voting power of the outstanding Class A and Class B Common Stock and the ability to elect three of the five members of the Board of Directors. Stockholders do not have cumulative voting rights with respect to election of directors. The Certificate of Incorporation provides that the election of directors by the respective classes of Common Stock shall be from separate slates of nominees.

    For matters requiring a separate class vote of the Class A or the Class B Common Stock, the holders of a majority of the shares of that class entitled to vote on such matter will constitute a quorum. For all other matters, holders of a majority of the total votes entitled to be voted on such matter will constitute a quorum.

    The record date for the Company's May 28, 1998 Annual Meeting of Stockholders was April 16, 1998. As a result, purchasers in this offering will not be permitted to vote their shares at this meeting.

    Directors may be removed with or without cause by the holders of the class of stock that elected them or, to the extent permitted by applicable law, with cause by the Board of Directors. A vacancy on the Board created by the removal or resignation of a director may be filled either by directors in office or, if the directors have not filled the vacancy, by stockholders upon application to the Court of Chancery. Any director so appointed also may be removed with or without cause by the holders of the class of stock entitled to elect such director.

    Because the Company's shareholders are permitted to act by written consent in lieu of a meeting, the holders of the Class B Common Stock may take actions required to be voted upon by stockholders without providing the holders of the Class A Common Stock with an opportunity to make proposals or raise other matters at a meeting.

    The Company may not alter the rights, preferences, privileges or restrictions of either the Class A Common Stock or the Class B Common Stock (i) without the approval by vote or written consent, in the manner provided by law, of holders of a majority of the total number of outstanding shares of such changed class, or (ii) in any way that would adversely affect such class or that would adversely affect the relative rights, preferences, privileges or restrictions of the other class in comparison with the altered class without the approval by vote or written consent, in the manner provided by law, of holders of a majority of the total number of shares of the adversely affected class outstanding, voting as a separate class. No increase in the authorized number of shares of either the Class A Common Stock or the Class B Common Stock may be effected without the approval, by vote or written consent, in the manner provided by law, of the holders of a majority of the total number of shares of each such class outstanding, voting as a separate class. In addition, except with respect to the issuance of shares of Class B Common Stock in connection with a stock split of such Class B Common Stock or for payment of dividends on such Class B Common Stock in Class B Common Stock, (i) no issuance of Class B Common Stock may be made prior to July 15, 2000 without the approval, by vote or written consent, in the manner provided by law, of a majority of the Class A Common Stock outstanding and of a majority of the Class B Common Stock outstanding, each voting separately as a class, and (ii) no issuance of Class B Common Stock may be made from and after July 15, 2000 without the approval, by vote or written consent, in the manner provided by law, of a majority of the Class A Common Stock outstanding and of the Class B Common Stock outstanding, each voting separately as a class, or the unanimous approval, by vote or written consent, in the manner provided by law, of all directors elected by the holders of Class A Common Stock, or appointed to replace directors who were elected by the holders of Class A Common Stock or their appointed successors, consisting of not less than two persons, who are not, directly or indirectly, beneficial owners of any Class B Common Stock and who have not been officers or employees of the Company or any of its subsidiaries within the three-year period immediately preceding such issuance.

    DIVIDENDS

    Each share of Class A Common Stock is entitled to receive dividends if, as and when declared by the Board of Directors of the Company out of any funds legally available therefor. Identical dividends, if any, must be paid or made simultaneously on the Class A Common Stock at any time that dividends are paid or made on the Class B Common Stock, except that dividends payable in shares of Class B Common Stock may be paid only on shares of Class B Common Stock and dividends payable in shares of Class A Common Stock may be paid only on shares of Class A Common Stock. Dividends other than dividends payable in Class A Common Stock may be declared and paid or made on the Class A Common Stock without an identical or equivalent dividend being declared and paid or made on the Class B Common Stock. If a dividend payable in Class A Common Stock is made on the Class A Common Stock, the Company must also make a pro rata and simultaneous dividend of Class B Common Stock on the Class B Common Stock. If a dividend payable in Class B Common Stock is made on the Class B Common Stock, the Company must also make a pro rata and simultaneous dividend of Class A Common Stock on the Class A Common Stock.

    CONVERTIBILITY

    Subject to the terms of the Buy-Sell Agreement, each share of Class B Common Stock is convertible at any time at the option of the holder into Class A Common Stock on a share-for-share basis. Shares of Class B Common Stock will be automatically converted into shares of Class A Common Stock on the happening of certain events described below. Transfers of shares of Class B Common Stock are also subject to the terms of the Buy-Sell Agreement. The Company has reserved 4,375,000 shares of its Class A Common Stock for issuance upon the exercise of a conversion right or automatic conversion, and all shares sold in this offering will be converted at the time of sale from shares of Class B Common Stock to shares of Class A Common Stock. See "Principal and Selling Stockholders." The Class A Common Stock is not convertible.

    Each share of Class B Common Stock shall automatically be converted into Class A Common Stock, on a share-for-share basis, in the event that the beneficial ownership of such share of Class B Common Stock is transferred (including, without limitation, by way of gift, settlement, will or intestacy) to any person or entity other than (i) the Company, (ii) any of Alfred G. Scheid, Scott D. Scheid, Heidi M. Scheid, Tyler P. Scheid, Emily K. Liberty or Kurt J. Gollnick (the "Permitted

Transferees"), (iii) a current or former spouse or direct lineal descendant of any of the Permitted Transferees including, without limitation, adopted persons (if adopted during minority) and persons born out of wedlock, and excluding foster children and stepchildren, (iv) a trust under which all of the beneficiaries are persons described in clauses (ii) or (iii) above, or (v) a corporation, partnership or limited liability company, all of the equity interests of which are owned by persons or entities described in clauses (i),
(ii), (iii) and (iv) above or corporations, partnerships and limited liability companies described in this clause (v).

    LIQUIDATION RIGHTS

    In the event of the liquidation, dissolution or winding up of the Company, after satisfaction of amounts payable to creditors and distribution to the holders of outstanding Preferred Stock, if any, of amounts to which they may be preferentially entitled, holders of the Class A Common Stock and Class B Common Stock are entitled to share ratably, on a per share basis, in the assets available for distribution to the stockholders.

    OTHER PROVISIONS

    There are no preemptive rights to subscribe to any additional securities which the Company may issue and there are no redemption provisions or sinking fund provisions applicable to the Class A Common Stock or the Class B Common Stock, nor is either class subject to calls or assessments by the Company. All outstanding shares are legally issued, fully paid and nonassessable.

PREFERRED STOCK

    The Board of Directors has the authority, subject to any limitations prescribed by law, without further action by the stockholders, to issue up to an aggregate of 2,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series. The shares noted above constitute "blank check" Preferred Stock, and, as of the date of this offering, the Board of Directors has not yet designated any series thereof or any rights, preferences, privileges or restrictions attaching thereto. The issuance of Preferred Stock could adversely affect the voting power of the holders of Class A Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any Preferred Stock.

OUTSTANDING WARRANTS; REGISTRATION RIGHTS

    The Company issued to the representatives of the underwriters for the Company's initial public offering warrants to purchase up to 200,000 shares of Class A Common Stock at an exercise price per share of $14.00. These warrants are exercisable for a period of four years commencing July 24, 1998. The holders of these warrants have the right, on one occasion while such warrants are exercisable, to require the Company at the Company's expense to register under the Securities Act the offer and sale of such warrants or the underlying shares of Class A Common Stock. In addition, the holders of these warrants may include them or the underlying Class A Common Stock in any registration (other than on Form S-4 or S-8) filed by the Company while such warrants are exercisable.

BYLAW PROVISIONS

    The Company's Bylaws provide that special meetings of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer, a majority of the Board of Directors or the holders of shares entitled to cast not less than 25% of the voting power of any class of stock entitled to vote at the meeting. The Bylaws also provide that any action which may be taken at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote if written consents approving the action are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to take such action at a meeting of stockholders. Accordingly, immediately following this offering, the holders of Class B Common Stock may take certain actions by written consent without formally convening a meeting of stockholders. `

CERTAIN PROVISIONS OF THE DELAWARE GENERAL CORPORATION LAW

    Generally, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a broad range of "business combinations" with an "interested stockholder" (defined generally as a person owning 15% or more of the corporation's outstanding voting stock) for three years following the date such person became an interested stockholder unless (i) before the person becomes an interested stockholder, the transaction resulting in such person becoming an interested stockholder or the business combination is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares owned by directors who are also officers of the corporation or shares held by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender offer or exchange offer) or (iii) on or after such date on which such person became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock excluding shares owned by the interested stockholders. The restrictions of Section 203 do not apply, among other reasons, if a corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by Section 203, provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or bylaws must be approved by the affirmative vote of a majority of the shares entitled to vote. Moreover, an amendment so adopted is not effective until twelve months after its adoption and does not apply to any business combination between the corporation and any person who became an interested stockholder of such corporation on or prior to such adoption. The Company's Certificate of Incorporation and Bylaws do not currently contain any provisions electing not to be governed by Section 203 of the DGCL.

    Section 203 of the DGCL may discourage persons from making a tender offer for or acquisitions of substantial amounts of the Class A Common Stock. This could have the effect of inhibiting changes in management and may also prevent temporary fluctuations in the Class A Common Stock that often result from takeover attempts.

    Section 228 of the DGCL allows any action which is required to be or may be taken at a special or annual meeting of the stockholders of a corporation to be taken without a meeting with the written consent of holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, provided that the certificate of incorporation of such corporation does not contain a provision to the contrary. The Company's Certificate of Incorporation contains no such provision, and therefore stockholders holding a majority of the voting power of the Common Stock (I.E., the Scheid family and its descendants and Kurt J. Gollnick) will be able to approve a broad range of corporate actions requiring stockholder approval without the necessity of holding a meeting of stockholders.

POTENTIAL APPLICABILITY OF CERTAIN PROVISIONS OF THE CALIFORNIA GENERAL
  CORPORATION LAW

    Under Section 2115 of the California General Corporation Law ("Section 2115"), certain foreign corporations having specified minimum contacts with California are made subject to certain provisions of the California General Corporation Law with respect to the internal governance of their affairs.
Section 2115 provides that in such instances California law is to apply to the exclusion of the laws of the state in which such a corporation is incorporated. Among other provisions, Section 2115 applies to a subject corporation the provisions of the California General Corporation law relating to: (i) annual election of directors; (ii) removal of directors and the filling of director vacancies in certain circumstances; (iii) directors' standard of care; (iv) indemnification of directors, officers and other agents; (v) cumulative voting rights; (vi) certain supermajority voting requirements; (vii) certain rights in connection with sales of assets, mergers and other reorganizations; and (viii) stockholder inspection rights. Many of the substantive requirements of Section 2115 are not subject to variation by the charter or bylaws of a subject corporation. Although the constitutionality of Section 2115 has been upheld by the California courts, the Board of Directors of the Company believes that significant legal issues regarding the constitutionality and enforceability of
Section 2115 remain.

    Section 2115 does not apply to a foreign corporation (i) with securities that are listed on the New York or American Stock Exchanges or (ii) with securities that are designated as qualified for trading as a national market security on the National Association of Securities Dealers, Inc. Automated Quotation System and with at least 800 record holders of its equity securities as of the record date of its most recent annual meeting. For this purpose, the beneficial owners of certain shares held by nominees may be counted as the record holders. A corporation not exempt under Section 2115 is subject to the requirements of Section 2115 if the average of its statutory property factor, statutory payroll factor and statutory sales factor is greater than 50% in respect of its latest full income year and if more than one-half of its outstanding voting securities are held of record by persons having addresses in California.

    Although the Company currently is not subject to the requirements of Section 2115, the Company will become subject to Section 2115 effective as of January 1, 1999. If the number of record holders of the Company's Common Stock increases to at least 800 as of the record date of any annual meeting of stockholders,
Section 2115 will not apply to the Company commencing on the first day of the following fiscal year.

    At the Company's Annual Meeting of Stockholders scheduled to be held on May 28, 1998, the Board of Directors is proposing to put to a vote of the stockholders certain amendments to the Company's Certificate of Incorporation and Bylaws so that the internal affairs of the Company, if governed by California law at any time, will be subject to legal requirements as comparable as possible to those of Delaware law with respect to the exculpation of directors from liability and the indemnification of directors, officers and other agents.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar of the Class A Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, the Company will have outstanding 3,325,000 shares of Class A Common Stock and 3,375,000 shares of Class B Common Stock. The Class B Common Stock is convertible on a share-for-share basis into Class A Common Stock and must be converted to effect any public sale of such stock. Of these outstanding shares, 3,300,000 shares of Class A Common Stock will be freely tradeable without restriction under the Securities Act, except for any shares held by an

"affiliate" of the Company (as that term is defined in the Securities Act), which will be subject to the resale limitations and saleable under Rule 144 adopted under the Securities Act.

    The 3,375,000 shares of Class B Common Stock owned by members of the Scheid family and Kurt J. Gollnick following this offering and the other 25,000 outstanding shares of Class A Common Stock are "restricted" securities within the meaning of Rule 144 and may not be resold in a public distribution (before or upon conversion into Class A Common Stock) except in compliance with the registration requirements of the Securities Act or pursuant to Rule 144.

    In general, under Rule 144 as currently in effect, an affiliate of the Company, or person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year but less than two years, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Class A Common Stock (approximately 2,000,000 shares immediately after the offering) or (ii) the average weekly trading volume during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons) other than an "affiliate" who has beneficially owned his or her shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above. As defined in Rule 144, an "affiliate" of an issuer is a person who directly, or indirectly through the use of one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer. Rule 144A under the Securities Act as currently in effect permits the immediate sale by current holders of restricted shares of all or a portion of their shares to certain qualified institutional buyers described in Rule 144A, subject to certain conditions.

    Alfred G. Scheid has agreed not to sell any shares of capital stock of the Company, either publicly or privately, without the prior consent of Cruttenden Roth Incorporated for a period ending 180 days after the date of this Prospectus. In addition, the other members of the Scheid family and the Company's other officers and their families who, together with Alfred G. Scheid, hold beneficially all of the outstanding shares of Class B Common Stock, have agreed that they will not sell any shares of capital stock of the Company, either publicly or privately, without the prior consent of Cruttenden Roth Incorporated until July 24, 1998.

    The Company has reserved an aggregate of 200,000 shares of Class A Common Stock for issuance pursuant to the Plan. The Company has filed a registration statement on Form S-8 under the Securities Act to register the shares to be issued pursuant to the Plan. As a result, shares of Class A Common Stock issued under the Plan will be freely tradeable in the public market, subject to the lock-up restrictions and subject in the case of sales by affiliates to the amount, manner of sale notice and public information requirements of Rule 144.

                                  UNDERWRITING

    The underwriters named below, for whom Cruttenden Roth Incorporated is acting as representative (the "Representative"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from Alfred G. Scheid the number of shares of Class A Common Stock set forth opposite their respective names below at the price to public less underwriting discounts and commissions set forth on the cover page of this Prospectus. The nature of the Underwriters' obligations is such that if any such shares are purchased, all must be purchased.


UNDERWRITER                                                                       PARTICIPATION
--------------------------------------------------------------------------------  ------------
Cruttenden Roth Incorporated....................................................      650,000
NationsBanc Montgomery Securities LLC...........................................      100,000
Advest, Inc. ...................................................................       50,000
Imperial Capital, LLC...........................................................       50,000
Josephthal & Co. Inc. ..........................................................       50,000
Sutro & Co. Incorporated........................................................       50,000
Wedbush Morgan Securities Inc. .................................................       50,000
                                                                                  ------------
Total...........................................................................    1,000,000
                                                                                  ------------
                                                                                  ------------



    The several Underwriters propose to offer the shares of Class A Common Stock in part directly to the public at the price to public set forth on the cover page of this Prospectus, and in part to certain dealers who are members of the National Association of Securities Dealers, Inc. (the "NASD"), or institutions that are located outside the U.S., are not registered under the Securities Exchange Act of 1934, and agree to make no sales within the U.S. or its territories and possessions or to persons who are nationals thereof or residents therein, at the price to public less a concession not exceeding $0.54 per share. The Underwriters may allow, and such dealers may reallow, a concession not exceeding $0.10 per share. After the shares of Class A Common Stock are released for sale to the public, the Representative may change the initial price to public and other selling terms. No change in such terms will change the amount of proceeds to be received by the Selling Stockholders as set forth on the cover page of this Prospectus.


    Certain stockholders (other than Alfred G. Scheid) have granted the Underwriters an option, exercisable for 45 days after the date of this Prospectus, to purchase up to 150,000 additional shares of Class A Common Stock at the price to public less the underwriting discount set forth on the cover page of this Prospectus. The Underwriters may exercise the option solely to cover overallotments, if any. To the extent that the Underwriters exercise the overallotment option, each Underwriter will be committed, subject to certain conditions, to purchase that number of additional shares which is proportionate to such Underwriter's initial commitment. The stockholders who have granted the overallotment option and the number of shares of Class A Common Stock owned by each that are subject to the overallotment option are as follows: Heidi M. Scheid, 30,000 shares; Scott D. Scheid, 30,000 shares; Kurt J. Gollnick, 30,000 shares; Emily K. Liberty, 25,000 shares; Tyler P. Scheid, 25,000 shares; and Shirley Gladden Scheid, 10,000 shares. Each of these six stockholders will share ratably in any partial exercise of the overallotment option.

    All of the shares to be sold in this offering are Class B Common Stock in the hands of the Selling Stockholders, but will automatically convert into Class A Common Stock on a share-for-share basis in connection with their sale in this offering.

    Each of the Selling Stockholders has also agreed to pay the Representative a non-accountable expense allowance equal to 1.0% of the gross proceeds of the shares sold by such person (including any overallotment shares). The Company will pay or reimburse to the Selling Stockholders half of the non-accountable expense allowance and other offering expenses (excluding underwriting discounts and commissions).

    Alfred G. Scheid has agreed, subject to certain limited exceptions, not to sell or offer to sell, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge, or otherwise dispose of any equity securities of the Company for a period ending 180 days after the date of this Prospectus, without the prior written consent of the Representative, other than shares sold in this offering. The Representative may, in its sole discretion at any time and from time to time without notice, release all or any portion of the securities subject to this lock-up agreement.

    The Company and the Selling Stockholders have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

    In connection with this offering, certain Underwriters and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Class A Common Stock. Such transactions may include stabilization transactions effected in accordance with the Securities Exchange Act of 1934 pursuant to which such persons may bid for or purchase Class A Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Class A Common Stock in connection with the offering than they are committed to purchase from the Selling Stockholders, and in such case may purchase Class A Common Stock in the open market following completion of the offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 150,000 shares, by exercising the Underwriters' overallotment option referred to above. In addition, the Representative, on behalf of the Underwriters, may impose "penalty bids" whereby it may reclaim from an Underwriter (or dealers participating in the offering), for the account of the other Underwriters, the selling concession with respect to Class A Common Stock that is distributed in the offering but subsequently purchased for the account of the Underwriters in stabilization or syndicate covering transactions or otherwise.

    In connection with this offering, certain Underwriters may engage in passive market making transactions in the Class A Common Stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934. Passive market making consists of displaying bids on the Nasdaq National Market limited by the bid prices of independent market makers and making purchases limited by such prices. Net purchases by a passive market maker are limited to a specific percentage of the average daily trading volume in the Class A Common Stock during a specified period and must be discontinued when such limit is reached.

    Any of the stabilization or passive market making activities described above may result in the maintenance of the price of the Class A Common stock at a level above that which might otherwise prevail in the open market, although no representation is made regarding the direction or magnitude of any effect that these transactions may have on the market price of the Class A Common Stock. None of the stabilization or passive market making activities described above is required, and if they are undertaken they may be discontinued at any time.

    The Representative was the managing underwriter of the Company's initial public offering in July 1997 and received customary compensation in connection with that transaction. The Representative may be engaged from time to time in the future to provide investment banking and other advisory services to the Company and its affiliates, including the Selling Stockholders.

                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the shares of Class A Common Stock offered hereby are being passed upon for the Company by Sanders, Barnet, Goldman, Simons & Mosk, A Professional Corporation, Los Angeles, California. Certain legal matters are being passed upon for the Underwriters by Gibson, Dunn & Crutcher LLP, Orange County, California.

                                    EXPERTS

    The Financial Statements as of and for the years ended December 31, 1996 and 1997 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act with respect to the Class A Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Class A Common Stock offered hereby, reference is made to the Registration Statement and to the Company's Financial Statements, including the related notes thereto, schedules and exhibits filed as a part thereof.


    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Agreement") and, in accordance therewith, files reports, proxy and information statements and other information with the Commission. The Registration Statement, including all schedules and exhibits thereto, and the reports, proxy and information statements and other information filed by the Company under the Exchange Act may be inspected without charge at the public reference facilities maintained by the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. and at the Commission's regional offices at 7 World Trade Center, 13th floor, New York, New York and 500 West Madison Street, Suite 1400, Chicago, Illinois. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material may also be accessed electronically by means of the Commission's web site on the Internet at http://www.sec.gov. The Company's Class A Common Stock is designated for trading as a National Market Security in the Nasdaq system. Material filed by the Company with the Commission may also be inspected at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C.


    Statements contained in this Prospectus concerning the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement with the Commission, each such statement being qualified in all respects by such reference.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Independent Auditors' Report...............................................................................         F-2

Balance Sheets.............................................................................................         F-3

Statements of Operations...................................................................................         F-4

Statements of Cash Flows...................................................................................         F-5

Statements of Equity.......................................................................................         F-6

Notes to Financial Statements..............................................................................         F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of

Scheid Vineyards Inc.:

    We have audited the accompanying balance sheets of Scheid Vineyards Inc. and subsidiary (the "Company") as of December 31, 1997 and 1996, and the related statements of operations, cash flows and equity for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly in all material respects, the financial position of Scheid Vineyards Inc. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Los Angeles, California
February 13, 1998

                      SCHEID VINEYARDS INC. AND SUBSIDIARY

                                 BALANCE SHEETS
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                      NOTES      1997       1996
                                                                                    ---------  ---------  ---------
                                                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.......................................................      2      $  14,483  $   4,024
  Accounts receivable, trade......................................................                   349        274
  Accounts receivable, other......................................................                   412          3
  Inventories.....................................................................      3          1,102        100
  Supplies, prepaid expenses and other current assets.............................                   813        819
                                                                                               ---------  ---------
      Total current assets........................................................                17,159      5,220
PROPERTY, PLANT AND EQUIPMENT, NET................................................     4,7        27,795     16,342
LONG-TERM RECEIVABLE..............................................................      5          4,679      2,233
OTHER ASSETS, NET.................................................................                   236        274
                                                                                               ---------  ---------
                                                                                               $  49,869  $  24,069
                                                                                               ---------  ---------
                                                                                               ---------  ---------
                                              LIABILITIES AND EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt...............................................      7      $     660  $     458
  Notes payable to affiliates.....................................................      8             --        807
  Note payable to stockholder.....................................................      9             --      1,000
  Accounts payable and accrued liabilities........................................                   519        497
  Accrued interest payable........................................................                   315        204
                                                                                               ---------  ---------
      Total current liabilities...................................................                 1,494      2,966
LONG-TERM DEBT, NET OF CURRENT PORTION............................................      7         17,851     11,458
DEFERRED COMPENSATION.............................................................     11            662        584
DEFERRED INCOME TAXES.............................................................     10            741         --
                                                                                               ---------  ---------
      Total liabilities...........................................................                20,748     15,008
                                                                                               ---------  ---------
COMMITMENTS AND CONTINGENCIES.....................................................     12
EQUITY:...........................................................................    13,14
  Preferred stock, $.001 par value; 2,000,000 shares authorized; no shares issued
    and outstanding...............................................................                    --         --
  Common stock,
    Class A, $.001 par value; 20,000,000 shares authorized; 2,300,000 and no shares issued and outstanding in 1997 and 1996, respectively
    Class B, $.001 par value; 10,000,000 shares authorized; 4,400,000 and 97,413
      shares issued and outstanding in 1997 and 1996, respectively................                     7          2
  Additional paid-in capital......................................................                21,797        124
  Retained earnings...............................................................                 7,317      5,621
  Partners' capital...............................................................                    --      3,314
                                                                                               ---------  ---------
                                                                                                  29,121      9,061
                                                                                               ---------  ---------
                                                                                               $  49,869  $  24,069
                                                                                               ---------  ---------
                                                                                               ---------  ---------

                See accompanying Notes to Financial Statements.

                      SCHEID VINEYARDS INC. AND SUBSIDIARY

                            STATEMENTS OF OPERATIONS
            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                           YEAR ENDED DECEMBER 31,
                                                                                         ----------------------------
                                                                                NOTES        1997           1996
                                                                              ---------  -------------  -------------
REVENUES:
  Sales.....................................................................             $      18,683  $      10,769
  Vineyard management, services and other fees..............................                     1,187            922
                                                                                         -------------  -------------
    Total revenues..........................................................                    19,870         11,691
COST OF SALES...............................................................                     6,222          4,544
                                                                                         -------------  -------------
GROSS PROFIT................................................................                    13,648          7,147
  General and administrative expenses.......................................                     4,215          2,604
  Interest expense (net of interest income of $283,000 in 1997 and $86,000
    in 1996)................................................................                       700            654
                                                                                         -------------  -------------
INCOME BEFORE PROVISION FOR INCOME TAXES....................................                     8,733          3,889
PROVISION FOR INCOME TAXES..................................................     10              3,887             44
                                                                                         -------------  -------------
INCOME BEFORE DEFERRED TAX ADJUSTMENT.......................................                     4,846          3,845
DEFERRED INCOME TAXES FROM REORGANIZATION TO C CORPORATION..................      2              1,390             --
                                                                                         -------------  -------------
NET INCOME..................................................................             $       3,456  $       3,845
                                                                                         -------------  -------------
                                                                                         -------------  -------------
BASIC AND DILUTED EARNINGS PER SHARE........................................      2      $        0.65  $        0.87
                                                                                         -------------  -------------
                                                                                         -------------  -------------
PRO FORMA AMOUNTS:                                                                2
INCOME BEFORE INCOME TAXES AS REPORTED......................................             $       8,733  $       3,889
PRO FORMA INCOME TAX PROVISION..............................................                     3,493          1,556
                                                                                         -------------  -------------
PRO FORMA NET INCOME........................................................             $       5,240  $       2,333
                                                                                         -------------  -------------
                                                                                         -------------  -------------
PRO FORMA BASIC AND DILUTED NET INCOME PER SHARE............................             $        0.98  $        0.53
                                                                                         -------------  -------------
                                                                                         -------------  -------------
WEIGHTED AVERAGE SHARES OUTSTANDING.........................................      2          5,344,000      4,400,000
                                                                                         -------------  -------------
                                                                                         -------------  -------------

                See accompanying Notes to Financial Statements.

                      SCHEID VINEYARDS INC. AND SUBSIDIARY

                            STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                                         YEARS ENDED DECEMBER 31,
                                                                                         ------------------------
                                                                                            1997         1996
                                                                                         -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...........................................................................  $     3,456  $     3,845
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation, amortization and abandonments........................................        1,711          909
    Deferred compensation..............................................................           78           71
    Deferred income taxes..............................................................         (649)          --
    Deferred taxes arising from reorganization.........................................        1,390           --
  Changes in operating assets and liabilities:
    Accounts receivable, trade.........................................................          (75)        (111)
    Accounts receivable, other.........................................................         (409)          62
    Inventories........................................................................         (956)         (46)
    Supplies, prepaid expenses and other current assets................................            6         (249)
    Accounts payable and accrued liabilities...........................................          133          (20)
                                                                                         -----------  -----------
      Net cash provided by operating activities........................................        4,685        4,461
                                                                                         -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Long-term receivable.................................................................       (2,446)      (2,233)
  Additions to property, plant and equipment...........................................      (12,994)      (3,742)
  Other assets.........................................................................           40           13
                                                                                         -----------  -----------
      Net cash used in investing activities............................................      (15,400)      (5,962)
                                                                                         -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in long-term debt...........................................................       22,589        7,267
  Repayment of long-term debt..........................................................      (15,994)      (4,833)
  Repayment of notes payable, affiliates...............................................         (807)          --
  Repayment of note payable, stockholder...............................................       (1,000)          --
  Proceeds from issuance of common stock...............................................       20,700           --
  Stock offering costs.................................................................         (732)          --
  Subchapter S distributions...........................................................       (3,102)        (125)
  Partnership distributions............................................................         (480)        (343)
                                                                                         -----------  -----------
      Net cash provided by financing activities........................................       21,174        1,966
                                                                                         -----------  -----------
    Increase in cash and cash equivalents..............................................       10,459          465
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR...........................................        4,024        3,559
                                                                                         -----------  -----------
CASH AND CASH EQUIVALENTS, END OF YEAR.................................................  $    14,483  $     4,024
                                                                                         -----------  -----------
                                                                                         -----------  -----------

                See accompanying Notes to Financial Statements.

                      SCHEID VINEYARDS INC. AND SUBSIDIARY

                              STATEMENTS OF EQUITY
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                COMMON STOCK
                                                    -------------------------------------                 RETAINED
                                                     NUMBER OF    NUMBER OF                ADDITIONAL   EARNINGS AND
                                                      CLASS A      CLASS B                   PAID-IN     PARTNERS'
                                                      SHARES       SHARES       AMOUNT       CAPITAL      CAPITAL
                                                    -----------  -----------  -----------  -----------  ------------
BALANCE, JANUARY 1, 1996..........................           --       97,413   $       2    $     124    $    5,558
  Subchapter S distribution.......................           --           --          --           --          (125)
  Partnership distributions.......................           --           --          --           --          (343)
  Net income......................................           --           --          --           --         3,845
                                                    -----------  -----------         ---   -----------  ------------
BALANCE, DECEMBER 31, 1996........................           --       97,413           2          124         8,935
  Recapitalization as Delaware corporation and
    contribution of partnership interests.........           --    4,302,587           3        1,707        (1,492)
  Subchapter S distribution.......................           --           --          --           --        (3,102)
  Partnership distributions.......................           --           --          --           --          (480)
  Issuance of common stock, net of costs..........    2,300,000           --           2       19,966            --
  Net income......................................           --           --          --           --         3,456
                                                    -----------  -----------         ---   -----------  ------------
BALANCE, DECEMBER 31, 1997........................    2,300,000    4,400,000   $       7    $  21,797    $    7,317
                                                    -----------  -----------         ---   -----------  ------------
                                                    -----------  -----------         ---   -----------  ------------

                See accompanying Notes to Financial Statements.

                      SCHEID VINEYARDS INC. AND SUBSIDIARY

                         NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

1. ORGANIZATION AND BASIS OF PRESENTATION

    ORGANIZATION--The principal business of the Company is the management and farming of approximately 5,280 acres of premium wine grape vineyards in Monterey and San Benito Counties, California.

    The Company has long-term grape purchase agreements with several wineries whereby the wineries agree to purchase substantially all of the Company's current grape production. These contracts generally expire no earlier than the completion of harvest in years ranging from 2001 to 2013 and are extended if neither party cancels two or three years before the expiration date. The largest set of these winery contracts with a single customer covers approximately 61% of the Company's acreage and accounted for approximately 81% and 84% of the Company's total revenues in 1997 and 1996, respectively.

    BASIS OF PRESENTATION--In connection with the Company's initial public stock offering as described below, the Company formed Scheid Vineyards Inc., a Delaware corporation ("SVI-Del"). SVI-Del conducts all of its business through its wholly-owned subsidiary, Scheid Vineyards California Inc., a California corporation ("SVI-Cal").

    On July 30, 1997, SVI-Del completed its initial public offering of 2,000,000 shares of Class A Common Stock, par value $.001 per share. On September 3, 1997, the underwriters of the Company's public offering exercised their over-allotment option to purchase 300,000 additional shares of Class A Common Stock. The increase in net worth due to the public offering totaled approximately $19,968,000, after deduction of offering-related expenses.

    The Company reported its operations through the date of the Exchange Transaction described below on a combined basis. Since the date of the Exchange Transaction, the Company reports its operations on a consolidated basis. All significant intercompany balances have been eliminated in the combination and consolidation.

    EXCHANGE OF PARTNERSHIP UNITS AND LIMITED LIABILITY COMPANY INTERESTS FOR CLASS B COMMON STOCK--Immediately prior to the date of the Company's initial public stock offering, SVI-Cal was the general partner of two California limited partnerships, Vineyard Investors 1972 ("VI-1972") and Vineyard 405 ("V-405") and a member of a California limited liability company, Quadra Partners LLC ("Quadra Partners"). SVI-Cal and VI-1972 were the only limited partners of V-405. In connection with the Company's public offering, SVI-Del was formed to act as a holding company for SVI-Cal. The capital stock of SVI-Cal held by its sole stockholder, the membership interests held by all members (other than SVI-Cal) of Quadra Partners, and the limited partnership units held by all limited partners (other than SVI-Cal) in VI-1972 were contributed to SVI-Del in exchange for (i) 4,400,000 shares of Class B Common Stock of SVI-Del (the "Exchange Transaction") and (ii) a commitment by SVI-Cal to make the distributions described below. SVI-Del, as part of the Exchange Transaction, simultaneously contributed such limited partnership units in VI-1972 and such membership interests in Quadra Partners to SVI-Cal. As a result, each of VI-1972, V-405 and Quadra Partners was terminated and dissolved, and SVI-Cal succeeded to their respective assets and liabilities.

    For periods prior to the Exchange Transaction, the term "Company" refers collectively to SVI-Cal, VI-1972, V-405 and Quadra Partners on a combined basis, and for periods following the Exchange Transaction, the term "Company" refers collectively to SVI-Del and SVI-Cal on a consolidated basis.

                      SCHEID VINEYARDS INC. AND SUBSIDIARY

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

1. ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)
    Prior to the Exchange Transaction, the financial statements were based upon the historical cost of assets and liabilities except that assets related to limited partnership interests purchased from unrelated partners were recorded at the cost of acquisition.

    DISTRIBUTIONS--Immediately prior to the offering, SVI-Cal's cumulative S Corporation earnings in the amount of $3,102,000 were distributed to its stockholder. In addition, a distribution of approximately $480,000 was made to the limited partners of VI-1972 (immediately prior to the Exchange Transaction) to pay income taxes on income from the partnership.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CASH AND CASH EQUIVALENTS--The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. At December 31, 1997 and 1996, substantially all cash balances were on deposit with the Company's major bank. Cash invested in short-term commercial paper with one large corporation totaled $12,000,000 at December 31, 1997.

    INVENTORIES--Inventories are stated at the lower of FIFO (first-in, first-out) cost or market. Cost includes the cost of grown grapes, harvesting, production, aging and bottling, and tasting room merchandise. Wine inventories are classified as current assets in accordance with recognized trade practice although certain inventories will be aged for periods longer than one year. Crop costs associated with farming vineyards prior to the harvest are deferred and recognized in the year the grapes are harvested. On a quarterly basis, the Company evaluates the cost of its inventories and reduces such inventories to market if required.

    PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment are stated at cost and are depreciated using straight-line and accelerated methods over the estimated useful lives of the assets. Vineyards generally have estimated depreciable lives of 25 to 30 years, buildings 30 years, and furniture and equipment 5 to 7 years. Development costs incurred during the development period of a vineyard including related interest are capitalized. Depreciation commences in the initial year the vineyard becomes commercially productive, generally in the fourth year.

    REVENUE RECOGNITION--The Company recognizes revenue from grape sales when the grapes are delivered to the winery. The Company does not have any allowance for returns because grapes are tested and accepted upon delivery. Vineyard management and other services are recognized as provided.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--The fair values of accounts receivable and accounts payable approximate book value because of their short duration. Long-term receivables and long-term debt approximate book value because such financial instruments have variable, market driven, interest rates.

    IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF--Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" requires that long-lived assets and certain identifiable intangibles to be held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This statement also requires that long-lived assets and certain identifiable intangibles to be

                      SCHEID VINEYARDS INC. AND SUBSIDIARY

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) disposed of be reported at the lower of carrying amount or fair value, less cost to sell. There have been no such impairments or write-downs to date.

    INCOME TAXES--Prior to the date of the Exchange Transaction, SVI-Cal elected to be treated as an S Corporation for federal income tax and California franchise tax purposes. Pursuant to this election, net income or loss of SVI-Cal was included in the income tax returns of the stockholder. Consequently, no federal income tax provision has been recorded in the accompanying financial statements through the date of the Exchange Transaction. However, under California state law, a franchise tax equal to 1 1/2% of taxable income is imposed upon S Corporations and is provided for in the accompanying financial statements through the date of the Exchange Transaction. VI-1972, V-405 and Quadra Partners were treated as partnerships for federal and state income tax purposes such that their income or loss was included in the taxable income of the partners.

    The Exchange Transaction resulted in the termination of SVI-Cal's S Corporation status. As a result, the Company currently pays income taxes at the corporate level. The pro forma income tax provision in the statements of operations is based upon an assumed 40% federal and state income tax rate.

    In connection with the conversion of SVI-Cal's S Corporation status to C Corporation status, the Company was required by SFAS No. 109, "Accounting for Income Taxes" to record deferred tax liabilities and deferred tax assets. Such change resulted in a net charge to earnings of $1,390,000 upon the conversion to C Corporation status. This one-time charge is a result of differences in the accounting and tax treatment of certain of the Company's assets and liabilities and is reflected through (i) an increase in deferred income tax liabilities, partially offset by (ii) an increase in the Company's deferred tax assets.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates.

    EARNINGS PER SHARE AND CLASSES OF COMMON STOCK--The weighted average shares outstanding in the statements of operations for the year ended December 31, 1996 and through the effective date of the Exchange Transaction are based upon the 4,400,000 shares of Class B Common Stock outstanding after giving pro forma effect to the Exchange Transaction. The weighted average shares outstanding since the date of the Exchange Transaction are based on the actual weighted average shares of Class A and Class B Common Stock outstanding since the date of the Exchange Transaction. The Company adopted the provisions of SFAS No. 128, "Earnings per Share" in 1997. The adoption had no effect on the presentation of prior period disclosures. The effect of outstanding stock options and warrants on the weighted average shares was immaterial for the periods presented.

                      SCHEID VINEYARDS INC. AND SUBSIDIARY

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

3. INVENTORIES

    Inventories consist of the following:

                                                                        1997          1996
                                                                    -------------  -----------
Bulk and bottled wine.............................................  $     612,000  $    56,000
Deferred crop costs...............................................        458,000       44,000
Tasting room merchandise..........................................         32,000           --
                                                                    -------------  -----------
    Total.........................................................  $   1,102,000  $   100,000
                                                                    -------------  -----------
                                                                    -------------  -----------

4. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consists of the following:

                                                                    1997            1996
                                                               --------------  --------------
Land and buildings...........................................  $    6,515,000  $    3,616,000
Vineyard improvements........................................      16,972,000      10,274,000
Vineyard improvements under development......................       8,396,000       6,111,000
Machinery and equipment......................................       3,598,000       2,696,000
                                                               --------------  --------------
    Total....................................................      35,481,000      22,697,000
Less accumulated depreciation and amortization...............       7,686,000       6,355,000
                                                               --------------  --------------
Property, plant and equipment--net...........................  $   27,795,000  $   16,342,000
                                                               --------------  --------------
                                                               --------------  --------------

5. LONG-TERM RECEIVABLE

    The Company has a contract to redevelop certain vineyards owned or controlled by a major client. The current contract calls for the expenditure of approximately $7,500,000 over a three-year period. The funds for this project are being borrowed, as an accommodation to the client, by the Company under a line of credit (see Note 7). The interest rate and payment terms of this receivable are the same as the related note payable. The note payable to the bank is secured by a letter of credit provided by the client and by the management contract. The contract calls for the payment of this receivable by the client's payment of the six annual principal installments under the line, beginning January 5, 2000. Under the contract, the client is responsible on an annual basis for determining the nature and amount of budgeted expenditures for the year. The client is obligated to advance the budgeted costs to the Company on a monthly basis, which are funded out of draws under the line of credit.

6. LINES OF CREDIT

    The Company had two Agricultural Credit Agreements with a bank which provided for maximum aggregate borrowings of $3,900,000 through July 5, 1997. No amounts were outstanding under these agreements at December 31, 1996.

    On June 4, 1997, the Company replaced the two crop line of credit agreements with a crop line of credit which provides for maximum borrowings of $10,500,000 through June 5, 1998. Borrowings are

                      SCHEID VINEYARDS INC. AND SUBSIDIARY

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

6. LINES OF CREDIT (CONTINUED)
secured by crops and other assets with interest due quarterly at the bank's reference rate. No amounts were outstanding under this agreement at December 31, 1997.

    The crop line prohibits the payment of dividends without the consent of the lender and contains various financial covenants, including minimum tangible net worth amounts, and current and debt to net worth ratios. The Company was in compliance with all financial provisions of the agreement.

7. LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                                        1997            1996
                                                                                   --------------  --------------
Revolving/Declining Line of Credit Agreement with a bank which provides for a maximum borrowing of $3,000,000 diminishing annually to a maximum allowable commitment of $1,071,000, which is due on July 5, 2005. The line of credit is secured by a leasehold interest in 707 vineyard acres. Interest is payable quarterly at the lower of a bank-quoted fixed rate or 3/4% over the bank's
  reference rate (8.79% at December 31, 1997)....................................  $    2,572,000  $      327,000

Revolving/Declining Line of Credit Agreement with a bank which provides for a maximum borrowing of $2,835,000 diminishing annually to a maximum allowable commitment of $1,775,000, which is due on July 5, 2007. The line of credit is secured by a leasehold interest in 405 vineyard acres. Interest is payable quarterly at the lower of a bank-quoted fixed rate or 1/4% over the bank's
  reference rate (8.59% at December 31, 1997)....................................       2,835,000              --

Revolving/Declining Line of Credit Agreement with a bank which provides for a maximum borrowing of $1,450,000 diminishing annually to a maximum allowable commitment of $586,000, which is due on July 5, 2007. The line of credit is secured by a leasehold interest in 352 vineyard acres. Interest is payable quarterly at the lower of a bank-quoted fixed rate or 1/4% over the bank's
  reference rate (8.59% at December 31, 1997)....................................       1,450,000              --

Note payable to bank, with interest at the lower of a bank-quoted fixed rate or the bank's reference rate plus 3/4% (8.79% at December 31, 1997), principal due in annual installments through July 5, 2005, secured by trust deed on 707
  vineyard acres.................................................................       1,350,000       1,425,000

Note payable to bank, with interest at the bank's reference rate plus 1/4%, principal due in annual installments through December 31, 1998, refinanced in
  June 1997......................................................................              --       1,434,000

                      SCHEID VINEYARDS INC. AND SUBSIDIARY

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

7. LONG-TERM DEBT (CONTINUED)

                                                                                        1997            1996
                                                                                   --------------  --------------
Note payable to bank, with interest at the lower of a bank-quoted fixed rate or the bank's reference rate plus 3/4% (8.79% at December 31, 1997), principal due in annual installments through October 5, 2004, secured by first deed of trust
  on 1,063 acres of real property................................................  $    5,050,000  $    5,200,000

Note secured by business residential real property, due November 1, 2014, variable interest payable monthly based on the Wall Street Journal Index with
  maximum ceiling of 18% (8.5% at December 31, 1997).............................         435,000         435,000

Various notes payable, with terms of interest at 3/4% to 1 1/4% over the bank's
  reference rate, secured by deeds of trust, leasehold interest or equipment.....         140,000         862,000

Note payable to bank represents borrowings on a $7,500,000 line of credit, which bears interest at the bank's reference rate (6.31% at December 31, 1997). The note is secured by a letter of credit provided by a major client, and is used for costs incurred for the development of certain vineyards owned by the client
  (see Note 5). Principal due in six annual installments beginning January 5,
  2000...........................................................................       4,679,000       2,233,000
                                                                                   --------------  --------------

    Total........................................................................      18,511,000      11,916,000

Less current maturities..........................................................         660,000         458,000
                                                                                   --------------  --------------

Long-term portion................................................................  $   17,851,000  $   11,458,000
                                                                                   --------------  --------------
                                                                                   --------------  --------------

    Principal payments required on long-term debt for each of the next five years ending December 31 are as follows:

1998..........................................................  $   660,000
1999..........................................................      660,000
2000..........................................................    1,182,000
2001..........................................................    1,270,000
2002..........................................................    1,410,000
Thereafter....................................................   13,329,000
                                                                -----------
Total.........................................................  $18,511,000
                                                                -----------
                                                                -----------

    Substantially all of the Company's property, plant and equipment serves as collateral for long-term debt.

                      SCHEID VINEYARDS INC. AND SUBSIDIARY

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

8. NOTES PAYABLE TO AFFILIATES

    The Company had notes payable to various affiliates in the amount of $807,000 at December 31, 1996, with interest at the rate of 5.75%. These notes were repaid in March 1997.

9. NOTE PAYABLE TO STOCKHOLDER

    The Company had a note payable at December 31, 1996 to its stockholder of $1,000,000 which bore interest at the bank's reference rate plus 1/4%. The note was repaid in April 1997.

10. INCOME TAXES

    Significant components of the Company's net deferred tax liability at December 31, 1997 are as follows.

Deferred income tax assets:
  Deferred compensation........................................  $   284,000
  State income taxes...........................................      403,000
  Miscellaneous reserves.......................................       86,000
                                                                 -----------
                                                                     773,000
Deferred income tax liabilities:
  Depreciation.................................................   (1,514,000)
                                                                 -----------
Net deferred income tax liability..............................  $  (741,000)
                                                                 -----------
                                                                 -----------

    The provision for income taxes is as follows:

                                                                      1997           1996
                                                                  -------------  -------------
Current:
  Federal.......................................................  $   3,600,000  $          --
  State.........................................................        936,000         44,000
                                                                  -------------  -------------
Total...........................................................      4,536,000         44,000
                                                                  -------------  -------------
Deferred:
  Federal.......................................................       (576,000)            --
  State.........................................................        (73,000)            --
                                                                  -------------  -------------
Total...........................................................       (649,000)            --
                                                                  -------------  -------------
Total provision for income taxes................................  $   3,887,000  $      44,000
                                                                  -------------  -------------
                                                                  -------------  -------------

                      SCHEID VINEYARDS INC. AND SUBSIDIARY

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

10. INCOME TAXES (CONTINUED)
    The Company's effective income tax rate differs from the federal statutory income tax rate due to the following:

                                                                                  1997       1996
                                                                                ---------  ---------
Federal statutory rate........................................................       34.0%      34.0%
Losses (income) allocated to Subchapter S Corporation shareholder.............        4.0      (34.0)
State taxes, net of federal benefit...........................................        6.5        1.1
                                                                                      ---  ---------
    Total.....................................................................       44.5%       1.1%
                                                                                      ---  ---------
                                                                                      ---  ---------

11. DEFERRED COMPENSATION

    The Company has a non-qualified deferred compensation arrangement with an employee. The arrangement provides for annual payments of $100,000 commencing upon the employee's retirement. The deferred compensation liability included in the accompanying balance sheets represents the net present value at 7% of the expected future payments. Compensation expense related to the arrangement was $78,000 and $71,000 for the years ended December 31, 1997 and 1996, respectively.

12. COMMITMENTS AND CONTINGENCIES

    LEASE OBLIGATIONS--The Company has various operating lease agreements for office space and farm land. The lease for office space is with a related partnership and runs until 1999. The rent is currently $102,000 annually. Farm land leases cover approximately 1,433 acres with unexpired terms ranging from 7 to 30 years.

    Certain leases provide for options to renew, contain adjustment clauses based upon the prevailing market rate or Consumer Price Index, and also provide for payments of taxes, insurance and maintenance costs. Aggregate minimum rental expense for each of the next five years ending December 31 is as follows:

1998..........................................................  $   517,000
1999..........................................................      517,000
2000..........................................................      414,000
2001..........................................................      414,000
2002..........................................................      414,000
Thereafter....................................................    3,896,000

    Rent charged to operations was $485,000 and $388,000 for the years ended December 31, 1997 and 1996, respectively.

    PENSION PLANS--The Company has two 401(k) Profit Sharing Plans. The first plan is for the benefit of the Company's employees who are covered by the United Farm Workers of America Collective Bargaining Agreement. All union employees of the Company are eligible to participate after having worked 500 hours within a one-year period. The Company contributes 15 cents for each hour worked by eligible employees, subject to the limitations imposed by the Internal Revenue Code. The

                      SCHEID VINEYARDS INC. AND SUBSIDIARY

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

12. COMMITMENTS AND CONTINGENCIES (CONTINUED)
Company's contribution to the union employees' plan amounted to $35,000 for each of the years ended December 31, 1997 and 1996.

    The second plan covers the Company's non-union employees. All non-union employees of the Company are eligible to participate in the plan after one year of employment. Employees may contribute between 1% and 15% of their annual compensation. The Company matches 50 cents for every dollar of employee contributions up to 6% of their annual salaries, subject to the limitations imposed by the Internal Revenue Code. The Company's contribution to this plan amounted to $22,000 and $27,000 for the years ended December 31, 1997 and 1996, respectively.

13. COMMON STOCK

    In connection with the stock offering (see Note 1), the Company sold 2,300,000 shares of Class A Common Stock. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to five votes on all matters submitted to a vote of the stockholders. The holders of the Class A Common Stock, voting as a separate class, elect 25% of the total Board of Directors, rounded up to the nearest whole number, of the Company and the holders of the Class B Common Stock, voting as a separate class, elect the remaining directors. Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder or automatically upon transfer to a person other than certain specified persons. Except for the differing voting rights, the shares of Class A and Class B common stock have substantially identical rights, preferences and privileges.

    In addition, the Company granted warrants to purchase 200,000 shares of common stock to the representative of the underwriters of the offering. The warrants are exercisable at $14.00 per share any time between July 24, 1998 and July 24, 2002.

14. STOCK OPTION PLAN

    In 1997, the Board of Directors of the Company adopted the 1997 Stock Option/Stock Issuance Plan authorizing the issuance of qualified or non-qualified stock options to directors, officers, employees, consultants and others to purchase up to 200,000 shares of the Company's Class A Common Stock at prices equal to the fair value of the Company's stock at the date of grant. In July and November 1997, options to purchase a total of 162,000 shares were granted at an exercise price of $10.00 per share. Such options vest one-quarter each year, beginning one year after the grant date or a specified vesting commencement date and expire ten years after the earlier of the grant date and the vesting

                      SCHEID VINEYARDS INC. AND SUBSIDIARY

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

14. STOCK OPTION PLAN (CONTINUED)
commencement date. No options have vested at December 31, 1997. The following summarizes stock option activity for the periods presented:

                                                                                                  WEIGHTED- AVERAGE
                                                                                       SHARES      EXERCISE PRICE
                                                                                     -----------  ----------------
Outstanding, January 1, 1997.......................................................           --             --
Granted............................................................................      162,000     $    10.00
                                                                                     -----------       --------
Outstanding, December 31, 1997.....................................................      162,000     $    10.00
                                                                                     -----------       --------
                                                                                     -----------       --------
Options exercisable at December 31, 1997...........................................         None
Weighted average fair value of options granted.....................................  $      3.69
Weighted average remaining contractual life........................................    9.6 years

    The Company accounts for its stock-based awards using the intrinsic value method in accordance with Accounting Principals Board Opinion No. 25, "Accounting for Stock Issued to Employees" and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements.

    SFAS No. 123, "Accounting for Stock-Based Compensation," requires the disclosure of pro forma net income and net income per share. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of options pricing models, even though such models were developed to estimate the fair value of freely-tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, 5 years following vesting; 29% stock price volatility; risk free rate of return of between 6.0% and 6.2%; and no dividends during the expected term. Forfeitures are recognized as they occur. If the computed fair values of the Company's stock option awards had been amortized to expense over the vesting period of the awards, pro forma net income for the year ended December 31, 1997 would have been reduced to the pro forma amounts indicated below. There were no grants prior to 1997.

Net income:
  As reported..................................................  $3,456,000
  Pro forma....................................................  $3,394,000
Net income per share:
  As reported..................................................  $     0.65
  Pro forma....................................................  $     0.64

                      SCHEID VINEYARDS INC. AND SUBSIDIARY

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

15. SUPPLEMENTAL CASH FLOW INFORMATION

    Supplemental disclosures to the statements of cash flows are as follows:

                                                                        1997          1996
                                                                    -------------  -----------
Interest paid (net amount capitalized)............................  $     872,000  $   654,000
Interest capitalized..............................................  $     294,000  $   430,000
Income taxes paid.................................................  $   4,550,000  $         0

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE CLASS A COMMON STOCK TO WHICH IT RELATES, OR AN OFFER IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME AFTER THE DATE HEREOF.

                           --------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Note Concerning Forward-Looking Statements................................    2
Prospectus Summary........................................................    3
Risk Factors..............................................................    7
The Company...............................................................   15
Price Range of Class A Common Stock.......................................   16
Dividend Policy...........................................................   16
Capitalization............................................................   17
Selected Financial Data...................................................   18
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   19
Business..................................................................   24
Management................................................................   37
Certain Transactions......................................................   45
Principal and Selling Stockholders........................................   47
Description of Capital Stock..............................................   50
Shares Eligible for Future Sale...........................................   54
Underwriting..............................................................   56
Legal Matters.............................................................   58
Experts...................................................................   58
Available Information.....................................................   58
Index to Financial Statements.............................................  F-1

                                1,000,000 SHARES

                                     [LOGO]

                              CLASS A COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

CRUTTENDEN ROTH
   I N C O R P O R A T E D


                                  MAY 8, 1998


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(i) for any breach of the director's fiduciary duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or
(iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate of Incorporation contains provisions permitted by Section 102(b)(7) of the DGCL.

    Reference is made to Section 145 of the DGCL which provides that a corporation may indemnify any person, including directors and officers, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify directors and/or officers in an action or suit by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.

    The Registrant's Certificate of Incorporation (Exhibit 3.1 to this Registration Statement) provides for indemnification of directors of the Registrant to the fullest extent permitted by the DGCL.

    Reference is made to Sections 317 and 2115 of the California General Corporation Law (the "CGCL"). Under Section 2115 of the CGCL, the Registrant from time to time may be subject to the requirements of Section 317 of the CGCL, instead of Sections 102(b)(7) and 145 of the DGCL with respect to exculpation from liability and indemnification of directors and officers of the Registrant.
Section 317 of the CGCL provides that a subject corporation shall have the power to indemnify any agent of the corporation (including its directors and officers) who was or is a party to any proceeding or threatened proceeding (other than an action by or in the right of the corporation) against expenses, judgments, fines, settlements and other amounts incurred if that person acted in good faith and in a manner reasonably believed to be in the best interests of the corporation, and in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. Section 317 of the CGCL further provides that a subject corporation shall have the power to indemnify any agent of the corporation who was or is a party to any proceeding or threatened proceeding by or in the right of the corporation against expenses incurred in connection with the defense or settlement of the proceeding if the person acted in good faith and in a manner the person believed to be in the best interests of the corporation and its shareholders. Under Section 317 of the CGCL, to the extent that an agent of a subject corporation is successful on the merits in the defense of an action, the corporation must indemnify such person for his or her actual and reasonable expenses incurred in connection with such defense. Under Section 317 of the CGCL, a subject corporation may advance expenses of an indemnifiable person in defending an action; provided that such advancement of expenses may be made only if the person provides an undertaking to reimburse the corporation if it is ultimately determined that the person is not entitled to be indemnified against such expenses.

    The Bylaws of the Company (Exhibit 3.2 to this Registration Statement) contain provisions requiring indemnification of directors and officers to the maximum extent permitted by Delaware law.

    The Registrant has entered into agreements to provide indemnification for its directors and certain officers in addition to the indemnification provided for in the Bylaws. These agreements, among other things, indemnify such parties to the fullest extent permitted by Delaware law for certain expenses (including attorneys' fees), and all losses, claims, liabilities, judgments, fines and settlement amounts incurred by such persons arising out of or in connection with such persons' service as directors or officers of the Registrant or an affiliate of the Registrant.

    The Registrant is required by agreements to provide liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Registrant.

    The above-described provisions relating to the indemnification of directors and officers are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1993, as amended (the "Securities Act").

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


    The following table sets forth the costs and expenses to be paid in connection with the sale of the Class A Common Stock being registered. All of the amounts shown are estimates except the SEC registration fee and the NASD filing fee. These costs and expenses will be borne one-half by the Company and one-half by the selling stockholders.



SEC registration fee.............................................  $   3,350
NASD filing fee..................................................      1,637
Nasdaq National Market listing fee...............................         --
Blue sky fees and expenses.......................................      5,000
Accounting fees and expenses.....................................     12,000
Legal fees and expenses of the Company...........................     45,000
Printing and engraving...........................................     65,000
Transfer agent and registrar fees and expenses...................      4,000
Miscellaneous....................................................      4,013
                                                                   ---------
    Total........................................................  $ 140,000
                                                                   ---------
                                                                   ---------


------------------------

*   To be filed by amendment.

    The Registrant maintains director and officer liability insurance insuring the Registrant's directors and executive officers against certain liabilities, including without limitation liabilities they may incur in the registration, offering or sale of the securities being registered hereby, the annual premium for which is approximately $53,000.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.


    (a) There have been no sales of unregistered securities by the Registrant during the past three years, except that simultaneously with the Registrant's initial public offering, the Registrant issued an aggregate of 4,400,000 shares of Class B Common Stock to the sole stockholder of Scheid Vineyards

California Inc., a California company and wholly-owned subsidiary of the Registrant, the limited partners of Vineyards Investors 1972, a California limited partnership, and the members of each of Quadra Partners LLC, a California limited liability company, other than the Registrant or Scheid Vineyards California Inc., and Big Vines Limited Liability Company, as applicable, in exchange for all of their partnership and membership interests, respectively. These shares were issued in reliance on Section 4(2) of the Securities Act.

    (b) There were no underwriters employed in connection with the transaction set forth in Section (a).

    (c) The issuances of the securities set forth in this Item 26 were deemed to have been exempt from registration under the Securities Act in reliance on
Section 4(2) of the Act as transactions by an issuer not involving any public offering. It was a condition in all such transactions that the recipients of securities represent their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

ITEM 27.  EXHIBITS.

 EXHIBIT
 NUMBER
---------
 1.1*      Form of Underwriting Agreement.
 2.1       Exchange and Contribution Agreement, dated as of July 29, 1997, among Registrant and certain affiliated entities and stockholders of Registrant (incorporated by reference to Exhibit number 2.1 to
             Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997).

 3.1       Certificate of Incorporation (incorporated by reference to Exhibit number 3.1 to Amendment No. 2 to
             Registrant's Registration Statement on Form SB-2 filed July 21, 1997).

 3.2       Bylaws (incorporated by reference to Exhibit number 3.2 to Amendment No. 2 to Registrant's Registration
             Statement on Form SB-2 filed July 21, 1997).

 4.1       Warrant Agreement, dated as of July 30, 1997, by and among the Company, Cruttenden Roth Incorporated,
             Laidlaw Equities, Inc. and Rodman & Renshaw, Inc. (incorporated by reference to Exhibit number 4.1 to
             Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997).

 4.2       Form of Certificate Evidencing Ownership of Class A Common Stock of Scheid Vineyards Inc. (incorporated by reference to Exhibit number 4.2 to Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998).

 4.3       Form of Certificate Evidencing Ownership of Class B Common Stock of Scheid Vineyards Inc. (incorporated by reference to Exhibit number 4.3 to Amendment No. 1 to Registrant's Registration Statement on Form
             SB-2 filed July 3, 1997).

 4.4       Form of Lock-Up Agreement between Cruttenden Roth Incorporated and the Scheid Vineyards Inc. Class B
             Common Stockholders (incorporated by reference to Exhibit number 10.2 to Amendment No. 2 to
             Registrant's Registration Statement on Form SB-2 filed July 21, 1997).

 5.1*      Opinion of Sanders, Barnet, Goldman, Simons & Mosk, A Professional Corporation as to the legality of the securities being registered.

10.1       Form of 1997 Stock Option/Stock Issuance Plan, as amended and restated through March 10, 1998
             (incorporated by reference to Exhibit number 10.1 to Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997).

10.2       Lease, dated as of January 1, 1997, by and among Sam Avila and Margaret J. Avila, as trustees under declaration of trust dated August 16, 1989, and Margaret J. Avila and Valarie Bassetti successor co-trustees of the testamentary trust of Joseph Laberere, and Sam Avila, and Margaret J. Avila, and
             Scheid Vineyards and Management Co. (incorporated by reference to Exhibit number 10.3 to Registrant's
             Registration Statement on Form SB-2 filed May 28, 1997).(1)

10.3       Lease, dated as of January 1, 1996, by and between Echenique Ranch and Scheid Vineyards and Management
             Co., as amended by a Letter Agreement dated March 27, 1996 (incorporated by reference to Exhibit number 10.4 to Registrant's Registration Statement on Form SB-2 filed May 28, 1997).(1)

10.4       Land Lease by and between William McHenry Bland and Monterey Farming Corporation and Addendum to Land
             Lease, dated September 26, 1973, by and between William McHenry Bland and Monterey Farming
             Corporation (incorporated by reference to Exhibit number 10.5 to Registrant's Registration Statement on Form SB-2 filed May 28, 1997).(1)

10.5       Lease, dated September 27, 1979, by and among Luis Echenique, Francis D. Echenique, Ricardo Echenique
             and Monterey Farming Corporation, as amended by (i) a Memorandum of Lease, dated September 27, 1979,
             (ii) an Amendment to Memorandum of Lease, dated September 4, 1987, (iii) a First Amendment to Lease, dated September 4, 1987, and (iv) a Second Amendment of Lease, dated September 4, 1987 (incorporated by reference to Exhibit number 10.6 to Registrant's Registration Statement on Form SB-2 filed May 28,
             1997).(1)

10.6+      Vineyard Management Agreement, dated as of January 1, 1997, by and among Scheid Vineyards and
             Management Co., Canandaigua West, Inc. and Canandaigua Wine Company, Inc. (incorporated by reference to Exhibit number 10.7 to Registrant's Registration Statement on Form SB-2 filed May 28, 1997).(1)

10.7+      Vineyard Management Agreement, dated as of January 1, 1996, by and among Scheid Vineyards and
             Management Co., Canandaigua West, Inc. and Canandaigua Wine Company, Inc. (incorporated by reference to Exhibit number 10.8 to Registrant's Registration Statement on Form SB-2 filed May 28, 1997).(1)

10.7a*     Amendment No. 1 to Vineyard Management Agreements, dated as of May 7, 1998, by and among Scheid
             Vineyards California Inc., Canandaigua Wine Company, Inc., Canandaigua Brands, Inc.

10.8+      Grenache Vineyard Management Agreement, dated as of April 1, 1995, by and between Scheid Vineyards and
             Management Co. and Joseph Phelps Vineyards (incorporated by reference to Exhibit number 10.9 to
             Registrant's Registration Statement on Form SB-2 filed May 28, 1997).(1)

10.9+      Vineyard Management Agreement, dated as of April 1, 1995, by and between Scheid Vineyards and
             Management Co. and Joseph Phelps Vineyards (incorporated by reference to Exhibit number 10.10 to
             Registrant's Registration Statement on Form SB-2 filed May 28, 1997).(1)

10.10+     Vineyard Management Agreement, dated as of February 1, 1992, by and between Scheid Vineyards and
             Management Co. and John Hill and Richard Hill as co-trustees of the Hill Living Trust (incorporated by reference to Exhibit number 10.11 to Registrant's Registration Statement on Form SB-2 filed May
             28, 1997).(1)

10.11a+    Vineyard Development and Management Agreement, dated as of December 1, 1995, by and between Heublein,
             Inc. and Scheid Vineyards and Management Co. (incorporated by reference to Exhibit number 10.12 to
             Registrant's Registration Statement on Form SB-2 filed May 28, 1997).(1)

10.11b     Amendment No. 1 to Vineyard Development and Management Agreement, dated as of March 28, 1997, by and between Heublein, Inc. and Scheid Vineyards and Management Co. (incorporated by reference to Exhibit number 10.11b to Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31,
             1997).(1)

10.11c*    Amendment No. 2 to Vineyard Development and Management Agreement, dated as of May 7, 1998, by and between Scheid Vineyards California Inc. and IDV North America, Inc.

10.12      Agricultural Credit Agreement (General Term Loan), dated October 6, 1994, between Vineyard Investors
             1972 and Sanwa Bank California (incorporated by reference to Exhibit number 10.15 to Registrant's
             Registration Statement on Form SB-2 filed May 28, 1997).(1)

10.13      Business Loan Agreement, dated as of March 28, 1997, between Scheid Vineyards and Management Co. and
             Bank of America National Trust and Savings Association (incorporated by reference to Exhibit number
             10.20 to Registrant's Registration Statement on Form SB-2 filed May 28, 1997).(1)

10.14+     Long Term Grape Purchase Contract, dated February 12, 1973, between Monterey Farming Corporation and
             Almaden Vineyards, Inc., as amended by (i) a Memorandum of Understanding, dated August 6, 1987, (ii)
             a Letter Agreement, dated May 14, 1990, and (iii) an Amendment to Long Term Grape Purchase Contract,
             dated as of March 12, 1993, between Scheid Vineyards and Management Co. and Heublein, Inc.
             (incorporated by reference to Exhibit number 10.21 to Registrant's Registration Statement on Form
             SB-2 filed May 28, 1997).(1)

10.15+     Long Term Grape Purchase Contract, dated December 21, 1972, between Vineyard Investors 1972 and Almaden
             Vineyards, Inc., as amended by (i) a Memorandum of Understanding, dated August 6, 1987, (ii) an
             Amendment to Long Term Grape Purchase Contract, dated April 19, 1988, between Vineyard Investors 1972 and Heublein, Inc., (iii) a Second Amendment to Long Term Grape Purchase Contract, dated June 2,
             1988, (iv) a Third Amendment to Long Term Grape Purchase Contract, dated as of March 12, 1993 and (v)
             a letter agreement, dated April 6, 1990 (incorporated by reference to Exhibit number 10.22 to
             Registrant's Registration Statement on Form SB-2 filed May 28, 1997).(1)

10.16+     Long Term Grape Purchase Contract, dated February 12, 1973, between Monterey Farming Corporation, as
             General Partner on behalf of Vineyard 405, and Almaden Vineyards, Inc., as amended by (i) a certain
             Memorandum of Understanding, dated August 6, 1987, and (ii) an Amendment to Long Term Grape Purchase
             Contract, dated as of March 12, 1993, between Vineyard 405 and Heublein, Inc. (incorporated by reference to Exhibit number 10.23 to Registrant's Registration Statement on Form SB-2 filed May 28,
             1997).(1)

10.17+     Long Term Wine Grape Purchase Agreement, dated as of March 12, 1993, by and between Scheid Vineyards and Management Co. and Heublein, Inc. (incorporated by reference to Exhibit number 10.24 to
             Registrant's Registration Statement on Form SB-2 filed May 28, 1997).(1)

10.18+     Grape Purchase Agreement, dated as of April 1, 1996, by and between Scheid Vineyards and Management Co.
             and The Hess Collection Winery (incorporated by reference to Exhibit number 10.25 to Registrant's
             Registration Statement on Form SB-2 filed May 28, 1997).(1)

10.19+     Grape Purchase Agreement, dated July 1, 1996, by and among Scheid Vineyards and Management Co., Stephen
             Dooley Wine Co., Inc. and The Chalone Wine Group, Ltd. (incorporated by reference to Exhibit number
             10.26 to Registrant's Registration Statement on Form SB-2 filed May 28, 1997).(1)

10.20      Alternating Winery Agreement, dated November 30, 1995, by and between Scheid Vineyards and Management
             Co. and Storrs Winery (incorporated by reference to Exhibit number 10.27 to Registrant's Registration
             Statement on Form SB-2 filed May 28, 1997).(1)

10.21      Winery Services Agreement, dated January 1, 1996, by and between Scheid Vineyards and Management Co.
             and Storrs Winery (incorporated by reference to Exhibit number 10.28 to Registrant's Registration
             Statement on Form SB-2 filed May 28, 1997).(1)

10.22      Standard Office Lease, dated July 1, 1994, by and between Scheid Vineyards and Management Co. and Tesh
             Partners, L.P. (incorporated by reference to Exhibit number 10.29 to Registrant's Registration
             Statement on Form SB-2 filed May 28, 1997).(1)

10.23      Collective Bargaining Agreement, dated January 1, 1996, by and between Scheid Vineyards and Management
             Co. and United Farm Workers of America, AFL-CIO (incorporated by reference to Exhibit number 10.30 to
             Registrant's Registration Statement on Form SB-2 filed May 28, 1997).(1)

10.23a*    Collective Bargaining Agreement, for the period April 9, 1998 to December 31, 2001, between Scheid
             Vineyards Inc. and The United Farm Workers of America, AFL-CIO.

10.24      Amended and Restated Buy-Sell Agreement, dated as of December 31, 1997, by and among Scheid Vineyards
             Inc. and holders of Class B Common Stock (incorporated by reference to Exhibit number 10.24 to
             Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997).

10.25      Promissory Note, dated December 30, 1994, by Kurt Gollnick for the benefit of Scheid Vineyards and
             Management Co. (incorporated by reference to Exhibit number 10.32 to Registrant's Registration
             Statement on Form SB-2 filed May 28, 1997).(1)

10.26      Individual Retirement Agreement, dated as of May 1, 1997, by and between Scheid Vineyards and
             Management Co. and Ernest M. Brown (incorporated by reference to Exhibit number 10.34 to Amendment
             No. 2 to Registrant's Registration Statement on Form SB-2 filed July 21, 1997).(1)

10.27      Joint Agreement, dated as of March 27, 1997, by and among Samuel R. Avila and Margaret J. Avila, individually and as trustees under declaration of trust dated August 16, 1989, and Margaret J. Avila and Valarie Bassetti, as successor co-trustees of the testamentary trust of Joseph Labarere,
             Metropolitan Life Insurance Company, Scheid Vineyards and Management Co., Canandaigua West, Inc. and
             Canandaigua Wine Company, Inc. (incorporated by reference to Exhibit number 10.35 to Registrant's
             Registration Statement on Form SB-2 filed May 28, 1997).(1)

10.27a*    Joint Agreement, dated as of November 7, 1997, by and among Samuel R. Avila (also known as Sam Avila)
             and Margaret J. Avila, individually and as trustees under declaration of trust dated August 16, 1989, and Margaret J. Avila and Valarie Bassetti (also known as Valerie Bassetti), as successor co-trustees of the testamentary trust of Joseph Labarere, deceased, Central Coast Federal Land Bank Association,
             FLCA, Scheid Vineyards and Management Co., Canandaigua Wine Company, a New York corporation, successor by merger to Canandaigua Wine Company, Inc., a Delaware corporation, and Canandaigua West,
             Inc.

10.28      Water Supply Agreement, dated as of January 1, 1997, by Scheid Vineyards and Management Co. and
             Canandaigua West, Inc. (incorporated by reference to Exhibit number 10.36 to Registrant's
             Registration Statement on Form SB-2 filed May 28, 1997).(1)

10.29      Agreement Regarding Water, dated as of January 1, 1996, by Luis Echenique, Ricardo Echenique and
             Margaret Echenique, Executrix of the Estate of Francis D. Echenique, in favor of each of Scheid
             Vineyards and Management Co. and Canandaigua West, Inc. (incorporated by reference to Exhibit number
             10.37 to Registrant's Registration Statement on Form SB-2 filed May 28, 1997).(1)

10.30      Easement Agreement, dated January 1, 1997, by Sam Avila and Margaret J. Avila, as trustees under declaration of trust dated August 16, 1989, and Margaret J. Avila and Valarie Bassetti successor co-trustees of the testamentary trust of Joseph Labarere and Sam Avila and Margaret J. Avila and
             Scheid Vineyards and Management Co., in favor of Canandaigua West, Inc. (incorporated by reference to
             Exhibit number 10.38 to Registrant's Registration Statement on Form SB-2 filed May 28, 1997).(1)

10.31      Agricultural Credit Agreement, dated June 4, 1997, between Scheid Vineyards Inc. and Sanwa Bank
             (incorporated by reference to Exhibit number 10.31 to Registrant's Annual Report on Form 10-KSB for
             the fiscal year ended December 31, 1997).(1)

10.32      Vineyard Lease Agreement, dated as of April 1, 1995, by and between Vineyard Investors 1972 and Joseph
             Phelps Vineyards (incorporated by reference to Exhibit number 10.41 to Registrant's Registration
             Statement on Form SB-2 filed May 28, 1997).(1)

10.33+     Grape Purchase Agreement, dated as of May 9, 1997, by and between Scheid Vineyards Inc. and The Hess
             Collection Winery (incorporated by reference to Exhibit number 10.42 to Registrant's Registration
             Statement on Form SB-2 filed May 28, 1997).(1)

10.34+     Grape Purchase Agreement, dated as of April 1, 1997, by and between Vineyard Investors 1972 and Stephen
             Dooley Wine Co., Inc. (incorporated by reference to Exhibit number 10.43 to Registrant's Registration
             Statement on Form SB-2 filed May 28, 1997).(1)

10.35      Employment Agreement, dated as of July 19, 1997, by and between Scheid Vineyards Inc. and Alfred G.
             Scheid (incorporated by reference to Exhibit number 10.44 to Amendment No. 2 to Registrant's
             Registration Statement on Form SB-2 filed July 21, 1997).

10.36      Employment Agreement, dated as of July 19, 1997, by and between Scheid Vineyards Inc. and Scott D.
             Scheid (incorporated by reference to Exhibit number 10.45 to Amendment No. 2 to Registrant's
             Registration Statement on Form SB-2 filed July 21, 1997).

10.37      Employment Agreement, dated as of July 19, 1997, by and between Scheid Vineyards Inc. and Heidi M.
             Scheid (incorporated by reference to Exhibit number 10.46 to Amendment No. 2 to Registrant's
             Registration Statement on Form SB-2 filed July 21, 1997).

10.38      Employment Agreement, dated as of July 19, 1997, by and between Scheid Vineyards Inc. and Kurt J.
             Gollnick (incorporated by reference to Exhibit number 10.47 to Amendment No. 2 to Registrant's
             Registration Statement on Form SB-2 filed July 21, 1997).

10.39      Form of Indemnification Agreement (incorporated by reference to Exhibit number 10.48 to Amendment No. 1 to Registrant's Registration Statement on Form SB-2 filed July 3, 1997).

21.1       List of Subsidiaries (incorporated by reference to Exhibit number 21.1 to Amendment No. 1 to
             Registrant's Registration Statement on Form SB-2 filed July 3, 1997).

23.1*      Independent Auditors' Consent.

23.2*      Consent of Sanders, Barnet, Goldman, Simons & Mosk, A Professional Corporation (included in Exhibit 5.1 hereto).

24.1       Power of Attorney (see signature page of this Registration Statement).(2)

99.1*      Supplemental Agreement of Scheid Vineyards Inc.


------------------------------


*   Filed electronically herewith.


+ Portions of this Exhibit have been deleted pursuant to the grant of the Registrant's prior request for confidential treatment pursuant to Rule 406 promulgated under the Securities Act.

(1) The contracting party is a predecessor in interest to Scheid Vineyards California Inc., the Registrant's wholly owned subsidiary.


(2) Previously filed with the Securities and Exchange Commission as an exhibit to the Registrant's Registration Statement on Form SB-2 as filed on April 27, 1998 and incorporated herein by reference.


    All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, are inapplicable or the required information has already been provided elsewhere in this Registration Statement.

ITEM 28.  UNDERTAKINGS.
    The undersigned registrant hereby undertakes:

    (1) For purposes of determining liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance on Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time the Commission declared it effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement for the securities offered in the registration statement, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Los Angeles, State of California, on May 7, 1998.


                                SCHEID VINEYARDS INC.

                                By:             /s/ ALFRED G. SCHEID
                                     -----------------------------------------
                                                  Alfred G. Scheid
                                              CHIEF EXECUTIVE OFFICER
                                           (PRINCIPAL EXECUTIVE OFFICER)


    In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board and
     /s/ ALFRED G. SCHEID         Chief Executive Officer
------------------------------    (Principal Executive          May 7, 1998
       Alfred G. Scheid           Officer)

                                Vice President Finance,
       HEIDI M. SCHEID*           Chief Financial Officer,
------------------------------    Treasurer and Director        May 7, 1998
       Heidi M. Scheid            (Principal Financial and
                                  Accounting Officer)

       SCOTT D. SCHEID*         Vice President, Chief
------------------------------    Operating Officer and         May 7, 1998
       Scott D. Scheid            Director

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

        JOHN L. CRARY*
------------------------------           Director               May 7, 1998
        John L. Crary

     ROBERT P. HARTZELL*
------------------------------           Director               May 7, 1998
      Robert P. Hartzell



*By:    /s/ ALFRED G. SCHEID
      -------------------------
          Alfred G. Scheid
          ATTORNEY-IN-FACT


                                      S-2